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Financial Statements and Notes for the Year Ended December 31, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FIRST CHESTER COUNTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST CHESTER COUNTY CORPORATION
9 North High Street
West Chester, Pennsylvania 19380
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD            , 2009

TO OUR SHAREHOLDERS:

        Notice is hereby given that a Special Meeting of the shareholders of First Chester County Corporation (the "Corporation") will be held on            at                  , for consideration of and action by the holders of the Corporation's common stock upon the following matters:

          1.     To amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, which would be issued solely in connection with the Corporation's participation in the Capital Purchase Program instituted by the U.S. Department of Treasury and to make a related technical correction;

          2.     Subject to the approval of the foregoing proposal, to amend the Corporation's Articles of Incorporation and By-Laws, to permit compliance with the terms of the Capital Purchase Program;

          3.     To amend the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares;

          4.     To adjourn, if necessary, the Special Meeting to a later date if, at the time of the Special Meeting, there are insufficient votes to approve any of the foregoing proposals and additional time is needed to permit further solicitation of proxies; and

          5.     To transact such other business as may properly come before the Special Meeting.

        The Board of Directors has fixed the close of business on                  as the record date for the determination of holders of stock of the Corporation entitled to notice of, and to vote at, the Special Meeting.

        The Board of Directors invites you to attend the Special Meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card to assure that your shares are represented at the Special Meeting. Returning your proxy card does not deprive you of your right to attend the Special Meeting and vote your shares in person.

        If you hold your shares in a brokerage account or if your shares are held by a custodian or other nominee: Please be sure to mark your voting choices on the voting instruction card that accompanies this Proxy Statement. If you fail to specify your voting instructions for the proposal to amend the Articles of Incorporation, your shares will not be voted and will have the same effect as a vote "against" this proposal. Returning your voting instruction card does not deprive you of your right to attend the Special Meeting and vote your shares in person; however, if you want to vote your shares in person, you must follow the procedures set forth on the voting instruction card.

By Order of the Board of Directors
John B. Waldron Secretary

West Chester, Pennsylvania
February     , 2009

VOTING SECURITIES OF THE CORPORATION	2
PROPOSAL 1—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION RELATED TO THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE	2
General	2
Capital Purchase Program	3
Description of the Program Preferred Shares	4
Restrictions on Executive Compensation and Corporate Governance Requirements	5
Pro Forma Financial Information	5
Forward-Looking Statements	5
Possible Effects to Holders of Common Stock	6
Amendments of Certain Executive Agreements; Waivers from Certain Senior Executive Officers	6
PROPOSAL 2—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS, SUBJECT TO THE APPROVAL OF PROPOSAL 1, TO PERMIT COMPLIANCE WITH THE TERMS OF THE CAPITAL PURCHASE PROGRAM	7
PROPOSAL 3—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES	8
PROPOSAL 4—ADJOURNMENT	8
OTHER INFORMATION	9
Share Ownership of Named Executive Officers, Directors and Certain Beneficial Owners	9
Shareholder Proposals	11
Financial and Other Information	11
APPENDIX "A" Proposed Preferred Stock Amendments to the Corporation's Articles of Incorporation	A-1
APPENDIX "B" CPP Terms	B-1
APPENDIX "C" Proposed CPP Program Amendments to the Corporation's Articles of Incorporation and By-Laws	C-1
APPENDIX "D" Proposed Uncertificated Share Amendments to the Corporation's Articles of Incorporation and By-Laws	D-1
OTHER FINANCIAL INFORMATION INDEX	F-1
Unaudited Pro Forma Combined Financial Information	F-2
Selected Quarterly Financial Data	F-11
Management's Discussion and Analysis of Financial Condition and Results of Operations	F-12
Quantitative and Qualitative Disclosures about Market Risk	F-60
Financial Statements and Notes for the Nine Months Ended September 30, 2008	F-63
Financial Statements and Notes for the Year Ended December 31, 2007	F-77
PROXY CARD

FIRST CHESTER COUNTY CORPORATION
9 North High Street
West Chester, Pennsylvania 19380

PROXY STATEMENT

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON                         , 2009: A COPY OF THE PROXY STATEMENT AND ANY ADDITIONAL SOLICITATION MATERIALS PERTAINING TO THE SOLICITATION OF PROXIES FOR THIS SPECIAL MEETING THAT MAY BE SENT OR PUBLISHED FROM TIME TO TIME ARE OR WILL BE AVAILABLE AT                         .

        This Proxy Statement is furnished and is being mailed with the accompanying proxy card on or about                        in connection with the solicitation of proxies by the Board of Directors of First Chester County Corporation (the "Corporation") to be voted at the Special Meeting of Shareholders, and at any adjournment thereof, for the purposes stated in the Notice of Special Meeting of Shareholders and discussed more fully in this Proxy Statement. The Special Meeting will be held on                        at                         .

        The primary purpose for this proxy solicitation is so that the Corporation may participate in the U.S. Department of Treasury's TARP Capital Purchase Program. If Proposals 1 and 2 are approved by the Corporation's shareholders, the Corporation intends to sell to the Treasury for $25 million, 25,000 shares of preferred stock, each with a $1,000 liquidation value, paying a 5% dividend for five years and 9% thereafter, and a warrant that the Treasury will exercise immediately for 1,250 shares of preferred stock, each with a $1,000 liquidation value, paying a dividend of 9%, and having an exercise price of $12.50. The Capital Purchase Program and these Proposals are described in more detail on pages 2 through 8 of this Proxy Statement. Proposal 3 is a proposal that is unrelated to participation in the Capital Purchase Program that would allow the Corporation to issue uncertificated shares and, therefore, to participate in the electronic security registration system that has recently been developed in the securities industry. Proposal 4 is a proposal that would allow the Special Meeting to be adjourned if additional time is needed to solicit proxies relating to the foregoing proposals.

        Any person giving a proxy has the power to revoke it at any time before its exercise by a later dated proxy, delivery of a written revocation to the Secretary of the Corporation, or, after delivery to the Secretary of a written revocation of any prior proxies, attendance at the Special Meeting and voting in person. In the absence of contrary instructions, properly executed proxies, received and unrevoked, will be voted by the persons named in the proxy: (1) "FOR" the proposal to amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, which would be issued solely in connection with the Corporation's participation in the Capital Purchase Program instituted by the U.S. Department of Treasury, and to make a related technical correction, (2) subject to the approval of the foregoing proposal, "FOR" the amendments to the Corporation's Articles of Incorporation and By-Laws to permit compliance with the terms of the Capital Purchase Program, (3) "FOR" the proposal to amend the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares, (4) "FOR" the proposal to adjourn, if necessary, the Special Meeting to a later date if, at the time of the Special Meeting, there are insufficient votes to approve any of the foregoing proposals and additional time is needed to permit further solicitation of proxies, and (5) in their discretion with respect to such other business as may properly come before the Special Meeting. The Corporation knows of no such other business as of the date of this Proxy Statement.

        The Corporation will bear the entire cost of soliciting proxies for the Special Meeting. In addition to the use of mails, proxies may be solicited by personal interview, telephone or other means of communication by the Corporation's directors, officers and employees. The Corporation may also, in its discretion, retain the services of an independent proxy solicitor.

VOTING SECURITIES OF THE CORPORATION

        Only shareholders of record at the close of business on                        (the "record date") are entitled to notice of, and to vote at, the Special Meeting. As of January 26, 2009, there were 6,240,405 shares of common stock outstanding and entitled to vote at the Special Meeting, each entitled to one vote per share. The holders of a majority of the outstanding shares of common stock of the Corporation, present either in person or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. If a broker holds shares of common stock in street name for the benefit of any of its customers, and returns a signed proxy for such shares, the shares represented by such proxy will be considered present at the Special Meeting and will be counted towards a quorum.

        Approval of the proposals to amend the Articles of Incorporation and By-Laws require the affirmative votes of the holders of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting. Abstentions will have the same effect on the outcome of such vote as a "no" vote. If a broker holds shares of common stock for the benefit of any of its customers returns a signed proxy but does not receive voting instructions from the beneficial owners of such shares (a "broker non-vote"), the shares will not be voted and will have the same effect on the outcome of such vote as a "no" vote.

        Approval of the proposal to adjourn the Special Meeting, if necessary, requires the vote of the holders of a majority of the shares having voting powers, present in person or by proxy. Abstentions will have the same effect on the outcome of such vote as a "no" vote. Broker non-votes will have no effect on the outcome of such vote.

        As of January 26, 2009, the Wealth Management Division of First National Bank of Chester County (the "Bank"), a wholly-owned subsidiary of the Corporation held 417,984 shares of common stock of the Corporation, representing 6.70% of the total outstanding shares of the Corporation's common stock. Of these shares, 39,272 shares (0.63%% of the total outstanding shares) are held in accounts where the Bank is sole trustee or executor and may not be voted by the Bank's Wealth Management Division on the proposal to amend the Corporation's Articles of Incorporation and By-Laws or to adjourn the Special Meeting. The remaining 378,712 shares of common stock (6.07% of the total outstanding shares) are held in accounts where the Bank is co-trustee, agent or custodian, and these shares may not be voted by the Bank without the authorization of the other co-trustee or principal.

PROPOSAL 1—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION RELATED TO THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE

General

        We are asking you to approve a proposal to amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, and a related technical correction. Such shares, if issued, would be issued in connection with the program instituted by the U.S. Department of Treasury to provide additional capital to U.S. financial institutions. This program is referred to as the Capital Purchase Program and is more fully described below. The primary amendment would authorize the Board of Directors to designate the rights, privileges and other attributes of the preferred stock as are necessary or advisable to enable the Corporation to participate in the Capital Purchase Program. A second amendment would make a technical correction to the Articles of Incorporation that is necessary if the Articles of Incorporation are amended to authorize Preferred Stock.

        The Board of Directors has unanimously approved the amendments to the Corporation's Articles of Incorporation and believes such action to be in the best interests of the Corporation and its shareholders. The complete text of the form of the amendments to the Corporation's Articles of Incorporation related to the authorization of preferred stock is set forth in Appendix "A" to this Proxy Statement (the "Preferred Stock Amendments").

        Currently, the Corporation's Articles of Incorporation authorize the issuance of 25,000,000 shares of common stock and do not authorize the issuance of any class of preferred stock. Assuming approval of the Preferred Stock Amendments, the total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$1.00	25,000,000
Preferred	$0.01	30,000
Total		25,030,000

Capital Purchase Program

        The United States government enacted the Emergency Economic Stabilization Act of 2008 (the "EESA") in order to provide liquidity and stability to the financial system in the United States. Pursuant to the EESA, on October 14, 2008, the United States Department of the Treasury (the "Treasury") announced a voluntary Capital Purchase Program (the "Program") to encourage United States financial institutions to raise additional capital to increase the flow of financing to United States businesses and consumers and to support the United States economy in general. Under this Program, the Treasury has announced that it will purchase up to $250 billion of senior preferred shares in qualifying U.S. financial institutions, as determined by the Treasury. The Treasury intends the Program to attract broad participation by healthy institutions, and already the Treasury has purchased preferred stock under this program from numerous large and small banks in the approximate aggregate amount of $195 billion.

        The Corporation is an eligible institution under the Program. The Program provides access to capital which may not otherwise be available to financial institutions in the current market. The Corporation expects to deploy such additional capital to enhance shareholder value by providing funds to facilitate loan growth or for other general corporate purposes, subject to any applicable restrictions imposed by the Treasury. Prior to such use, the funds would be used to reduce short term borrowings. Accordingly, the Corporation filed an application to participate in the Program, and has received preliminary approval from the Treasury to participate in the amount of $25 million (or approximately 2.3% of the Corporation's risk-weighted assets as of December 31, 2008), on the terms and conditions described in this Proxy Statement. The following summarizes the material provisions of the Program as it would apply to the Corporation and was prepared based on a summary of the Program published by the Treasury. The terms of the Program are subject to change by the Treasury and expressly subject to the detailed terms of the Program agreements to be prepared by the Treasury and executed by the Corporation to evidence the transaction. Further information regarding the Program (including the most up-to-date terms and conditions) is published from time to time on the Treasury's Internet website, available at http://www.treas.gov/initiatives/eesa/. While the Corporation has been preliminarily approved for participation in the Program and the Corporation presently expects to complete the transaction, there can be no assurance that the transaction will be completed if this proposal is approved by the Corporation's shareholders. The Treasury's preliminary approval is not binding upon the Treasury, and until the Corporation and Treasury actually execute and deliver the transaction documents, either party may reassess the decision to consummate the transaction.

 Description of the Program Preferred Shares

        The proposed Preferred Stock Amendments would authorize 30,000 shares of preferred stock, $0.01 par value per share, with only such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights (may be referred to herein collectively as "preferences"), if any, that are necessary or advisable to enable the Corporation to participate in the Program. The proposed Preferred Stock Amendments are set forth in Appendix "A". If approved, the proposed Preferred Stock Amendments would permit the Board of Directors of the Corporation to designate the preferences of two series of Preferred Stock as required for participation in the Program. One series (the "Program Preferred Shares") will have a liquidation value of $25 million. The second series (the "Warrant Preferred Shares") will be issued upon exercise of warrants that will be issued to Treasury upon issuance of the Program Preferred Shares. The Warrant Preferred Shares will have a liquidation value of $1.25 million. A summary of the terms and conditions applicable to the Program Preferred Shares and the Warrant Preferred Shares as issued by the Treasury is attached hereto as Appendix "B".

        The Program Preferred Shares and Warrant Preferred Shares (collectively, the "Preferred Shares") will constitute Tier 1 capital and will:

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  rank senior to common stock;

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  pay cumulative quarterly dividends (for the Program Preferred Shares, at the rate of 5% per annum for five years and 9% per annum thereafter, and for the Warrant Preferred Shares, at the rate of 9% per annum); and

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  will be non-voting, other than having class voting rights on the issuance of any shares ranking senior to the Program Preferred Shares, any amendment to the terms of the Program Preferred Shares or any merger, exchange or similar transaction which would adversely affect the rights of the Program Preferred Shares.

        A participating institution may not redeem Program Preferred Shares during the first three years after issuance except with the proceeds of a "qualified equity offering" generating gross proceeds of not less than 25% of the issue price of Program Preferred Shares. A "qualified equity offering" means an offering of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008). After the third anniversary of issuance, a participating institution may redeem Program Preferred Shares without limitation. In all cases, the redemption price will be 100% of the issue price plus all accrued and unpaid dividends to the date of redemption. A participating institution may not redeem Warrant Preferred Shares unless the Program Preferred Shares have also previously been redeemed.

        So long as any of the Preferred Shares are outstanding, a participating institution may not, without the consent of the Treasury and subject to certain exceptions:

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  prior to the third anniversary of the date of issuance of the Program Preferred Shares, increase the amount of dividends paid on any shares ranking junior to the Program Preferred Shares, unless the Treasury has transferred all of the Preferred Shares to unaffiliated third parties;

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  after the third anniversary of the date of issuance of the Program Preferred Shares, increase the amount of dividends paid on any other equity securities, individually or in the aggregate, at a rate that is in excess of 103% of the amount of such dividends, individually or in the aggregate, as the case may be, unless the Treasury has transferred all of the Preferred Shares to unaffiliated third parties;

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  prior to the tenth anniversary of the date of issuance of the Program Preferred Shares, redeem or repurchase any shares of common stock, trust preferred securities, or other equity securities, unless prior to that time the Treasury has transferred all of the Preferred Shares to unaffiliated third parties, or

  •
  pay dividends on or redeem any shares of equity securities ranking junior to the Preferred Shares, unless all accrued dividends on the Preferred Shares have been paid in full.

        The Preferred Shares will be freely transferable by the Treasury, and a participating institution will be required to take all steps reasonably requested to facilitate the transfer of the Preferred Shares, including the filing of a shelf registration statement with the Securities and Exchange Commission covering the resale by the Treasury of these securities.

Restrictions on Executive Compensation and Corporate Governance Requirements

        A participating institution is required to comply with certain executive compensation and corporate governance requirements so long as the Preferred Shares are outstanding. These requirements generally will:

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  limit the amount of severance paid to the Chief Executive Officer, Chief Financial Officer and three other most-highly compensated executive officers (each a "covered officer") to no more than 2.99 times the officer's average W-2 compensation over the five years prior to separation;

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  require the compensation committee to periodically evaluate the corporation's compensation program with the assistance of its chief risk officer to ensure that no incentive compensation plan could lead the covered officers to take unnecessary and excessive risks that could threaten the value of the corporation;

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  require any bonus plan to provide that any covered officer must surrender any bonus or incentive compensation paid on account of materially inaccurate financial statements or any other materially inaccurate performance metric; and

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  prohibit any participating institution from taking a deduction for federal tax purposes for compensation paid to any of the covered officers in excess of $500,000 for any year.

Pro Forma Financial Information

        We have included unaudited pro forma consolidated financial data in this Proxy Statement solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and By-Laws that will permit us to participate in the Capital Purchase Program. Please refer to this information on pages F-2 through F-10.

Forward-Looking Statements

        This Proxy Statement contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and the Corporation. Forward-looking statements are identifiable by words of phrases such as that an event or trend "will", "would", "could", or "might" occur, or "continue" or that the Corporation or its management "believes", "anticipates", "expects", "estimates", or "intends" that a particular result or event will occur, or other words such as "respond", "consider" and "assuming" and variations of such words and similar expressions. The Corporation's ability to obtain approval of our shareholders of the proposed amendments and successfully satisfy all conditions and requirements for participation in the Program is not assured and is to some extent dependent on factors outside of the Corporation's control. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

 Possible Effects to Holders of Common Stock

        Based on the term sheet provided by the Treasury attached as Appendix "B" herewith, current holders of the Corporation's common stock may be affected as follows by the issuance of Preferred Shares under the Program:

        Restrictions on Dividends.    For as long as any Preferred Shares are outstanding, no dividends may be declared or paid on common shares, unless all accrued and unpaid dividends on the Preferred Shares have been fully paid. In addition, unless Treasury has transferred all of the Preferred Shares to an unaffiliated third party or the Corporation has redeemed the Preferred Shares in full, the consent of the Treasury will be required for any increase in the per share dividends on common shares until the third anniversary of the date of the Preferred Shares investment and, thereafter, for any increase in aggregate common dividends per share greater than 3% per annum. After the tenth anniversary of issuance of the Preferred Shares, the Corporation will be prohibited from paying any dividend until all Preferred Shares held by the Treasury are redeemed or the Treasury has transferred all of such equity securities to third parties.

        Repurchases.    For as long as any Preferred Shares are outstanding, the Corporation may not repurchase or redeem any common shares, unless all accrued and unpaid dividends on the Preferred Shares have been fully paid. In addition, unless Treasury has transferred all of the Preferred Shares to an unaffiliated third party or the Corporation has redeemed the Preferred Shares in full, the consent of the Treasury will be required for any repurchases of common shares until the tenth anniversary of the date of the Treasury investment. After the tenth anniversary of issuance of the Preferred Shares, the Corporation will be prohibited from redeeming or repurchasing any shares of common stock until all Preferred Shares held by the Treasury are redeemed or the Treasury has transferred all of such equity securities to third parties.

        Voting Rights.    The Preferred Shares will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred Shares, (ii) any amendment to the rights of the Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred Shares.

        Right to Elect Directors.    If dividends on the Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the number of directors of the Corporation will automatically be increased by two and the holders of Preferred Shares will have the right to elect such two directors. Such right to elect directors will end when full dividends have been paid for at least four quarterly periods.

        Liquidation Preference.    In the event of a liquidation of the Corporation, the Preferred Stock will have a liquidation preference of $1,000 per share which must be paid before the common stock receives any proceeds of any such liquidation.

        Dilution.    The issuance of Preferred Shares will reduce the amount of net earnings available per common share due to the payment of dividends on the Preferred Shares, as reflected in the pro forma financial information beginning on page F-1.

Amendments of Certain Executive Agreements; Waivers from Certain Senior Executive Officers

        In anticipation of participating in the Program, the Corporation and certain of its senior executive officers who may be deemed to be covered officers have already executed amendments to their existing employment, change of control, or severance benefit agreements, as the case may be, in order to ensure compliance with the restrictions on executive compensation described above, if the transaction closes. Additionally, prior to closing on the investment, the Treasury requires that the Corporation's chief executive officer, chief financial officer and next three most highly compensated executive officers execute a waiver releasing the Treasury from any claims that they might have against the Treasury as a result of the issuance of any federal regulations that require the modification of the terms of their agreements with respect to compliance with the implementation of the executive compensation standards described above.

        The Board of Directors recommends a vote "FOR" the proposal to amend the Corporation's Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share and to make a related technical correction.

 PROPOSAL 2—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS, SUBJECT TO THE APPROVAL OF PROPOSAL 1, TO PERMIT COMPLIANCE WITH THE TERMS OF THE CAPITAL PURCHASE PROGRAM

        As described above in the discussion of Proposal 1, the purpose of that proposal is to permit the Corporation to participate in the Treasury's Capital Purchase Program (the "Program"). Participation in the Program will require the Corporation to satisfy various requirements of the Program, including the condition discussed above that would permit the holders of Preferred Shares to elect two directors if dividends on the Preferred Shares are not paid in full for six dividend periods, whether or not consecutive. Such right to elect directors, if triggered, will end when full dividends have been paid for at least four quarterly periods.

        Presently, the Corporation's Articles of Incorporation and By-Laws contain three provisions that are inconsistent with the foregoing right of the holders of Preferred Shares that are proposed to be amended as follows:

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  First, Article 8 of the Corporation's Articles and Section 3.01 of the By-Laws provide that if the number of directors of any class is fixed, that the number of such directors will not be increased except by a vote of certain directors. In the event that the holders of Preferred Shares become entitled to elect two directors, the Program requires that the size of the Board would be expanded by two directors, and that these two directors be elected by the holders of Preferred Shares. Such new directors would be added to one or two of the existing classes of directors, without a vote of any other directors. Thus, we propose to amend the Articles and By-Laws to add an exception that would permit an increase to the size of class (or classes) of directors in the event a director is appointed by the right of the holders of Preferred Stock.

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  Second, Article 8 of the Corporation's Articles and Section 3.01 of the By-Laws require any director of the Corporation to be a shareholder of the Corporation. In the event that the holders of Preferred Shares become entitled to elect directors, the persons who they may wish to elect may or may not be shareholders of the Corporation. Thus, we propose to amend the Articles and By-Laws to add an exception to the qualification that a director must be a shareholder of the Corporation, which exception would arise in the event a director is appointed by way of Preferred Stock right.

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  Third, Article 8 of the Corporation's Articles and Section 3.02 of the By-Laws provide that the Board of Directors of the Corporation have the exclusive power to fill any vacancy on the Board of Directors. In the event that the holders of Preferred Shares become entitled to elect directors, that right would be in contradiction of such provisions. Thus, we propose to amend the Articles and By-Laws to add an exception to these provisions to the extent that the Articles, as amended from time to time, provide otherwise. The proposed amendment would allow us to set forth in the designation of the preferences of the Preferred Shares that the holders of Preferred Shares will have the right to elect two directors under the circumstances described above.

        The specific text of the proposed amendments to the Corporation's Articles and By-Laws are set forth in Appendix "C" to this Proxy Statement and may be referred to as the "CPP Compliance Amendments".

        The Board of Directors recommends a vote "FOR" the CPP Compliance Amendments which would amend the Corporation's Articles of Incorporation and By-Laws to permit compliance with the terms of the Capital Purchase Program.

 PROPOSAL 3—TO APPROVE AMENDMENTS TO THE CORPORATION'S ARTICLES OF INCORPORATION AND BY-LAWS
TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES

        In recent years, the investment community has encouraged the use of electronic registration of securities as a means to reduce the costs of holding and transferring securities. Each of the national stock exchanges now requires listed companies to be able to issue uncertificated shares in order to be eligible to participate in the electronic registration system known as "Direct Registration System". The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates and allows investors to electronically transfer securities to broker-dealers in order to effect transactions without the risks and delays associated with transferring physical certificates.

        In order for the Corporation's shareholders to enjoy the benefits of the Direct Registration System, the Corporation's Articles of Incorporation must be amended to permit issuance of shares in uncertificated form (also known as "book-entry shares"). Corresponding changes to the Corporation's By-Laws are also required to accommodate the use of book-entry shares. The Board of Directors has approved amendments to the Corporation's Articles of Incorporation and By-Laws, subject to the approval of the shareholders, to provide for the issuance of uncertificated shares. The proposed amendments (the "Uncertificated Share Amendments") are set forth in Appendix "D" to this Proxy Statement.

        The Uncertificate Share Amendments would only permit the use of uncertificated shares and do not require the use of uncertificated shares. Shareholders who currently hold stock certificates will not be required to surrender their existing stock certificates if the Uncertificate Share Amendments are adopted. Shareholders of the Corporation may benefit from the implementation of this proposal in various ways, including:

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  Increased efficiency of transfers and sales;

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  Increased trading flexibility—shareholders can trade at any time and not risk "missing the market" because of delays associated with the handling of physical certificates;

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  Reduced lost or stolen certificates and replacement fees; and/or

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  Reduced risk of fraudulent presentation of previously cancelled certificates.

        The Corporation may obtain some or all of the following benefits upon eliminating the need for physical stock certificates, including:

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  Reduced costs for printing, storage, insurance, postage and envelopes to mail certificates to shareholders;

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  Reduced risk of previously cancelled certificates being fraudulently presented as valid instruments, which minimizes risk for the Corporation, brokers and shareholders; and/or

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  Reduced costs attributable to lost certificate processing and related shareholder inquiries and correspondence.

        For all of the above reasons, the Board of Directors of the Corporation believes that amending the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares is in the best interests of the Corporation and its shareholders.

        The Board of Directors recommends a vote "FOR" the proposal to amend the Corporation's Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares.

 PROPOSAL 4—ADJOURNMENT

        In the event that the Corporation does not have sufficient votes to approve and adopt any of the foregoing proposals at the Special Meeting, the Corporation may desire to adjourn the Special Meeting to permit further solicitation of proxies. If the Corporation adjourns the Special Meeting, the Corporation will not give notice of the time and place of the adjourned meting other than by an announcement of such time and place at the Special Meeting.

        The Board of Directors recommends a vote "FOR" the adjournment proposal.

OTHER INFORMATION

Share Ownership of Named Executive Officers, Directors and Certain Beneficial Owners

        The following table sets forth, as of January 26, 2009, unless otherwise noted, the number and percentage of shares of common stock which, according to the information supplied to the Corporation, are beneficially owned by: (i) each of the Named Executive Officers, (ii) each of the directors of the Corporation, (iii) each holder who is the beneficial owner of more than five percent (5%) of the issued and outstanding shares of common stock (other than the Wealth Management Division of the Bank whose holdings are described in the section of this Proxy Statement entitled "Voting Securities"), and (iv) all directors and executive officers of the Corporation as a group. A person owns his shares directly as an individual unless otherwise indicated.

	Number of Shares(1)(2)		Percentage(3)
NAMED EXECUTIVE OFFICERS
John A. Featherman, III	96,882	(4)	1.55%
Kevin C. Quinn	55,216	(5)	—
John E. Balzarini	13,432	(6)	—
Clay T. Henry	4,962	(7)	—
Deborah R. Pierce	3,750	(8)	—
CLASS I DIRECTORS (TERM EXPIRING IN 2009)
Clifford E. DeBaptiste	156,270	(9)	2.50%
Lynn Marie Johnson-Porter	51	(10)	—
John B. Waldron	15,224	(11)	—
James M. Deitch	83,932	(12)	1.34%
CLASS II DIRECTORS (TERM EXPIRING IN 2010)
Brian K. Campbell	13,450	(13)	—
M. Robert Clarke	25,300	(14)	—
Matthew S. Naylor	1,000	(15)	—
David L. Peirce	38,775	(16)	—
Kevin C. Quinn	55,216	(5)	—
CLASS III DIRECTORS (TERM EXPIRING IN 2011)
John A. Featherman, III	96,882	(4)	1.55%
John S. Halsted	25,414	(17)	—
J. Carol Hanson	20,268	(18)	—
Edward A. Leo	6,100	(19)	—
BENEFICIAL OWNERS
Banc Fund V, L.P., et al.	369,503	(20)	5.92%
208 South LaSalle Street
Chicago, Illinois 60604
All directors and executive officers as a group (32 persons)	643,623	(21)	9.96%

(1)
Shares of Common Stock which are held in the Corporation's retirement savings plan (the "Retirement Savings Plan") are reported as of January 26, 2009, the most recent date for which such information is available. The voting of shares held in the Retirement Savings Plan may be directed by the person for whose account such shares are held.

(2)
Totals include (i) shares that may be acquired within sixty days after January 26, 2009 ("Option Shares") through the exercise of stock options and (ii) shares of restricted stock ("Restricted Shares") which are non-transferable until such time as they vest. Restricted Shares that are included in this table are referred to in this Proxy Statement as either the "Restricted Shares (2007)" (which were granted on March 8, 2007) or "Restricted Shares (2008)" (granted on February 7, 2008). One-third of the Restricted Shares (2007) vest on each of the following dates: March 8, 2008, March 8, 2009 and March 8, 2010, subject to continued employment and satisfaction of other conditions set forth in a restricted stock agreement. The Restricted Shares (2008) will not vest until February 7, 2011, subject to the Corporation's performance as set forth in a restricted stock agreement.

(3)
Percentages are omitted for those owning less than one percent of the shares of Common Stock outstanding.

(4)
Mr. Featherman has sole voting and investment power of 55,478 shares, including 25,150 shares held in an IRA account, 2,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Featherman shares, with his wife, voting and investment power of 9,096 shares. Mr. Featherman's wife has sole voting and investment power of 2,751 shares. Total includes 10,857 shares held in the Retirement Savings Plan and 18,700 Option Shares.

(5)
Mr. Quinn has sole voting and investment power of 13,500 shares, including 2,000 Restricted Shares (2007) and 4,500 Restricted Shares (2008). Mr. Quinn shares, with his wife, voting and investment power of 322 shares. Mr. Quinn's wife holds 2,140 shares in a retirement plan. Mr. Quinn shares, with his mother, voting and investment power of 220 shares. Total includes 6,584 shares held in the Retirement Savings Plan and 32,450 Option Shares.

(6)
Mr. Balzarini has sole voting and investment power of 10,051 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Total includes 3,381 shares held in the Retirement Savings Plan.

(7)
Mr. Henry has sole voting and investment power of 4,962 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008).

(8)
Ms. Pierce has sole voting and investment power of 3,750 shares, including 1,000 Restricted Shares (2007) and 2,250 Restricted Shares (2008). Effective October 29, 2008, the position of Executive Vice President for Human Resources and Administration of the Bank was eliminated as part of an internal organizational restructuring. As a result, Ms. Pierce, who had held this position, is no longer employed by the Bank.

(9)
Mr. DeBaptiste has sole voting and investment power of 139,770 shares. Total includes 16,500 Option Shares.

(10)
Ms. Johnson-Porter shares, with her mother, voting and investment power of 51 shares.

(11)
Mr. Waldron has sole voting and investment power of 220 shares. Mr. Waldron shares, with his wife, voting and investment power of 9,504 shares. Total includes 5,500 Option Shares.

(12)
Mr. Deitch has sole voting and investment power of 38,432 shares. Total includes 45,500 Option Shares.

(13)
Mr. Campbell has sole voting and investment power of 13,450 shares.

(14)
Mr. Clarke has sole voting and investment power of 2,200 shares. Mr. Clarke shares, with his wife, voting and investment power of 6,600 shares. Total includes 16,500 Option Shares.

(15)
Mr. Naylor has sole voting and investment power of 1,000 shares.

(16)
Mr. Peirce has sole voting and investment power of 22,275 shares, including 2,200 shares held in an IRA account. Total includes 16,500 Option Shares.

(17)
Mr. Halsted has sole voting and investment power of 8,315 shares. Mr. Halsted's wife has sole voting and investment power of 599 shares. Total includes 16,500 Option Shares.

(18)
Ms. Hanson has sole voting and investment power of 3,768 shares. Total includes 16,500 Option Shares.

(19)
Mr. Leo has sole voting and investment power of 6,100 shares.

(20)
According to a Schedule 13G/A jointly filed with the SEC on February 11, 2008 by Bank Fund V L.P. ("BF V"), an Illinois Limited Partnership, Banc Fund VI L.P. ("BF VI"), an Illinois Limited Partnership, and Banc Fund VII L.P. ("BF VII"), an Illinois limited partnership (collectively, the "Reporting Persons"), the Reporting Persons beneficially owned, in the aggregate, 369,503 shares at December 31, 2007. The general partner of BF V is MidBanc V L.P. ("MidBanc V"), whose principal business is to be a general partner of BF V. The general partner of BF VI is MidBanc VI L.P. ("MidBanc VI"), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. ("MidBanc VII"), whose principal business is to be a general partner of BF VII. MidBanc V, MidBanc VI, and MidBanc VII are Illinois limited partnerships. The general partner of MidBanc V, MidBanc VI, and MidBanc VII (the "Partnership entities") is the Banc Funds Company, L.L.C. ("TBFC"), whose principal business is to be a general partner of MidBanc V, MidBanc VI, and MidBanc VII. TBFC is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore is President of TBFC. He has also been manager of BF V, BF VI, and BF VII since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities of the issuer held by each of those entities. Mr. Moore is also the controlling member of TBFC, and therefore controls each of the Partnership entities directly and indirectly controlled by TBFC. According to a Form 13F-HR filed with the SEC on November 13, 2008, as of the quarter ended September 30, 2008, TBFC beneficially owned 422,054 shares.

(21)
Of the total shares beneficially owned by all directors and executive officers as a group, 220,461 shares are Option Shares and 33,336 shares are held in the Retirement Savings Plan.

Shareholder Proposals

        The Corporation expects that its next annual meeting of shareholders will be held in early May 2009. Any proposal of a shareholder intended to be presented for action at the annual meeting would have to have been received by the Corporation in writing at its main office in West Chester, Pennsylvania, no later than November 14, 2008, to be considered timely received for inclusion in the Proxy Statement and form of appointment of proxy distributed by the Corporation in connection with that meeting.

        Shareholders intending to present proposals at the next annual meeting and not intending to have such proposals included in the Corporation's next Proxy Statement must send their proposals to the Corporation's Secretary at the address given in the prior paragraph not later than January 29, 2009. If notification of a shareholder proposal is not received by such date, the proxies may vote, in their discretion, any and all of the proxies received in this solicitation against such proposal.

Financial and Other Information

        As mentioned earlier, we have included unaudited pro forma consolidated financial data in this Proxy Statement for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and By-Laws that will permit us to participate in the Capital Purchase Program. The pro forma financial information begins on page F-2 of this document. We also include for your reference certain financial statements and disclosures which have been previously filed in our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and Registration Statement on Form S-4/A filed with the SEC on October 31, 2008. Please see page F-1 for an Index to this financial and other information. Additionally, a representatives of Grant Thorton LLP, the principal accountants of the Corporation for the year ending 2008 and the year ended 2007, are expected to be present at the Special Meeting, and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

By Order of the Board of Directors

John B. Waldron Secretary

West Chester, Pennsylvania
February     , 2009

APPENDIX "A"

Proposed Preferred Stock Amendment to the Corporation's Articles of Incorporation

        The Board of Directors of the Corporation has approved the amendment of the Corporation's Articles of Incorporation, subject to the approval of the shareholders of the Corporation, as follows:

        (A)    The current Article 5 of the Articles of Incorporation of the Corporation shall be deleted in its entirety and a new Article 5 shall be amended and restated in its entirety to read as follows:

ARTICLE 5

    The aggregate number of shares of capital stock which the Corporation shall have authority to issue is twenty-five million thirty thousand (25,030,000), consisting of twenty-five million (25,000,000) shares of common stock with a par value of $1.00 per share ("Common Stock") and thirty thousand (30,000) shares of preferred stock with a par value of $0.01 per share ("Preferred Stock"). The Board of Directors is hereby authorized from time to time in one or more series or classes, as board designated Preferred Stock pursuant to Section 1522 of the Pennsylvania Business Corporation Law, to provide by resolution for the issuance of shares of Preferred Stock is such series or classes for the purpose of permitting the Corporation to participate in the TARP Capital Purchase Program (the "Program") instituted by the United States Department of Treasury pursuant to the Emergency Economic Stabilization Act of 2008, as now existing or as the same may from time to time hereafter be amended. Such series or classes of Preferred Stock shall have only such voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, and special or relative rights (collectively referred to herein as "preferences"), if any, as are necessary, or which the Board may find advisable, to enable the Corporation to participate in the Program, or, in the reasonable business judgment of the Board, to take advantage of attributes of the Program, all to the full extent now or hereafter permitted by the Business Corporation Law. Upon issuance of any class or series of Preferred Stock as provided in the foregoing sentence, the voting, dividend, liquidation and other rights of the holders of the Common Stock will be subject to and qualified by the rights, powers and other preferences of the holders of the Preferred Stock as may be designated by resolution of the Board of Directors with respect to any such series or class of Preferred Stock as authorized herein. Notwithstanding the foregoing, holders of shares of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of shareholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to these Articles of Incorporation that relates solely to the terms of one or more outstanding series or classes of Preferred Stock if the holders of such affected series or class are entitled, either separately or together with the holders of one or more other such series or classes, to vote thereon pursuant to these Articles of Incorporation or the Business Corporation Law or as may be designated by resolution of the Board of Directors with respect to any such series or class of Preferred Stock authorized as provided herein.

        (B)    In each instance in which the phrase "outstanding voting securities" appears in the Articles of Incorporation, it will be replaced with the phrase "outstanding capital stock entitled to vote generally in the election of directors".

A-1

APPENDIX "B"

TARP Capital Purchase Program
(Non-Public QFIs, excluding S Corps and Mutual Organizations)

Preferred Securities

Summary of Preferred Terms

        Issuer:    Qualifying Financial Institution ("QFI") means (i) any top-tier Bank Holding Company ("BHC") or top-tier Savings and Loan Holding Company ("SLHC") that engages solely or predominantly in activities permissible for financial holding companies under relevant law, that in either case is not publicly traded(1), (ii) U.S. bank or U.S. savings association organized in a stock form that are neither publicly traded nor controlled by a BHC or SLHC, or (iii) U.S. bank or U.S. savings association that is not publicly traded and is controlled by a SLHC that is not publicly traded and does not engage solely or predominately in activities that are permitted for financial holding companies under relevant law, other than S Corporations and Mutual Depository Institutions. The term QFI shall not mean any institution that is controlled by a foreign bank or company. For purposes of this program, "U.S. bank", "U.S. savings association", "BHC" and "SLHC" means a bank, savings association, BHC or SLHC organized under the laws of the United States or any State of the United States, the District of Columbia, any territory or possession of the United States, Puerto Rico, Northern Mariana Islands, Guam, American Samoa, or the Virgin Islands. The United States Department of the Treasury will determine eligibility and allocation for QFIs after consultation with the appropriate Federal banking agency.

        "S" Corporation means any U.S. bank, U.S. savings association, BHC or SLHC organized as a corporation that has made a valid election to be taxed under Subchapter S of the U.S. Internal Revenue Code.

        "Mutual Depository Institution" means any U.S. bank, U.S. savings association, BHC or SLHC organized in a mutual form.

        Initial Holder:    United States Department of the Treasury (the "UST").

        Size:    QFIs may sell preferred to the UST subject to the limits and terms described below.

        Each QFI may issue an amount of Preferred equal to not less than 1% of its risk-weighed assets and not more than the lesser of (i) $25 billion and (ii) 3% of its risk-weighted assets.

        Security:    Preferred, liquidation preference $1,000 per share. (Depending upon the QFI's available authorized preferred shares, the UST may agree to purchase Preferred with a higher liquidation preference per share, in which case the UST may require the QFI to appoint a depositary to hold the Preferred and issue depositary receipts.)

(1)
For the purposes of this term sheet "publicly traded" means a company (1) whose securities are traded on a national securities exchange and (2) required to file, under the federal securities laws, periodic reports such as the annual (Form 10-K) and quarterly (Form 10-Q) reports with either the Securities and Exchange Commission or its primary federal bank regulator. A company may be required to do so by virtue of having securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which applies to all companies that are traded on an exchange or that have $10 million in assets and 500 shareholders of record or Section 15(d) of the Exchange Act which requires companies that have filed a registration statement under the Securities Act of 1933, as amended, and have 300 or more securityholders of record of the registered class to file reports required under Section 13 of the Exchange Act, e.g., periodic reports.

        Ranking:    Senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

        Regulatory Capital Status:    Tier 1.

        Term:    Perpetual life.

        Dividend:    The Preferred will pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. For Preferred issued by banks which are not subsidiaries of holding companies, the Preferred will pay non-cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of this investment and thereafter at a rate of 9% per annum. Dividends will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

        Redemption:    Preferred may not be redeemed for a period of three years from the date of this investment, except with the proceeds from a Qualified Equity Offering (as defined below) which results in aggregate gross proceeds to the QFI of not less than 25% of the issue price of the Preferred. After the third anniversary of the date of this investment, the Preferred may be redeemed, in whole or in part, at any time and from time to time, at the option of the QFI. All redemptions of the Preferred shall be at 100% of its issue price, plus (i) in the case of cumulative Preferred, any accrued and unpaid dividends and (ii) in the case of non-cumulative Preferred, accrued and unpaid dividends for the then current dividend period (regardless of whether any dividends are actually declared for such dividend period). All redemptions shall be subject to the approval of the QFI's primary federal bank regulator.

        "Qualified Equity Offering" shall mean the sale by the QFI after the date of this investment of Tier 1 qualifying perpetual preferred stock or common stock for cash (other than any sales made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to November 17, 2008)

        Restrictions on Dividends:    Subject to certain exceptions, for as long as any Preferred is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the Preferred), nor may the QFI repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Preferred or common shares, unless (i) in the case of cumulative Preferred all accrued and unpaid dividends for all past dividend periods on the Preferred are fully paid or (ii) in the case of non-cumulative Preferred the full dividend for the latest completed dividend period has been declared and paid in full.

        Common dividends:    The UST's consent shall be required for any increase in common dividends per share until the third anniversary of the date of this investment. After the third anniversary and prior to the tenth anniversary, the UST's consent shall be required for any increase in aggregate common dividends per share greater than 3% per annum; provided that no increase in common dividends may be made as a result of any dividend paid in common shares, any stock split or similar transaction. The restrictions in this paragraph no longer apply if the Preferred and Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and Warrant Preferred to third parties.

        Repurchases:    The UST's consent shall be required for any repurchases of equity securities or trust preferred securities (other than (i) repurchases of the Preferred and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of this investment unless prior to such tenth anniversary the Preferred and the Warrant Preferred are redeemed in whole or the UST has transferred all of the Preferred and the Warrant Preferred to third parties. In addition, there shall be no share repurchases of junior preferred shares, preferred shares ranking pari passu with the Preferred, or common shares if prohibited as described above under "Restrictions on Dividends."

        Other Dividend and Repurchase Restrictions:    From and after the tenth anniversary of the date of this investment, the QFI shall be prohibited from paying common dividends or repurchasing any equity securities or trust preferred securities until all equity securities held by the UST are redeemed in whole or the UST has transferred all of such equity securities to third parties.

        Voting Rights:    The Preferred shall be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Preferred, (ii) any amendment to the rights of Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Preferred.

        If dividends on the Preferred are not paid in full for six dividend periods, whether or not consecutive, the Preferred will have the right to elect 2 directors. The right to elect directors will end when full dividends have been paid for (i) all prior dividend periods in the case of cumulative Preferred or (ii) four consecutive dividend periods in the case of non cumulative Preferred.

        Transferability:    The Preferred will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the tiem of the Preferred investment or thereafter; provided that the UST and its transferees shall not effect any transfer of the Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act. If the QFI otherwise becomes subject to such reporting requirements, the QFI will file a shelf registration statement covering the Preferred as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the Preferred. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the Preferred.

        Executive Compensation:    As a condition to the closing of this investment, the QFI and its senior executive officers covered by the EESA shall modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as UST holds any equity or debt securities of the QFI, the QFI shall agree to be bound by, the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection. As an additional condition to closing, the QFI and its senior executive officers covered by the EESA shall grant to the UST a waiver releasing the UST from any claims that the QFI and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of the EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of this investment to carry out the provisions of such subsection.

        Related Party Transactions:    For as long as the UST holds any equity securities of the QFI, the QFI and its subsidiaries will not enter into transactions with related persons (within the meaning of Item 404 under the SEC's Regulation S-K) unless (i) such transactions are on terms no less favorable to the QFI and its subsidiaries that could be obtained from an unaffiliated third party, and (ii) have been approved by the audit committee or comparable body of independent directors of the QFI.

 Summary of Warrant Terms

        Warrant:    The UST will receive warrants to purchase, upon settlement, a number of net shares of preferred stock of the QFI (the "Warrant Preferred") having an aggregate liquidation preference equal to 5% of the Preferred amount on the date of investment. The initial exercise price for the warrants shall be $0.01 per share or such greater amount as the charter may require as the par value per share of Warrant Preferred. The UST intends to immediately exercise the warrants.

        Term:    10 years

        Exercisability:    Immediately exercisable, in whole or in part.

        Warrant Preferred:    The Warrant Preferred shall have the same rights, preferences, privileges, voting rights and other terms as the Preferred, except that (1) the Warrant Preferred will pay dividends at a rate of 9% per annum and (2) the Warrant Preferred may not be redeemed until all the Preferred has been redeemed.

        Transferability:    The warrants will not be subject to any contractual restrictions on transfer or the restrictions of any stockholders' agreement or similar arrangement that may be in effect among the QFI and its stockholders at the time of this investment or thereafter; provided that the UST shall not effect any transfer of the warrants or underlying Warrant Preferred which would require the QFI to become subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act.

        If the QFI otherwise becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Exchange Act, the QFI will file a shelf registration statement covering the warrants and the Warrant Preferred underlying the warrants as promptly as practicable and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. In addition, the UST and its transferees shall have piggyback registration rights for the warrants and the Warrant Preferred underlying the warrants. Subject to the above, the QFI shall take all steps as may be reasonably requested to facilitate the transfer of the warrants or the Warrant Preferred.

APPENDIX "C"

Proposed CPP Program Amendments to the
Corporation's Articles of Incorporation and By-Laws

        (I)    The Board of Directors of the Corporation has approved the amendment of the Corporation's Articles of Incorporation, subject to the approval of the shareholders of the Corporation of the Preferred Stock Amendment and the CPP Program Amendments, as follows:

          (A)  The third sentence of Article 8 is proposed to be amended to add an exception at the end of such sentence and to be restated in its entirety to read as follows: "If the number of Class I, Class II or Class III Directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the Continuing Directors or except by way of operation or exercise of Preferred Stock rights."

          (B)  The penultimate sentence of Article 8 is proposed to be amended to add an exception at the beginning of such sentence and to be restated in its entirety to read as follows: "A Director (other than a Director appointed by way of Preferred Stock rights) must be a shareholder of the Corporation."

          (C)  The final sentence of Article 8 is proposed to be amended to add an exception at the beginning of such sentence and to be restated in its entirety to read as follows: "Except as otherwise provided in these Articles of Incorporation as they may be amended from time to time as provided herein, if a vacancy occurs on the Board of Directors of the Corporation after the first annual election of Directors for the class in which such Director sits, a majority of the remaining Directors shall have the exclusive power to fill the vacancy by electing a Director to hold office for the unexpired term in respect of which the vacancy occurred."

        (II)    The Board of Directors of the Corporation has approved the amendment of the Corporation's By-Laws, subject to the approval of the shareholders of the Corporation of the Preferred Stock Amendment and the CPP Program Amendments, as follows:

          (A)  The third sentence of Section 3.10 is proposed to be amended to add an exception at the end of such sentence and to be restated in its entirety to read as follows: "If the number of Class I, Class II or Class III Directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the Continuing Directors or except by way of operation or exercise of Preferred Stock rights."

          (B)  The final sentence of Section 3.01 is proposed to be amended to add an exception at the beginning of such sentence and to be restated in its entirety to read as follows: "A Director (other than a Director appointed by way of Preferred Stock rights) must be a shareholder of the Corporation."

          (C)  Section 3.02 is proposed to be amended to add an exception at the beginning of such Section and to be restated in its entirety to read as follows: "Except as otherwise provided in the Articles of Incorporation as they may be amended from time to time as provided therein, if a vacancy occurs on the Board of Directors of the Corporation after the first annual election of Directors for the class in which such Director sits, a majority of the remaining Directors shall have the exclusive power to fill the vacancy by electing a Director to hold office for the unexpired term in respect of which the vacancy occurred."

C-1

APPENDIX "D"

Proposed Uncertificated Share Amendments to the
Corporation's Articles of Incorporation and By-Laws

        (I)    The Board of Directors of the Corporation has approved the amendment of the Corporation's Articles of Incorporation, subject to the approval of the shareholders of the Corporation, to add a new Article 12 to read in its entirety as follows:

ARTICLE 12

    Any or all classes or series of the Corporation's Common or Preferred Stock authorized by these Articles of Incorporation may be issued, in whole or in part, in certificated or uncertificated form, as provided under the Business Corporation Law of the Commonwealth of Pennsylvania.

        (II)    The Board of Directors of the Corporation has approved the amendment of the Corporation's By-Laws, subject to the approval of the shareholders of the Corporation, to conform the provisions relating to "Shares of Capital Stock" in Article VI to permit the use of certificated or uncertificated shares. Specifically, the amendments are as follows:

          (A)  Section 6.01 is proposed to be amended and restated in its entirety to read as follows:

              Section 6.01.    Stock Certificates; Uncertificated Shares.    The shareholders of the Corporation have the right to receive certificates evidencing their stock ownership or may hold shares in uncertificated book-entry form. If the shareholders elects to have uncertificated shares, stock certificates previously issued by the Corporation to evidence shares of common stock shall be surrendered to the Corporation. Within a reasonable period of time following (a) the surrender of certificated shares in exchange for uncertificated shares, (b) the issuance of uncertificated shares or (c) the transfer of uncertificated shares, the Corporation will deliver to the registered owner of such shares a written notice setting forth the rights and obligations of the shareholder and such other information as may be required by law. Notwithstanding the foregoing, every shareholder of record of fully paid Common Stock shall be entitled to a share certificate representing the shares owned by him.

          (B)  The first sentence of Section 6.03 is proposed to be amended to delete the reference to "share certificate" and to be restated in its entirety to read as follows: "Each shareholder, at the time of the issuance of shares to such shareholder, shall notify the Secretary of the Corporation in writing of the address to which such shareholder wishes notices relating to the business of the Corporation to be mailed to him."

          (C)  The first sentence of Section 6.04 is proposed to be amended to add a reference to shares "which have been issued in certificated shares" and to be restated in its entirety to read as follows: "Shares of the capital stock of the Corporation which have been issued in certificated form shall be transferable on the books of the Corporation only upon delivery of the certificates representing the same duly endorsed by the person in whose name such shares are registered or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer."

D-1

OTHER FINANCIAL INFORMATION INDEX

Unaudited Pro Forma Combined Financial Information	F-2
Selected Quarterly Financial Data	F-11
Management's Discussion and Analysis of Financial Condition and Results of Operations	F-12
Nine Months Ended September 30, 2008 Versus September 30, 2007	F-12
Year Ended December 31, 2007 Versus Year Ended December 31, 2006	F-27
Year Ended December 31, 2006 Versus Year Ended December 31, 2005	F-45
Quantitative and Qualitative Disclosures about Market Risk	F-60
Financial Statements and Notes for the Nine Months Ended September 30, 2008	F-63
Consolidated Balance Sheets as of September 30, 2008 (Unaudited) and December 31, 2007	F-64
Consolidated Statements of Income for the Three and Nine Months Ended September 30, 2008 and 2007 (Unaudited)	F-65
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2008 and 2007 (Unaudited)	F-66
Consolidated Statement of Changes in Stockholders' Equity as of September 30, 2008 (Unaudited)	F-67
Notes to Consolidated Financial Statements for the Nine Months Ended September 30, 2008 (Unaudited)	F-68
Financial Statements and Notes for the Year Ended December 31, 2007	F-77
Report of Independent Registered Public Accounting Firm	F-78
Consolidated Balance Sheet as of December 31, 2007 and 2006	F-79
Consolidated Statements of Income for the Years Ended December 31, 2007, 2006 and 2005	F-80
Consolidated Statement of Changes in Stockholders' Equity for the Three Years Ended December 31, 2007, 2006, and 2005	F-81
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005	F-82
Notes to Consolidated Financial Statements for the Years Ended December 31, 2007, 2006 and 2005	F-83

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

        The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to the Corporation's historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of balance sheet data:

  •
  The issuance of $25 million of Program Preferred Shares and $1.25 million of Warrant Preferred Shares to the US Treasury under the Capital Purchase Program;

  •
  The application of the proceeds from the TARP Capital Purchase Program as described in note 2; and

  •
  The acquisition of American Home Bank, National Association.

        The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors described in the footnotes thereto. The unaudited pro forma information should be read in conjunction with our audited financial statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

        The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our participation in the Capital Purchase Program is subject to our shareholders approving the proposed amendments to our Articles of Incorporation described in this Proxy Statement.

        We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposals to amend our Articles of Incorporation and By-laws that will permit us to participate in the Capital Purchase Program. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and in our other reports filed with the SEC, which are specifically incorporated by reference in this proxy statement.

        The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented. Furthermore, the information does not include the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes to unaudited pro forma combined financial information, the allocation of the purchase price reflected in the unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger based upon changes in the balance sheet including fair value estimates.

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

AS OF SEPTEMBER 30, 2008

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Impact of TARP Capital		Pro Forma Net
ASSETS
Cash and due from banks	$43,210	$2,541	$—		$45,751	$—		$45,751
Federal funds sold and other overnight investments	14,581	2,775	(2,139	)(1)	15,217			15,217
Interest bearing deposits	207	1,246	—		1,453			1,453

Total cash and cash equivalents	57,998	6,562	(2,139)		62,421	—		62,421
Investment securities available for sale	102,212	17,299			119,511			119,511
Loans held for sale	—	72,604	—		72,604			72,604
Loans (excluding loans held for sale)	808,931	117,795	(150	)(9)	926,576			926,576
Less: Allowance for loan and lease losses	(8,637)	(1,316)	—	(10)	(9,953)			(9,953)

Net loans	800,294	116,479	(150)		916,623	—		916,623
Premises and equipment, net	19,346	2,031	90		21,467			21,467
Due from mortgage investors	—	10,424	—		10,424			10,424
Bank owned life insurance	10,203	1,385	—		11,588			11,588
Net deferred tax asset	6,410	183	341	(2)	6,934			6,934
Mortgage servicing Rights	—	642	—		642			642
Derivative assets	—	856	—		856			856
Goodwill	—	1,353	3,208	(1)	4,561			4,561
Identifiable intangible assets	—	18	(18	)(1)	—			—
Other assets	5,733	5,555	—		11,288			11,288

Total assets	$1,002,196	$235,391	$1,332		$1,238,919	$—		$1,238,919

LIABILITIES AND SHAREHOLDERS EQUITY
Deposits
Non-interest-bearing	$129,125	$9,532	$—		$138,657	$—		$138,657
Interest bearing	632,394	168,039	201	(3)	800,634			800,634

Total Deposits	761,519	177,571	201		939,291			939,291
Federal Home Loan Bank and Other borrowings	148,585	37,300	142	(4)	186,027	(25,000	)(11)	161,027
Subordinated debt	15,465	—	—		15,465			15,465
Other Liabilities	9,274	2,203	2,696	(5)	14,173			14,173

Total Liabilities	934,843	217,074	3,039		1,154,956	(25,000)		1,129,956

Minority interest	—	1,389	—		1,389			1,389
Shareholders' equity
Common Stock	5,280	1,676	(624	)(1)(6)(7)	6,332			6,332
Preferred Stock	—	—	—			23,584	(12)	23,584
Additional paid-in capital	10,526	16,187	(2,018	)(1)(6)(7)	24,695	1,416	(12)	26,111
Retained earnings (deficit)	57,337	(817)	817	(7)	57,337			57,337
Accumulated other comprehensive (loss)	(3,982)	(57)	57	(7)	(3,982)			(3,982)
Treasury stock, at cost	(1,808)	(61)	61	(6)	(1,808)			(1,808)

Total shareholders' equity	67,353	16,928	(1,707)		82,574	25,000		107,574

Total liabilities and shareholders' Equity	$1,002,196	$235,391	$1,332		$1,238,919	$—		$1,238,919

Book value per share	$12.98	$10.10			$13.23			$17.24
Tangible book value per share	$12.98	$9.28			$12.50			$16.51
Common Share outstanding	5,187,229	1,675,596	(623,435	)(1)	6,239,390			6,239,390
Capital Ratios
Leverage Ratio	8.66%	6.44%			7.84%			9.87%
Tier I Capital Ratio	10.04%	10.38%			9.60%			12.09%
Risk-Based Capital Ratio	11.10%	11.26%			10.64%			13.13%

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2007

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Impact of TARP Capital		Pro Forma Net
Interest Income
Loans and leases, including fees	$49,791	$10,129	$27	(9)	$59,947			$59,947
Investment securities	4,232	1,056	12	(8)	5,300			5,300
Federal funds sold and deposits at banks	2,413	814	(93	)(1)(5)	3,134			3,134

Total interest income	56,436	11,999	(54)		68,381			68,381

Interest Expense
Deposits	20,529	7,555	(380	)(3)	27,704			27,704
Subordinated Debt	1,460	—			1,460			1,460
Federal Home Loan Bank and other borrowings	2,984	921	(109	)(4)	3,796	(985	)(13)	2,811

Total interest expense	24,973	8,476	(489)		32,960	(985)		31,975

Net interest income	31,463	3,523	435		35,421	985		36,406
Provision for loan and lease losses	80	200			280			280

Net interest income after provision for loan and lease losses	31,383	3,323	435		35,141	985		36,126
Non-interest Income
Wealth management and advisory services	3,620	—			3,620			3,620
Service charges on deposit accounts	2,362	1			2,363			2,363
Gain (losses) on sales of invest securities, net	2	356			358			358
Operating lease rental income	1,273	—			1,273			1,273
Gains on the sale of fixed assets and OREO	1,425	—			1,425			1,425
Gains and fees on the sale of loans	628	17,589			18,217			18,217
Bank owned life insurance	—	63			63			63
Other Income	2,477	2,496			4,973			4,973

Total non-interest income	11,787	20,505	—		32,292	—		32,292

Non-Interest Expense
Salaries and employee benefits	19,025	13,909			32,934			32,934
Occupancy, equipment and data processing expenses	5,152	3,620			8,772			8,772
Depreciation expense on operating leases	1,056	—			1,056			1,056
Bank shares tax	705	109			814			814
Professional services	2,031	1,153			3,184			3,184
Marketing	902	710			1,612			1,612
Other Expense	3,699	4,632			8,331			8,331

Total non-interest expenses	32,570	24,133	—		56,703	—		56,703

Income (loss) before income taxes	10,600	(305)	435		10,730	985		11,715
Income taxes	2,931		148	(2)	3,079	335	(14)	3,414

Net income (loss)	$7,669	$(305)	$287		$7,651	$650		8,301

Preferred stock dividend	—	—	—		—	1,582	(15)	1,582

Net income available to common shareholders	$7,669	$(305)	$287		$7,651	$(932)		$6,719

Basic earnings (loss) per share	$1.49	$(0.18)			$1.23	$(0.15)		$1.08
Basic weighted average shares outstanding	5,160,607	1,674,024	(618,399	)(1)(6)	6,216,232			6,216,232
Diluted earnings (loss) per share	$1.47	$(0.18)	(1	)(6)	$1.21	$(0.14)		$1.07
Diluted weighted average shares outstanding	5,219,940	1,674,024	(596,346)		6,297,618			6,297,618

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008

(IN THOUSANDS, EXCEPT SHARE DATA)

	First Chester County Corporation	American Home Bank	Pro Forma Merger Adjustments		Pro Forma Combined	Pro Forma Impact of TARP Capital		Pro Forma Net
Interest Income
Loans and leases, including fees	$36,845	$10,320	$20	(9)	$47,185			$47,185
Investment securities	3,836	431	9	(8)	4,276			4,276
Federal funds sold and deposits at banks	1,068	376	(70	)(1)(5)	1,374			1,374

Total interest income	41,749	11,127	(41)		52,835			52,835

Interest Expense
Deposits	12,099	6,099	(285	)(3)	17,913			17,913
Subordinated Debt	683	—			683			683
Federal Home Loan Bank and other borrowings	4,390	1,185	(82	)(4)	5,493	(732	)(13)	4,761

Total interest expense	17,172	7,284	(367)		24,089	(732)		23,357

Net interest income	24,577	3,843	326		28,746	732		29,478
Provision for loan and lease losses	950	320			1,270			1,270

Net interest income after provision for loan and lease losses	23,627	3,523	326		27,476	732		28,208
Non-interest Income
Wealth management and advisory services	3,069	—			3,069			3,069
Service charges on deposit accounts	1,853	3			1,856			1,856
Gain (losses) on sales of invest securities, net	273	—			273			273
Operating lease rental income	967	—			967			967
Gains on the sale of fixed assets and OREO	(33)	—			(33)			(33)
Gains and fees on the sale of loans	197	12,221			12,418			12,418
Bank owned life insurance	203	55			258			258
Asset Impairment	(1,267)				(1,267)			(1,267)
Other Income	1,693	2,681			4,374			4,374

Total non-interest income	6,955	14,960	—		21,915	—		21,915

Non-Interest Expense
Salaries and employee benefits	13,845	10,543			24,388			24,388
Occupancy, equipment and data processing expenses	4,342	2,839			7,181			7,181
Depreciation expense on operating leases	799	—			799			799
Bank shares tax	592	101			693			693
Professional services	1,368	932			2,300			2,300
Marketing	704	697			1,401			1,401
Other Expense	3,434	3,304			6,738			6,738

Total non-interest expenses	25,084	18,416	—		43,500	—		43,500

Income (loss) before income taxes	5,498	67	326		5,891	732		6,623
Income taxes	1,329		111	(2)	1,440	249	(14)	1,689

Net income (loss)	$4,169	$67	$215		$4,451	$483		$4,934

Preferred stock dividend	—	—	—		—	1,185	(15)	1,185

Net income available to common shareholders	$4,169	$67	$215		$4,451	$(702)		$3,749

Basic earnings (loss) per share	$0.80	$0.04			$0.71	$(0.11)		$0.60
Basic weighted average shares outstanding	5,184,173	1,675,596	(623,435	)(1)(6)	6,236,334			6,236,334
Diluted earnings (loss) per share	$0.80	$0.03		(1)(6)	$0.72	$(0.12)		$0.60
Diluted weighted average shares outstanding	5,200,200	1,976,096	(979,922)		6,196,374			6,196,374

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Note 1—Basis of Pro Forma Presentation

        The unaudited pro forma combined financial statements present two pro forma scenarios. The first presents the pro forma adjustments necessary to combine First Chester County Corporation and American Home Bank, reflecting the merger that was effective on December 31, 2008. The second scenario presents the pro forma impact of the issuance of $25 million of Program Preferred Shares and $1.25 million of Warrant Preferred Shares to the US Treasury under the Capital Purchase Program.

        The unaudited pro forma combined financial information relating to the merger is presented as of and for the nine months ended September 30, 2008 and the unaudited pro forma combined income statement for the year ended December 31, 2007. First Chester County and American Home Bank are in the process of analyzing and reviewing their accounting and financial reporting policies and procedures and, as a result of this review, may reflect changes in one or the other of First Chester County's or American Home Bank's policies or procedures in future presentations of combined results in order to conform to the accounting policies that will be determined to be most appropriate for the combined company. This pro forma presentation was prepared in accordance with SFAS No. 141, "Business Combinations."

        The pro forma adjustments consist of the adjustments necessary to combine First Chester County and American Home Bank, including the conversion of American Home Bank common shares exchanged, at shareholders election, into either 0.70 shares of First Chester County common stock, $11.00 in cash, or a combination of both stock and cash, for each share of American Home Bank common stock. Notwithstanding such an election the total number of shares of First Chester County common stock that were exchanged for American Home Bank common stock was 1,052,160 shares. Per the Merger Agreement 90% of American Home Bank's outstanding common stock was exchanged for First Chester County common stock and approximately 10% of American Home Bank's outstanding common stock was exchanged for cash. The conversion of American Home Bank common stock into First Chester County common stock was based on the exchange ratio in the Merger Agreement. A value of $14.34 was assigned to the issuance of First Chester County common stock issued, which represents the four day average of the closing prices of First Chester County common shares for the two days before and after the merger announcement date of September 19, 2008.

        In addition, pursuant to the terms of the Merger Agreement, pro forma adjustments were made for American Home Bank options to purchase shares of American Home Bank common stock at the effective time of the merger to become an option to purchase such number of shares of the Corporation common stock equal to the number of shares of the American Home Bank option times 0.7000, at an exercise price equal to the exercise price of the American Home Bank option at the effective time of the merger divided by 0.7000. Pro forma adjustments for each outstanding American Home Bank warrant at the effective time of the merger were converted to the right to receive cash in an amount equal to the difference between the American Home Bank warrant strike price and $11.00.

        Consideration has been given to providing an estimate of the anticipated transaction costs to be incurred in connection with the merger. Such costs are expected to approximate $2.7 million on a pre-tax basis and have been reflected in the pro forma adjustments to the unaudited pro forma combined balance sheet. Under current accounting rules, certain other costs will not be accruable at the closing of the merger and will be recognized in periods both before and after the date of the merger. The detailed plans for all of the restructuring initiatives have not been fully formulated and, as such, no consideration was given to recognition of these expenses in the unaudited pro forma combined balance sheet or in the unaudited pro forma combined income statement.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

        The total estimated purchase price of American Home Bank common stock for the purpose of this pro forma financial information is $20.0 million.

		September 30, 2008
		($ in thousands except share data)
Purchase Price:
Purchase Price Assign to Stock:
American Home Bank Shares exchanged for stock	1,503,086
Exchange ratio	0.70

First Chester County common stock to be issued	1,052,160
Average purchase price per First Chester County common share	$14.34

Purchase price assigned to shares exchanged for stock		$15,088
Purchase Price Assigned to Cash:
American Home Bank Shares exchanged for cash	166,909
Cash purchase price per American Bank Home common share	$11.00

Purchase price assigned to shares exchanged for cash		1,836
Purchase price assigned to cash paid for customized system software		90
Purchase Price Assigned to Options and Warrants:
Value ascribed to American Home Bank options converted to First Chester County options		133
American Home Bank warrants cashed out		212
Transaction costs		2,696

Total Purchase Price		$20,055
Net Assets Acquired:
American Home Bank shareholders' equity	$16,928
American Home Bank goodwill and other intangibles	(1,372)
Estimated increase (decrease) to reflect assets acquired at fair value:
Loans	(150)
Deferred tax assets	341
Fixed assets—customized system software	90
Estimated increase (decrease) to reflect liabilities acquired at fair value:
Time deposits	(201)
Borrowings	(142)
Net Assets Acquired		15,494

Goodwill resulting from merger		$4,561

        The unaudited pro forma combined financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of American Home Bank at their respective fair values and represents management's best estimates based upon the information available at this time. These pro forma adjustments are expected to be revised as additional information becomes available and additional detailed analysis is performed. Furthermore, the final allocation of the

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 1—Basis of Pro Forma Presentation (Continued)

purchase price will be determined after the completion of a final analysis to determine the fair values of American Home Bank's tangible and identifiable intangible assets and liabilities as of the closing date of the transaction. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented herein. Increases or decreases in the fair value of certain balance sheet amounts including loans, securities, deposits and related intangibles and debt will result in adjustments to both the balance sheet and income statement. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocated to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

        The unaudited pro forma combined financial information presented herein does not necessarily provide an indication of the combined results of operations or the combined financial position that would have resulted had the merger actually been completed as of the assumed consummation date, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

        Certain reclassification adjustments to American Home Bank's historical financial statements were made to conform to First Chester County's presentation within the pro forma financial statements and are described as follows:

  a.
  Reclassified restricted investment in bank stocks to investment securities available for sale.

  b.
  Reclassified accrued interest receivable to other assets.

  c.
  Reclassified net deferred tax asset from other assets

  d.
  Reclassified derivative assets from other assets

  e.
  Reclassified short term investments to federal funds sold and other investments and interest bearing deposits

  f.
  Reclassified accrued interest payable to other liabilities

  g.
  Reclassified derivative liabilities from other liabilities

Note 2—Pro Forma Adjustments

(1)
Adjustment to record the following: (a) goodwill arising from the excess of purchase price over the fair value of net assets of $5.0 million; (b) the payment of cash of $2.1 million for the settlement of 10% of American Home Bank common stock for cash at $11.00 per share, payment of cash of $212,000 for the settlement of American Home Bank warrants, and payment of $90,000 of cash to construction mortgage acceptance corporation for the purchase of customized system software and (c) the issuance of 1,052,160 shares of First Chester Count common stock for the settlement of 90% of American Home Bank common stock for First Chester County common stock at the exchange ratio of 0.70. Federal funds sold and other overnight investment interest income was reduced for the cash payments assuming a yield of 2.5% and a reduction of related interest income of $51,000 in the first year following consummation. Average basic and diluted shares have also been adjusted for First Chester County common shares issued for the settlement and American Home Bank options to be rolled over into First Chester County options. Diluted shares were excluded from the computation of diluted earnings per share for American Home Bank for the twelve months ended December 31, 2007 because they were anti-dilutive.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Pro Forma Adjustments (Continued)

(2)
Adjustment to reflect the net deferred tax assets arising from both the recognition of the tax effects of expenses incurred to complete the transaction and the tax effects associated with the adjustments necessary to reflect the acquisition of net assets on a fair value basis. Deferred taxes were recorded using the federal tax rate of 34%.

(3)
Adjustment to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using a level yield amortization method based upon the maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $380,000 in the first year following consummation.

(4)
Adjustment to fair value American Home Bank's long-term debt which consists primarily of FHLB advances at various terms and maturities. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the debt. This adjustment is expected to decrease pro forma pre-tax interest expense by $109,000 in the first year following consummation.

(5)
Adjustment to record the pre-tax estimate of transaction expenses expected to be incurred in connection with the merger. Such expense includes fees related to professional services provided in connection with the merger as well as an estimate of the associated severance, deferred compensation obligations, and contract cancellations. Interest income has been reduced for the cost to fund the after tax cash outlay (estimated at $2.5 million) of the transaction expenses, which approximates $42,000 in the first year following consummation assuming a 2.5% cost of funds.

(6)
Adjustment to reflect First Chester County common stock expected to be issued in exchange for issued and outstanding shares of American Home Bank and First Chester County.

(7)
Adjustment to eliminate American Home Bank's historical shareholders' equity.

(8)
Adjustment to reflect the fair values of investments based on market valuations. Under FASB No. 115, such adjustments are reflected in historical amounts but have been included on a net of tax basis as an adjustment to equity. Such amounts were eliminated in item (7) and therefore will require prospective accretion of the discount to properly record earnings under the purchase method of accounting. The adjustment will be substantially recognized using a level yield amortization method based upon the maturities of the investments. This investment adjustment is expected to increase pro forma pre-tax interest income by $12,000 in the first year following consummation.

(9)
Adjustment to reflect the fair values of loans based on current interest rates, pricing characteristics, expected cash flows and other factors intrinsic to the computation of the fair value of the loan portfolio. The adjustment will be substantially recognized over the expected life of the loans using the sum of the years amortization method based upon the expected life of the loans. This adjustment is expected to increase pro forma pre-tax interest income by $27,000 in the first year following consummation.

(10)
Management reviewed the American Home Bank loan portfolio to determine adjustments in the acquisition for Statement of Position 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." This guidance addresses the accounting for the differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans, including those acquired in a business combination, if those differences are attributable,

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION (Continued)

Note 2—Pro Forma Adjustments (Continued)

  at least in part, to credit quality considerations. Based upon management's analysis there is no adjustment needed at the current time related to Statement of Position 03-3.

(11)
Assumes the preferred stock proceeds of $25 million from the TARP Capital Purchase Program is used to reduce short term borrowings. Going forward, First Chester County Corporation expects to deploy the capital to fund loan growth or for other general corporate purposes, subject to any applicable restrictions imposed by the Treasury.

(12)
Reflects the allocation of proceeds from issuing preferred stock and preferred stock warrants. The proceeds were allocated between the preferred stock and the preferred stock warrants based on their relative fair values. The fair value of these instruments was derived using a discount rate of 12%. The following is a summary of the Preferred Stock and Warrant Preferred Stock:

(dollars in thousands)	Par	(Discount)/Premium	Net
Preferred Stock	$25,000	$(1,416)	$23,584
Warrant Preferred Stock	1,250	166	1,416

	$26,250	$(1,250)	$25,000

  The accretion of the preferred stock discount, and the amortization of the warrant preferred stock premium were calculated using the effective yield method over five years, which is the expected life of the preferred stock.

(13)
Assumes the preferred stock proceeds of $25 million from the TARP Capital Purchase Program is used to reduce short term borrowings. The actual impact to net interest income would be different as First Chester County Corporation expects to deploy the capital to fund loan growth going forward. The impact of the additional loan growth cannot be estimated at this time as the timing of new business opportunities cannot be accurately predicted.

(14)
Additional income tax expense assuming a 34% tax rate

(15)
Reflects the 5% dividend on the preferred stock, the 9% divided on the warrant preferred stock, and the net of the accretion on the preferred stock discount and the amortization of the warrant preferred stock premium, based on a five year life using the effective yield method. These costs reduce income available to common shareholders. The following is a summary of the components of the preferred stock dividend:

(dollars in thousands)	Twelve months ended December 31, 2007	Nine months ended September 30, 2008
5% dividend on the preferred stock	$1,250	$938
9% dividend on the warrant preferred stock	113	84
Accretion of the preferred stock discount	249	185
Amortization of the warrant preferred stock premium	(30)	(22)

Total Dividend	$1,582	$1,185

SELECTED QUARTERLY FINANCIAL DATA

        The following tables present certain unaudited consolidated quarterly financial information for each of the eleven quarters ended September 30, 2008.

(Dollars in thousands, except per share)	September 30, 2008	June 30, 2008	March 31, 2008
Interest income	$13,876	$13,796	$14,077
Interest expense	5,326	5,647	6,199

Net interest income	$8,550	$8,149	$7,878
Net income	807	1,842	1,520
Net income per share (Basic)	0.16	0.36	0.29
Net Income per share (Diluted)	0.16	0.35	0.29

(Dollars in thousands, except per share)	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
Interest income	$14,209	$14,381	$14,323	$13,523
Interest expense	6,391	6,390	6,369	5,823

Net interest income	$7,818	$7,991	$7,954	$7,700
Net income	1,737	2,777	1,779	1,376
Net income per share (Basic)	0.34	0.54	0.34	0.27
Net Income per share (Diluted)	0.33	0.53	0.34	0.26

(Dollars in thousands, except per share)	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006
Interest income	$13,405	$13,473	$13,064	$12,259
Interest expense	5,589	5,422	4,891	4,135

Net interest income	$7,816	$8,051	$8,173	$8,124
Net income	1,552	1,856	2,081	1,846
Net income per share (Basic)	0.30	0.36	0.40	0.36
Net Income per share (Diluted)	0.29	0.35	0.40	0.35

Management's Discussion and Analysis of Financial Condition and Results of Operations

        As used in the Management's Discussion and Analysis of Financial Condition and Results of Operations Section and Quantitative and Qualitative Disclosures about Market Risk Section provided on the following pages, the terms "FCCC" and "FNB" refer to First Chester County Corporation and First National Bank of Chester County, respectively.

Nine Months Ended September 30, 2008 Versus September 30, 2007

Critical Accounting Policies, Judgments and Estimates

        The accounting and reporting policies of First Chester County Corporation ("FCCC") conform with the accounting principles generally accepted in the United States of America and general practices within the financial services industry. The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Allowance for Loan and Lease Losses

        FCCC considers that the determination of the allowance for loan and lease losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan losses is determined based on Management's review and evaluation of the loan and lease portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including Management's assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from Management's estimates, additional provisions for loan and lease losses may be required that would adversely impact earnings in future periods.

Income Taxes

        Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets are subject to Management's judgment based upon available evidence that future realization is more likely than not. If Management determines that FCCC may be unable to realize all or part of the net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

Earnings and Dividend Summary

        Net income for the three months ended September 30, 2008 was $807 thousand, a decrease of $1.97 million or 70.9% from $2.78 million for the same period in 2007. Net income for the nine month period ended September 30, 2008 was $4.17 million, a decrease of $1.76 million or 29.7% from $5.93 million for the same period in 2007. Diluted earnings per share for the three and nine month periods ended September 30, 2008 were $0.16 and $0.80, respectively, compared to $0.53 and $1.14 for the same periods in 2007. Cash dividends declared for the three and nine month periods ended September 30, 2008 were $0.140 and $0.420 per share compared to $0.135 and $0.4050 per share for the three and nine month periods ended September 30, 2007.

        The results for the three and nine months ended September 30, 2008 were negatively impacted by certain events. In the third quarter of 2008, FCCC recorded a $1.44 million pretax loss from the write-down of assets, including an $850 thousand non-cash pretax other than temporary impairment loss on a $1 million Lehman Brothers Note held in First National Bank of Chester County's ("FNB") investment portfolio, a $417 thousand pretax loss on a $13.9 million investment in the Reserve Primary

Fund, a short term overnight money market fund, and a $169 thousand non-cash pretax write-down of property held as OREO. The aggregate after tax impact of these losses in the third quarter of 2008 is $948 thousand. The impairment write-down of the Lehman Note and the loss on the Reserve Primary Fund are presented on the "Asset impairment" line of the income statement while the write-down of OREO is presented on the "gains (losses) on fixed assets and OREO" line of the income statement. In addition, during the second quarter of 2008, FCCC deferred certain loan origination costs that should have been deferred previously under SFAS 91. This resulted in a $417 thousand pretax reduction of salary and employee benefits expense in the second quarter of 2008.

        The Reserve Primary Fund mentioned above, is a short term overnight money market fund designed to maintain a constant $1.00 per share value. We typically use this type of fund to invest excess overnight cash and categorize this on the balance sheet as Federal funds sold and other overnight investments. During the third quarter of 2008, the fund's value fell below $1.00 per share due to underlying Lehman Brothers commercial paper in the fund. Currently, the fund is in process of liquidation. FNB wrote its $13.9 million investment down to $13.5 million. FNB expects to fully recover the remaining $13.5 million.

        The 2007 results include a $1.39 million gain on the sale of facilities in the third quarter of 2007 and $507 thousand of pretax gains and interest income recorded in the second quarter of 2007 from the sale of a $5.9 million loan that had been on non-accrual status. The after tax impact of these 2007 events is a $1.2 million gain.

SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Return on Average Assets	0.32%	1.23%	0.57%	0.89%
Return on Average Equity	4.65%	17.18%	8.03%	12.38%
Dividend Payout Ratio	89.96%	25.08%	52.27%	35.20%
Book Value Per Share	12.98	12.83	12.98	$12.83

 CONSOLIDATED AVERAGE BALANCE SHEET
AND TAXABLE EQUIVALENT INCOME/EXPENSE AND RATES FOR THE
THREE MONTHS ENDED SEPTEMBER 30,

	2008			2007
(Dollars in thousands)	Average Balance	Interest	Rate%	Average Balance	Interest	Rate%
ASSETS
Federal funds sold, interest-bearing deposits in banks and other overnight investments	$32,732	$200	2.43%	$50,956	$676	5.26%
Investment securities:
Taxable	95,261	1,157	4.83%	76,866	940	4.85%
Tax-exempt(1)	12,180	142	4.63%	13,540	157	4.60%

Total investment securities	107,441	1,299	4.81%	90,406	1,097	4.82%

Loans and leases:(2)
Taxable	780,095	12,190	6.22%	700,936	12,479	7.06%
Tax-exempt(1)	18,477	340	7.33%	15,307	256	6.62%

Total loans and leases	798,572	12,530	6.24%	716,243	12,735	7.05%

Total interest-earning assets	938,745	14,029	5.95%	857,605	14,508	6.71%
Non-interest-earning assets
Allowance for loan and lease losses	(8,507)			(8,053)
Cash and due from banks	22,003			26,736
Other assets	41,572			29,895

Total assets	$993,813			$906,183

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings, NOW, and money market deposits	$405,983	$1,646	1.61%	$380,324	$2,462	2.57%
Certificates of deposit and other time	222,231	2,001	3.58%	241,300	2,876	4.73%

Total interest-bearing deposits	628,214	3,647	2.31%	621,624	5,338	3.41%
Subordinated debentures	15,465	209	5.38%	15,913	321	8.00%
Federal Home Loan Bank advances and other borrowings	151,521	1,470	3.86%	74,094	731	3.92%

Total interest-bearing liabilities	795,200	5,326	2.66%	711,631	6,390	3.56%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	119,885			122,174
Other liabilities	9,325			7,702

Total liabilities	924,410			841,507
Stockholders' equity	69,403			64,676

Total liabilities and stockholders' equity	$993,813			$906,183

Net interest income		$8,703			$8,118

Net yield on interest-earning assets			3.69%			3.76%

(1)
The indicated income and annual rate are presented on a taxable equivalent basis using the federal marginal rate of 34% adjusted for the TEFRA Act 20% interest expense disallowance for 2008 and 2007.

(2)
Non-accruing loans are included in the average balance.

 CONSOLIDATED AVERAGE BALANCE SHEET
AND TAXABLE EQUIVALENT INCOME/EXPENSE AND RATES FOR THE
NINE MONTHS ENDED SEPTEMBER 30,

	2008			2007
(Dollars in thousands)	Average Balance	Interest	Rate%	Average Balance	Interest		Rate%
ASSETS
Federal funds sold, interest-bearing deposits in banks and other overnight investments	$45,773	$1,068	3.12%	$48,452	$1,920		5.30%
Investment securities:
Taxable	97,234	3,515	4.83%	78,855	2,836		4.81%
Tax-exempt(1)	13,078	463	4.73%	11,336	376		4.43%

Total investment securities	110,312	3,978	4.82%	90,191	3,212		4.76%

Loans and leases:(2)
Taxable	754,518	36,143	6.40%	695,654	36,703	(3)	7.05%
Tax-exempt(1)	18,983	1,029	7.24%	14,337	731		6.82%

Total loans and leases	773,501	37,172	6.42%	709,991	37,434		7.05%

Total interest-earning assets	929,586	42,218	6.07%	848,634	42,566		6.71%
Non-interest-earning assets
Allowance for loan and lease losses	(8,122)			(8,106)
Cash and due from banks	20,375			24,920
Other assets	38,797			27,679

Total assets	$980,636			$893,127

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings, NOW, and money market deposits	$391,067	$5,287	1.81%	$367,937	$6,741		2.45%
Certificates of deposit and other time	226,362	6,812	4.02%	249,291	8,736		4.69%

Total interest-bearing deposits	617,429	12,099	2.62%	617,228	15,477		3.35%
Subordinated debentures	15,465	683	5.90%	15,654	1,155	(4)	9.87%
Federal Home Loan Bank advances and other borrowings	150,129	4,390	3.91%	67,363	1,950		3.87%

Total interest-bearing liabilities	783,023	17,172	2.93%	700,245	18,582		3.55%
Non-interest-bearing liabilities:
Non-interest-bearing demand deposits	118,776			121,632
Other liabilities	9,577			7,368

Total liabilities	911,376			829,245
Stockholders' equity	69,260			63,882

Total liabilities and stockholders' equity	$980,636			$893,127

Net interest income		$25,046			$23,984

Net yield on interest-earning assets			3.60%				3.78%

(1)
The indicated income and annual rate are presented on a taxable equivalent basis using the federal marginal rate of 34% adjusted for the TEFRA Act 20% interest expense disallowance for 2008 and 2007.

(2)
Non-accruing loans are included in the average balance.

(3)
Includes $282 thousand of income related to the sale of a $5.9 million loan that had been on non-accrual status.

(4)
Includes $161 thousand of expense for accelerated amortization of issuance costs related to early redemption of debentures.

Net Interest Income

        Net interest income is the difference between interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities. Net interest income on a tax equivalent basis for the three month period ended September 30, 2008 was $8.7 million, an increase of 7.2% from $8.1 million for the same period in 2007. Net interest income on a tax equivalent basis for the nine month period ended September 30, 2008 was $25.0 million, an increase of 4.4% from $24.0 million for the same period in 2007.

        The net yield on interest-earning assets, on a tax-equivalent basis, was 5.95% for the three month period ended September 30, 2008, compared to 6.71% for the same period in 2007, a decrease of 76 basis points (one basis point is equal to 1/100 of a percent). For the nine month period ended September 30, 2008, the net yield on interest earning assets decreased 64 basis points to 6.07% from 6.71% during the same period in 2007.

        Average interest-earning assets increased approximately $81.1 million or 9.5% to $938.7 million for the three months ended September 30, 2008 from $857.6 million in the same period last year. Average interest-earning assets increased approximately $81.0 million or 9.5% for the nine months ended September 30, 2008 to $929.6 million from $848.6 million in the same period in 2007.

        Average interest-bearing liabilities increased approximately $83.6 million or 11.7% to $795.2 million for the three months ended September 30, 2008, from $711.6 million for the same period in 2007. Average interest-bearing liabilities increased approximately $82.8 million or 11.8% to $783.0 million for the nine months ended September 30, 2008, from $700.2 million for the same period in 2007.

Interest Income

        Interest income on Federal Funds sold and other overnight investments for the three and nine month periods ended September 30, 2008, decreased $475 thousand and $852 thousand to $200 thousand and $1.1 million, respectively, when compared to the same periods in 2007. The decrease in interest income on Federal Funds sold and other overnight investments for the three and nine month periods is primarily due to decreases in the rates earned on these balances as a result of Federal Reserve actions to reduce market interest rates. The rates earned on these balances decreased 283 basis points and 218 basis points for the three and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007. The decrease in interest income on Federal Funds sold and other overnight investments for the three and nine months is also due to a decrease in the average balance of Federal Funds sold and other overnight investments.

        On a tax equivalent basis, interest income on investment securities increased 18.4% or $202 thousand to $1.3 million for the three month period ended September 30, 2008 when compared to the same period in 2007. For the nine month period ended September 30, 2008, interest income on investment securities increased 23.8% or $766 thousand to $4.0 million from $3.2 million when compared to the same period in 2007. The increase for the three month period is due to an 18.8% or $17.0 million increase of the average balance of investment securities, combined with a 1 basis point decrease earned on these investments. The increase for the nine month period ended September 30, 2008 is the result of a 22.3% or $20.1 million increase of the average balance of investment securities combined with an increase of 6 basis points on the rate earned on these investments.

        Interest income on loans, on a tax equivalent basis, generated by FCCC's loan portfolio decreased $205 thousand or 1.6% to $12.5 million for the three months ended September 30, 2008, compared to the same period in 2007. Interest income on loans decreased $262 thousand or 0.7% to $37.2 million for the nine months ended September 30, 2008, compared to the same period in 2007. The decrease for the three month period is primarily due to a decrease in the average yield earned on loan and lease balances. The average yield decreased 81 basis points for the three months ended September 30, 2008 to 6.24% from 7.05% in the same period in 2007. The decrease was partially offset by an $82.3 million or 11.5% increase in the average balance of loans and leases outstanding. Interest income for the nine months ended September 30, 2007 includes the recognition of $282 thousand of income related to the sale of a $5.9 million loan that had been on non-accrual status. Excluding this item, interest income for the nine months ended September 30, 2008 increased $20 thousand or 0.1% over the same period in 2007. This increase is primarily due to a $63.5 million or 8.9% increase in the average balance of loans and leases outstanding, partially offset by decreases in the average yield earned on loan portfolio from 7.05% in 2007 to 6.42% in 2008. The decreases in the average yield earned on the loan portfolio for the three and nine months ended September 30, 2008 as compared to the same period in 2007 are primarily the result of Federal Reserve actions to reduce market interest rates.

Interest Expense

        Interest expense on deposit accounts decreased $1.7 million or 31.7% to $3.6 million for the three months ended September 30, 2008 compared to the same period in 2007. Interest expense on deposit accounts decreased $3.4 million or 21.8% to $12.1 million for the nine months ended September 30, 2008 compared to the same period in 2007. The decrease for the three months ended September 30, 2008 was due to a 110 basis point decrease in the average interest rates paid on these deposits partially offset by a $6.6 million or 1.1% increase in average total interest-bearing deposits. The decrease for the nine months ended September 30, 2008 was due to a 73 basis point decrease in the average interest rates paid on these deposits combined with a $201 thousand increase in average total interest-bearing deposits. The decreases in the average interest rates paid on deposits is primarily the result of Federal Reserve actions to reduce market interest rates combined with the decrease in higher cost brokered CD balances. Deposit balances have been affected by FNB's decision to replace higher cost brokered CDs with lower cost FHLB borrowings beginning in the second half of 2007. Excluding the decrease in average brokered CD balances, average total interest-bearing deposit balances would have increased by $62.1 million and $58.2 million for the three and nine months ended, September 30, 2008, respectively, as compared to same periods in 2007.

        Although market interest rates have declined, competition for deposits from other banks and non-banking institutions such as credit unions and mutual fund companies continues to be strong. This competition puts pressure on the pricing of FCCC's deposit base and on the cost of raising new deposits. As FCCC competes for deposit dollars to fund its growth, alternative funding sources continue to be explored.

        Interest expense on subordinated debentures decreased $112 thousand to $209 thousand for the three month period ended September 30, 2008 from $321 thousand for the same period in 2007. Interest expense on subordinated debentures decreased $472 thousand to $683 thousand for the nine month period ended September 30, 2008 from $1.2 million when compared to the same period in 2007. The decreases for the three and nine month periods ended September 30, 2008 were primarily due to a decrease in the average interest rate paid on these debentures resulting from market interest rate decreases. Interest expense on subordinated debentures for the nine month period ended September 30, 2007 includes a $161 thousand charge to interest expense recorded in the second quarter of 2007. The charge was for accelerated amortization of issuance costs related to the July 2007 early redemption of $5.2 million of debentures that were issued by FCCC. The redemption of the debentures was coordinated with a new $5.2 million issuance on June 29, 2007. The new issuance bears an interest rate of 3 month LIBOR plus 140 basis points while the redeemed issuance had an interest rate of 3 month LIBOR plus 365 basis points.

        Interest expense on Federal Home Loan Bank ("FHLB") and other borrowings increased by $739 thousand or 101.1% to $1.5 million for the three month period ended September 30, 2008 from $731 thousand for the same period in 2007. This increase for the three month period ended

September 30, 2008 is due to a $77.4 million or 104.5% increase in the average balances of these funding sources partially offset by a 6 basis point decrease in the average interest rate paid on these borrowings. Interest expense on FHLB and other borrowings increased by $2.4 million or 125.2% to $4.4 million for the nine month period ended September 30, 2008 from $2.0 million for the same period in 2007. This increase for the nine month period ended September 30, 2008 is due to an $82.8 million or 122.9% increase in the average balances of these funding sources combined with a 4 basis point increase in the average interest rate paid on these borrowing. The increase in average FHLB borrowings in 2008 as compared to 2007 is partially due to FNB's decision to replace higher cost brokered CDs with lower cost FHLB borrowings beginning in the second half of 2007. FHLB borrowings have been an alternative to deposits to support loan growth.

Provision for Loan and Lease Losses

        During the three and nine month periods ended September 30, 2008, FCCC recorded a $290 and a $950 thousand provision for loan and lease losses compared to $0 for the same periods in 2007. The increase in the provision for loan and lease losses was driven mainly by an increase in non-accrual loans and loan growth combined with the effects of a slowing economy. The percentage of non-accrual loans to gross loans was .38% at September 30, 2008 as compared to .16% at December 31, 2007 and .14% at September 30, 2007. The allowance for loan and lease losses as a percentage of loans at September 30, 2008 was 1.07% compared to 1.05% at December 31, 2007 and 1.12% at September 30, 2007. Net charge-offs were $190 thousand for the nine months ended September 30, 2008 as compared to $213 thousand in the same period in 2007.

        The allowance for loan and lease losses is an amount that Management believes will be adequate to absorb possible loan losses on existing loans that may become uncollectible and is established based on Management's evaluation of the collectability of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans, and current economic conditions that may affect our borrowers' ability to pay.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Balance at beginning of period	$8,433	$8,059	$7,817	$8,186

Provision charged to operating expense	290	—	950	—
Recoveries of loans previously charged-off	36	30	233	111
Loans charged-off	(147)	(84)	(423)	(324)

Net loan (charge-offs) recoveries	(111)	(54)	(190)	(213)

Allowance other adjustment(1)	24	36	60	68

Balance at end of period	$8,637	$8,041	$8,637	$8,041

Period-end loans outstanding	$808,931	$719,530	$808,931	$719,530
Average loans outstanding	$798,572	$716,243	$773,501	$709,991
Allowance for loan and lease losses as a percentage of period-end loans outstanding	1.07%	1.12%	1.07%	1.12%
Net charge-offs (recoveries) to average loans outstanding	0.01%	0.01%	0.02%	0.03%

(1)
The "Allowance other adjustment" represents the reclassification of an allowance for possible losses on unfunded loans and unused lines of credit. These loans and lines of credit, although unfunded, have been committed to by FNB.

        Non-performing loans and leases include those on non-accrual status and loans past due 90 days or more and still accruing. FCCC's policy is to write down all non-performing loans and leases to net realizable value based on current assessments of the value of the collateral securing such loans and leases and leases. Non-performing loans and leases are generally collateralized and are in the process of collection. Non-accrual loans and leases reduce FCCC's earnings because interest income is not earned on such assets.

        FCCC held one commercial property classified as other real estate owned ("OREO") at September 30, 2008. FCCC held no OREO properties as of September 30, 2007, and no OREO properties at December 31, 2007. OREO represents real estate owned by FNB following default by the borrowers. OREO is recorded at the lower of the loan carrying value or fair market value. Fair market value is based primarily upon independent market prices or professional appraisals. In the third quarter of 2008, FNB wrote the value of the property held in OREO to market value based upon such factors. This resulted in $169 thousand charge to the "Gains (losses) on fixed assets and OREO" line of the income statement. OREO reduces FCCC's earnings because interest income is not earned on such assets.

        The following chart represents detailed information regarding non-performing loans and leases and OREO:

	September 30,		December 31,
(Dollars in Thousands)	2008	2007	2007
Past due over 90 days and still accruing	$209	$207	$142
Non-accrual loans and leases(1)	3,057 (2)	986	1,194

Total non-performing loans and leases	3,266	1,193	1,336
Other real estate owned	346	—	—

Total non-performing assets	$3,612	$1,193	$1,336

Non-performing loans and leases as a percentage of total loans and leases	0.40%	0.17%	0.18%
Allowance for loan and lease losses as a percentage of non-performing loans and leases	264.43%	674.06%	585.10%
Non-performing assets as a percentage of total loans and other real estate owned	.45%	0.17%	0.18%
Allowance for loan and lease losses as a percentage of non-performing assets	239.12%	674.06%	585.10%

(1)
Generally, FNB places a loan or lease in non-accrual status when principal or interest has been in default for a period of 90 days or more unless the loan is both well secured and in the process of collection.

(2)
The $3.1 million non-accrual loan and lease balance shown in the table is different from the $3.6 million impaired loan balance discussed below due to a $500 thousand performing loan that was categorized as impaired at September 30, 2008.

        Management is not aware of any loans or leases other than those included in these tables that would be considered potential problem loans and cause Management to have doubts as to the borrower's ability to comply with loan repayment terms.

        FCCC identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on impaired loans and no income is recognized until all recorded amounts of interest and principal are recovered in full.

        FASB 114 "Accounting by Creditors for Impairment of Loans" requires FCCC to examine commercial and non-residential mortgage loans on non-accrual status for impairment. The balance of impaired loans was $3.6 million, $1.2 million, and $986 thousand at September 30, 2008, December 31, 2007, and September 30, 2007, respectively. The associated allowance for impaired loans was $233 thousand, $72 thousand, and $64 thousand at September 30, 2008, December 31, 2007, and September 30, 2007, respectively.

        For the three and nine month periods ended September 30, 2008, activity in the allowance for impaired loan losses includes a provision of $184 and $213 thousand, respectively, and charge-offs of $0 and $6, respectively. There were no recoveries for the three and nine month periods ended September 30, 2008. Contractual interest amounted to $42 thousand and $98 thousand for the three and nine months ended September 30, 2008, respectively. Total cash collected on impaired loans for the three and nine month periods ended September 30, 2008 was $262 thousand and $354 thousand all of which was applied to principal. Loans returned to performing for the three and nine month periods ended September 30, 2008 was $140 thousand and $160 thousand.

Non-Interest Income

        Total non-interest income decreased 65.9% or $2.6 million to $1.3 million for the three months ended September 30, 2008, when compared to the same period in 2007. Total non-interest income decreased 23.4% or $2.1 million to $7.0 million for the nine month period ended September 30, 2008, when compared to the same period in 2007. The various components of non-interest income are discussed below.

        Asset impairment for the three and nine months ended September 30, 2008 consists of a $1.3 million loss from the write down of two assets. The first, an $850 thousand pre-tax other than temporary impairment loss on a $1 million Lehman Brothers Note held in FNB's investment portfolio. The remaining $150 thousand is presented on the "Investment securities available for sale" line of FCCC's Consolidated Balance Sheet. The second was a $417 pretax loss on a $13.9 million investment in the Reserve Primary Fund. The Reserve Primary Fund is a short term overnight money market fund designed to maintain a constant $1.00 per share value. FNB typically uses this type of fund to invest excess overnight cash. During the third quarter of 2008, the fund's value fell below $1.00 per share due to underlying Lehman Brothers commercial paper in the fund. The fund is currently in process of liquidation. FNB wrote its $13.9 million investment down to $13.5 million. FNB expects to fully recover the remaining $13.5 million. The remaining $13.5 million is presented on the "Federal funds sold and other overnight investments" line of FCCC's Consolidated Balance Sheet.

        Wealth management and advisory services revenue, increased $7 thousand or .7% to $994 thousand for the three month period ended September 30, 2008 from $987 thousand during the same period in 2007. Wealth management and advisory services revenue increased $36 thousand or 1.2% to $3.1 million for the nine month period ended September 30, 2008 from $3.0 million during the same period in 2007. Wealth management and advisory services revenue includes fee income from both the Wealth Management division of FNB and the First National Financial Advisory Services subsidiary of FNB. In the aggregate, wealth management and advisory services revenue consists primarily of fee income from services such as trust and portfolio management, estate management, insurance, full-service brokerage, financial planning and mutual fund services. Wealth management and advisory services revenue is based partially on the market value of assets under management. The market value of assets under management at September 30, 2008 was $542.1 million compared to $594.9 million at September 30, 2007.

        Service charges on deposit accounts increased $62 thousand or 10.4% to $657 thousand for the three month period ended September 30, 2008 compared to $595 thousand for the same period in 2007. For the nine month period ended September 30, 2008, service charges on deposit accounts increased $150 thousand or 8.8% to $1.9 million compared to $1.7 million for the same period in 2007. The increase in service charges is primarily due to an increase in charges on retail and commercial demand deposit accounts.

        FCCC recognized a net gain of $89 thousand on sales of investment securities during the three month period ended September 30, 2008 compared with $0 during the same period in 2007. FCCC recognized a net gain of $273 thousand on sales of investment securities during the nine month period ended September 30, 2008 compared with a net gain of $2 thousand during the same period in 2007. These net gains and losses were taken as a result of normal portfolio management.

        FCCC has operating lease agreements with one customer. The income on these leases is classified as "Rental Income". Rental Income on operating lease agreements increased $2 thousand or 0.5% to $328 thousand for the three months ended September 30, 2008 as compared to the same period in 2007. Rental Income on operating lease agreements increased $18 thousand or 1.9% to $967 thousand for the for the nine months ended September 30, 2008 as compared to the same period in 2007.

        Gains (losses) on fixed assets and OREO were losses of $123 thousand and $33 thousand for the three and nine month periods ended September 30, 2008 as compared to gains of $1.4 and $1.4 million for the same periods in 2007. The primary component of the losses for the three and nine month periods in 2008 was the $169 thousand write-down of property held as OREO that was discussed above. Partially offsetting these losses were gains recorded in 2008 from the amortization of a deferred gain attributable to the sale-leaseback of facilities that occurred in the third quarter 2007. The gains recorded in 2007 are due to the $1.4 million of initial gain recorded in the third quarter of 2007 related to the sale lease-back transaction.

        The nine month period ended September 30, 2007 includes a $225 thousand gain recorded in the second quarter of 2007 related to the sale of the $5.9 million loan as previously mentioned. Excluding this item, gains and fees on the sale of loans decreased $115 thousand or 36.9% for the nine months ended September 30, 2008 and decreased $85 thousand or 72.0% for the three months ended September 30, 2008 compared to the same periods in 2007. These decreases are mainly due to lower volume of originations and sales of residential mortgages during 2008 as compared to the same periods in 2007.

        Bank-owned life insurance ("BOLI") income relates to a $10 million policy purchased in February 2008. BOLI involves the purchase of a life insurance policy on a group of employees. FNB is the owner and beneficiary of the policy. The BOLI investment is carried on the balance sheet at the cash surrender value of the underlying policies. Income or loss resulting from increases or decreases in the cash surrender value of the properties is recorded on the income statement. BOLI gains for the three and nine month periods ended September 30, 2008 were $46 thousand and $203 thousand, respectively.

        Other non-interest income increased $82 thousand or 16.8% to $570 thousand for the three months ended September 30, 2008 compared to same period in 2007. Other non-interest income increased $212 thousand or 14.3% to $1.7 million for the nine months ended September 30, 2008 compared to same period in 2007. The increases in other non-interest income were primarily due to increases in lease referral fees and electronic banking fees. Other non-interest income also includes ATM surcharge revenue, STAR/Visa Check Card revenue, safe deposit box income, merchant services income, loan fee income, miscellaneous loan income, rental income and other miscellaneous income.

Non-Interest Expense

        Total non-interest expense increased $558 thousand or 6.9% to $8.6 million for the three months ended September 30, 2008, when compared to the same period in 2007. Total non-interest expense increased $579 thousand or 2.4% to $25.1 million for the nine months ended September 30, 2008, when compared to the same period in 2007. The various components of non-interest expense are discussed below.

        Salaries and employee benefits increased $92 thousand or 1.9% for the three months ended September 30, 2008 compared to the same period in 2007. This is primarily due to an overall increase in salaries as well as an increase in severance costs. These increases were partially offset by a decrease in employee bonus expense. Salaries and employee benefits expense for the nine month periods ended September 30, 2008 includes a $417 thousand reduction of salary and benefits expense associated with loan origination costs not previously deferred in prior periods. Excluding the $417 thousand item, salaries and employee benefits decreased $86 thousand or .6% for the nine month period ended September 30, 2008 compared to the same period in 2007. This decrease is primarily due to a decrease in employee bonus expense partially offset by an increase in salaries and severance costs.

        Net occupancy, equipment and data processing expense increased $191 thousand or 15.4% to $1.4 million during the three months ended September 30, 2008 when compared to the same period in 2007. Net occupancy, equipment and data processing expense increased $466 thousand or 12.0% to $4.3 million during the nine months ended September 30, 2008 when compared to the same period in 2007. The increase was mainly due to the addition of the Longwood and Downingtown branches in the first quarter of 2008.

        Depreciation on operating leases increased $4 thousand or 1.4% to $273 thousand for the three months ended September 30, 2008 when compared to the same period in 2007. Depreciation on operating leases increased $10 thousand or 1.3% to $799 thousand for the nine months ended September 30, 2008 when compared to the same period in 2007. This depreciation expense is the result of operating lease agreements FCCC has with one customer. The income associated with these operating leases is classified as Rental Income.

        Expenses for professional services increased $20 thousand or 4.7% to $449 thousand for the three months ended September 30, 2008 when compared to the same period in 2007. Professional services expense decreased $57 thousand or 4.0% to $1.4 million for the nine months ended September 30, 2008 when compared to the same period in 2007. The decrease in professional fees for the nine month period is primarily due to a reduction in legal fees related to the fact that FCCC incurred additional costs in the first quarter of 2007 from compliance with new SEC executive compensation reporting requirements. These costs were not incurred in 2008.

        Marketing expense decreased $7 thousand or 4.0% for the three months ended September 30, 2008 and decreased $3 thousand or .5% for the nine months ended September 30, 2008 as compared to the same periods in 2007.

        Total other non-interest expense increased $211 thousand or 20.3% to $1.3 million for the three-month period ended September 30, 2008 compared to the same periods in 2007. Total other non-interest expense increased $555 thousand or 19.3% to $3.4 million for the nine months ended September 30, 2008 when compared to the same period in 2007. Other non-interest expense includes annual meeting and reports, trust processing, postage, directors' costs, telephone, travel and entertainment and operating supplies. The increase in other non-interest expense for the three and nine month periods ended September 30, 2008 is partially due to an increase in FDIC insurance premiums in 2008 as compared to 2007. FDIC insurance premium expense was $136 thousand and $347 thousand for the three and nine month periods ended September 30, 2008, as compared to $21 thousand and $64 thousand for the same periods in 2007. The increase reflects the impact of 2006 legislation that increased FDIC premiums for all commercial banks. This legislation provided an assessment credit for each insured bank. FNB's assessment credit offset a larger portion of the insurance premium expense in 2007 than in 2008 and was fully utilized in the first quarter of 2008. The increased premium does not indicate any change in the FDIC risk assessment for FNB. The increase in other non-interest expense for the nine month period ended September 30, 2008 is also due to a

$109 thousand charge taken in the first quarter of 2008 from the write-off of miscellaneous other assets.

Income Taxes

        Income tax expense for the three and nine month periods ended September 30, 2008 was $148 thousand and $1.3 million, compared to $1.0 million and $2.3 million for the same periods in 2007. This represents an effective tax rate of 15.5% and 24.2% for the three and nine month periods ended September 30, 2008 compared with 27.1% and 27.8% for the same periods in 2007. The decreases in income tax expense for the three and nine month periods are mainly due to increases in permanent differences as a relative percentage of pretax income. Permanent differences include non-taxable income such as tax-exempt interest on municipal securities and loans as well as BOLI income.

Liquidity Management and Interest Rate Sensitivity

        The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses FCCC's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature, and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling Management to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary sources of liquidity for FCCC are funding available from deposit growth, FHLB Borrowings, and cash flow from the investment and loan portfolios. Deposits consist of NOW, money-market, savings, tiered savings, large and small dollar certificates of deposit, and non-interest bearing demand deposit accounts. FCCC considers funds from NOW, money market, savings and certificates less than $100,000 as "core" deposits because of the historical stability of such sources of funds. Details of core deposits, non-interest bearing demand deposit accounts, and other deposit sources are highlighted in the following table:

	For the nine Months Ended September 30, 2008		For the Year Ended December 31, 2007
(Dollars in thousands)	Average Balance	Effective Yield	Average Balance	Effective Yield
DEPOSIT TYPE
NOW Accounts	$181,581	1.69%	$159,572	2.30%
Money Market	115,690	2.60%	97,726	4.19%
Statement Savings	40,360	0.71%	43,270	0.79%
Other Savings	2,939	1.52%	1,514	1.52%
Tiered Savings	50,497	1.31%	64,485	1.45%

Total NOW, Savings, Money Mkt	391,067	1.81%	366,567	2.47%
CDs Less than $100,000	153,970	3.99%	192,236	4.72%
CDs Greater than $100,000	72,392	4.08%	52,342	4.58%

Total CDs	226,362	4.02%	244,578	4.69%
Total Interest Bearing Deposits	617,429		611,145
Non-Interest Bearing Demand Deposits	118,776		121,000

Total Deposits	$736,205		$732,145

        FNB, as a member of FHLB, maintains several credit facilities. During the three and nine month periods ended September 30, 2008, average FHLB advances were $151.5 million and $150.1 million, respectively, and consisted of term advances with a variety of maturities. The average interest rate on these advances was 3.9% and 3.9%, respectively. FNB currently has a maximum borrowing capacity with FHLB of approximately $230.9 million. FHLB advances are collateralized by a pledge on FNB's portfolio of unencumbered investment securities, certain mortgage loans, and a lien on FNB's FHLB stock.

        From time to time, FNB may take advantage of alternative sources of overnight borrowings from the Federal Reserve or correspondent banks. FNB pledges certain loans as collateral for these lines of credit. At September 30, 2008 and 2007 the amounts of these types of advances outstanding were $0.

        To supplement FCCC's sources of liquidity, FCCC uses alternative funding sources such as brokered deposits and bringing off-balance sheet "swept" funds onto the balance sheet as deposits. Management has set limits for these funding sources and will manage the impact that such sources may have on liquidity and interest rate sensitivity.

        The goal of interest rate sensitivity management is to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to re-pricing in a future time period. FCCC's net interest rate sensitivity gap within one year is a negative $312.6 million or 31.2% of total assets at September 30, 2008 compared with a negative $168.2 million or 18.4% of total assets at December 31, 2007. FCCC's gap position is one tool used to evaluate interest rate risk and the stability of net interest margins. Another tool that management uses to evaluate interest rate risk is a computer simulation model that assesses the impact of changes in interest rates on net interest income, net-income under various interest rate forecasts and scenarios. Management has set acceptable limits of risk within its Asset Liability Committee ("ALCO") policy and monitors the results of the simulations against these limits quarterly. As of the most recent quarter-end, all results are within policy limits and indicate an acceptable level of interest rate risk. Management monitors interest rate risk as a regular part of corporate operations with the intention of maintaining a stable net interest margin. The following table presents our interest sensitivity analysis as of September 30, 2008:

(Dollars in thousands)	Within one year	Two through five years	Over five years	Non-rate sensitive	Total
ASSETS
Federal funds sold and overnight investments	$14,581	$—	$—	$—	$14,581
Investment securities	21,353	57,155	23,704		102,212
Interest bearing deposits in banks	207	—	—		207
Net loans and leases	317,955	366,514	124,462	(8,637)	800,294
Cash and due from banks	—			43,210	43,210
Premises and equipment	—			19,346	19,346
Other assets	—			22,346	22,346

Total assets	$354,096	$423,669	$148,166	$76,265	$1,002,196

LIABILITIES AND CAPITAL
Non-interest bearing deposits	$—	$—	$—	$129,125	$129,125
Interest bearing deposits	606,920	21,477	3,997		632,394
FHLB advances and other borrowings	44,322	101,838	2,425		148,585
Junior subordinated debentures	15,465				15,465
Other liabilities	—		9,274		9,274
Capital	—			67,353	67,353

Total liabilities & capital	$666,707	$123,315	$15,696	$196,478	$1,002,196

Net interest rate sensitivity gap	$(312,611)	$300,354	$132,470	$(120,213)

Cumulative interest rate sensitivity gap	$(312,611)	$(12,257)	$120,213	$—

Cumulative interest rate sensitivity gap divided by total assets	(31.2)%	(1.2)%	12.0%

        The United States Treasury Department is making a voluntary capital investment program available to qualifying United States financial institutions and bank holding companies. The program, referred to as the "Capital Purchase Program," is intended to provide additional capital to institutions engaged in financial activities and to increase the flow of financing to businesses and consumers and support the US economy. All US domiciled financial institutions and bank holding companies may participate in the Program, regardless of whether they are well-capitalized or not. The full terms of the Program have not been finalized, but the general terms that have been announced would permit FCCC to apply for a maximum subscription amount of approximately $25 million in the form of Senior Preferred Stock, bearing a cumulative dividend of 5% per annum for the first five years, resetting to 9% per annum after year five. According to the proposed term sheet, the Treasury Department would also receive warrants to purchase FCCC Common Stock with an aggregate market price equal to 15% of the Senior Preferred Stock investment. The exercise price on the warrants would be the market price on FCCC's Common Stock at the time the investment closes, calculated on a 20-trading day trailing average. FCCC is evaluating whether to participate in the program and, if so, to what extent it would seek to do so.

        If FCCC decides to make an application to participate in the Program, the amount of the US Treasury Department's actual investment would not be known until such time as the Treasury Department receives and considers the applications from all such eligible institutions. If FCCC participates in the Program, it will be required to adopt the Treasury Department's standards for executive compensation and corporate governance, for the period during which the Treasury Department holds equity issued under the Program.

Branching, Technology and Capital Projects

        During the first quarter of 2008, FNB opened two new branch facilities. The first, a newly constructed, full-service branch located in Kennett Square, Pennsylvania, features FNB's signature building design, first showcased by the Oxford Branch, which opened in 2005. The second, a full-service branch located in Downingtown, Pennsylvania, replaced the Coatesville Branch. The Coatesville branch was closed in the first quarter of 2008. Technological improvements, including enhanced security over customer information, a more proactive disaster recovery system and an improved infrastructure to support more internet banking products are also expected in the future. We are continuously looking for opportunities to expand our branch system and invest in technology to better serve our customers.

Proposed Acquisition

        On September 18, 2008, FCCC and FNB entered into an Agreement and Plan of Merger with American Home Bank, National Association ("AHB") pursuant to which all of the outstanding shares of AHB will be exchanged for and converted to cash and shares of FCCC, and AHB will be merged with and into FNB, a wholly-owned subsidiary of FCCC. Under the terms of the Merger Agreement, AHB shareholders may elect to receive either 0.7000 shares of common stock of FCCC or cash equal to $11.00 per share of AHB common stock, in each case, subject to adjustment in certain circumstances. Shareholder elections are subject to allocation procedures, which are intended to ensure that approximately 90% of the consideration to be paid by FCCC will be in the form of common stock and approximately 10% of the consideration will be in cash, assuming no reduction to the purchase price. The total value of the merger consideration is approximately $18.2 million based on FCCC's closing price of $15.25 per share on September 18, 2008. The cash portion of the purchase price will be paid out of FCCC's current operations and without third party financing.

        AHB is a national bank with assets of approximately $268 million as of June 30, 2008, offering consumer and commercial banking services through two branch offices in Mountville and Carlisle in central Pennsylvania, and has a significant mortgage banking operation. During the twelve months ended August 31, 2008, AHB originated approximately $1 billion in residential mortgage loans to qualified borrowers with good credit histories and complete documentation. Such residential mortgage loans are generally conventional conforming, jumbo, FHA and VA loans, as well as construction to permanent loans for homeowners. Both FNB and AHB avoid funding sub-prime mortgages. Following the merger, the consumer and commercial banking services of AHB and its branch offices will be merged into the banking operations of FNB, and the AHB mortgage banking operations will be run as a separate division of FNB under the American Home Bank name.

        The transaction, which is expected to close in the fourth quarter of 2008, is subject to shareholder approval by AHB shareholders, customary regulatory approvals and other customary conditions provided for in the Merger Agreement. FCCC has filed a Registration Statement on Form S-4 with the SEC in connection with this transaction to register the shares of common stock that will be issued at closing. This Registration Statement was declared effective on October 31, 2008. No assurance can be given that all required approvals will be obtained, that all other closing conditions will be satisfied or waived, or that the transaction will in fact be consummated.

Capital Adequacy

        FCCC is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. FCCC is also subject to similar capital requirements adopted by the Office of the Comptroller of the Currency. Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At September 30, 2008, both FCCC's and FNB's capital exceeded all minimum regulatory requirements, and FNB was considered "well capitalized" as defined in the regulations issued pursuant to the FDIC Improvement Act of 1992.

	As of September 30,
			As of December 31, 2007	"Well Capitalized" Requirements
	2008	2007
FCCC
Leverage Ratio	8.66%	9.13%	9.22%	N/A
Tier I Capital Ratio	10.04%	10.84%	10.84%	N/A
Total Risk-Based Capital Ratio	11.10%	11.95%	11.92%	N/A
FNB
Leverage Ratio	8.03%	8.47%	8.58%	5.00%
Tier I Capital Ratio	9.31%	10.06%	10.08%	6.00%
Total Risk-Based Capital Ratio	10.38%	11.19%	11.18%	10.00%

        FNB is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material affect on liquidity, capital resources, or operations of FCCC.

Year Ended December 31, 2007 Versus Year Ended December 31, 2006

Overview

        Net income for the year ended December 31, 2007 was $7.7 million, an increase of $335 thousand or 4.6% from $7.3 million in 2006. Basic and diluted net income per share in 2007 were $1.49 and $1.47, respectively, as compared to 1.42 and 1.40, respectively in 2006. Return on average equity in 2007 was 11.84%, as compared to 11.85% in 2006. Return on average assets remained constant at 0.86% for 2007 and 2006.

        During 2007, total assets increased 4.9% to $914.8 million; loans and leases grew 7.1% to $743.4 million; and deposits decreased 2.7% to $704.9 million. Offsetting the decrease in deposits was an increase in Federal Home Loan Bank ("FHLB") and other borrowings, which increased 87.3% to $115.4 million at December 31, 2007. The decrease in deposits and the offsetting increase in Federal Home Loan Bank and other borrowings is the result of a strategic decision to replace higher cost brokered CDs with lower cost FHLB borrowings. Loan growth in 2007 reflects the FNB's focus on growing quality loan relationships.

        The increase in net income for the year ended December 31, 2007 when compared to 2006 was primarily the result of an increase in non-interest income, partially offset by a decrease in net interest income and an increase in non-interest expense. Included in these results is the impact from several significant events that occurred during the year ended December 31, 2007. In the second quarter, FCC recorded a gain related to the sale of a loan that had been on non-accrual status and, in the third quarter of 2007, FCCC recorded gains related to the sale of facilities.

        The decrease in net interest income was primarily driven by an increase in interest income, offset by an increase in interest expense. During the year ended December 31, 2007 interest income benefited from a 7.1% growth in the loan portfolio and from increases in interest rates. The increase in interest expense was primarily attributable to a 4.8% growth in average interest-bearing deposits combined with an increase in the average rate paid on these deposits mainly due to a shift in the deposit mix and strong customer demand for higher priced deposits.

        The increase in non-interest income for year ended December 31, 2007 was primarily due to a $1.39 million pre-tax gain recorded in the third quarter of 2007 related to the sale of facilities. The increase was also attributable to higher Wealth Management revenue, higher service fee income on deposit accounts and a $225 thousand pre-tax gain related to the sale of a loan that had been on non-accrual status.

        During 2007, FCCC entered into a sale-leaseback agreement on an administrative office facility known as the "Swope Building." FCCC leased back the Swope Building for a period of one year following the September sale date. FCCC recognized a $1.39 million pre-tax gain in connection with this transaction in 2007. The after-tax impact to net income from this gain was $915 thousand. Also in 2007, FCCC entered into a sale-leaseback agreement on an administrative office facility known as the "Operations Center." The lease agreement for the Operations Center was for fifteen years with two optional five year renewal periods. The resulting $2.7 million gain was deferred and is being amortized into non-interest income over the fifteen year lease term. Rent expense on the lease is being recorded in the non-interest expense section of the income statement. The sale and lease back of the Swope Building and Operations Center fits into Management's overall facilities strategy and complements the purchase of 1 North High Street, which was also completed in 2007. The purchase of the 1 North High Street building and the sale of the Swope Building and the Operations Center were structured as an IRS Code Section 1031 reverse like-kind exchange, effectively rolling the tax basis of the Swope Building and the Operations Center into the taxable basis of the 1 North High Street Building. Accordingly, FCCC was able to defer $772 thousand of taxes payable in the current year until such time as the 1 North High Street building is sold.

        The increase in non-interest expense for the year ended December 31, 2007 was primarily due to higher salaries and employee benefits expense, mainly due to a higher average employee headcount; specifically, staffing for new branches as well as new key employees in the Wealth Management Division, Commercial Lending and Leasing areas.

Net Interest Income

        Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, decreased 2.0% or $664 thousand from $32.6 million in 2006 to $32.0 million in 2007, compared to a 3.4% increase or $1.1 million from 2005 to 2006.

        The decrease in tax equivalent net interest income for 2007 was primarily due to a larger increase in the average rate paid on interest-bearing liabilities, which increased 54 basis points, than the average yield earned on interest-earning assets, which increased by 23 basis points. The decrease in tax equivalent net interest income for 2007 was also due to an increase in interest-bearing liabilities that was higher than the increase in interest-earning assets. Average interest-bearing liabilities grew $39.5 million while average interest-earning assets increased by $35.4 million. Accordingly, net yields on interest-earning assets, on a tax equivalent basis, were 3.75% and 3.99% for 2007 and 2006, respectively.

        The increase in tax equivalent net interest income for 2006 was largely the result of an increase in interest-earning assets that was higher than the increase in interest-bearing liabilities. The average interest-earning asset growth during 2006 was approximately $33.4 million while average interest-bearing liabilities increased by $23.9 million. Partially offsetting the increase in interest income generated from this growth in 2006 was a larger increase in the average rate paid on interest-bearing liabilities, which increased 90 basis points, than the average yield earned on interest-earning assets, which increased by 69 basis points. Accordingly, net yields on interest-earning assets, on a tax equivalent basis, were 3.99% and 4.03% for 2006 and 2005, respectively.

        Average interest-earning assets in 2007 was $852.3 million, an increase of $35.4 million or 4.3% from $816.9 million in 2006. The increase in average interest-earning assets for 2007 was primarily due to a $33.6 million or 4.9% increase in average loans and leases combined with a $5.6 million or 13.7% increase in federal funds sold and deposits in banks. These increases were partially offset by a $3.7 million or 3.9% decrease in investment securities. In 2006, average interest-earning assets was $816.9 million, an increase of $33.4 million or 4.3% compared to 2005. The increase in average interest-earning assets for 2006 was the primarily due to a $29.5 million or 4.5% increase in average loans and leases combined with a $18.9 million or 87.3% increase in federal funds sold and deposits in banks. These increases were partially offset by a $15.0 million or 13.5% decrease in investment securities.

        Average interest-bearing liabilities in 2007 was $702.5 million, an increase of $39.5 million or 6.0% from $663.0 million in 2006. The increase in 2007 was primarily due to a $28.0 million or 4.8% increase in average interest-bearing deposits combined with an $11.4 million or 17.6% increase in FHLB and other borrowings. In 2006, average interest-bearing liabilities was $663.0 million, an increase of $23.9 million or 3.7% from $639.1 million in 2005. The increase in 2006 was due to a $29.3 million or 5.3% increase in the average interest-bearing deposits partially offset by a $5.4 million or 7.7% decrease in FHLB and other borrowings.

 CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES AND RATES FOR THE YEAR ENDED DECEMBER 31,

	2007			2006			2005
(Dollars in thousands)	Daily Average Balance	Interest	Rate%	Daily Average Balance	Interest	Rate%	Daily Average Balance	Interest	Rate%
ASSETS
Federal funds sold and interest bearing deposits in banks	$46,098	$2,413	5.23	$40,535	$2,061	5.08	$21,645	$761	3.57
Investment securities
Taxable	80,129	3,852	4.81	81,608	3,955	4.85	92,772	3,923	4.23
Tax-exempt(1)	12,004	542	4.51	14,256	576	4.04	18,079	754	4.17

Total investment securities	92,133	4,394	4.77	95,864	4,531	4.73	110,851	4,677	4.22

Loans and leases(2)
Taxable	698,676	49,063	7.02	666,239	45,169	6.78	636,592	38,807	6.10
Tax-exempt(1)	15,413	1,058	6.87	14,235	895	6.29	14,346	877	6.11

Total loans	714,089	50,121	7.02	680,474	46,064	6.77	650,938	39,684	6.10

Total interest-earning assets	852,320	56,928	6.68	816,873	52,656	6.45	783,434	45,122	5.76
Non-interest-earning assets
Allowance for possible loan and lease losses	(8,058)			(8,388)			(7,930)
Cash and due from banks	24,381			24,791			27,187
Other assets	27,979			23,937			23,262

Total assets	$896,622			$857,213			$825,953

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings, NOW, and money market deposits	$366,567	$9,061	2.47	$368,754	$7,389	2.00	$386,668	$4,712	1.22
Certificates of deposit and other time	244,578	11,468	4.69	214,425	8,848	4.13	167,195	5,297	3.17

Total interest-bearing deposits	611,145	20,529	3.36	583,179	16,237	2.78	553,863	10,009	1.81
Subordinated debt	15,606	1,460	9.35	15,465	1,304	8.43	15,465	1,015	6.56
Federal Home Loan Bank advances and other borrowings	75,701	2,984	3.94	64,347	2,496	3.88	69,736	2,555	3.66

Total interest-bearing liabilities	702,452	24,973	3.56	662,991	20,037	3.02	639,064	13,579	2.12
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	121,000			126,461			124,684
Other liabilities	8,398			5,857			5,514

Total liabilities	831,850			795,309			769,262
Stockholders' equity	64,772			61,904			56,691

Total liabilities and stock-holders' Equity	$896,622			$857,213			$825,953

Net interest income		$31,955			$32,619			$31,543

Net yield on interest-earning assets			3.75			3.99			4.03

(1)
The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% penalty for 2007, 2006, and 2005.

(2)
Non accruing loans are included in the average balance.

RATE VOLUME ANALYSIS

	Increase (decrease) in net interest income due to:
	2007 Compared to 2006			2006 Compared to 2005
(Dollars in thousands)	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
INTEREST INCOME
Federal funds sold and interest bearing deposits in banks	$283	$69	$352	$681	$619	1,300
Investment securities
Taxable	(72)	(31)	(103)	(472)	504	32
Tax-exempt(2)	(91)	57	(34)	(159)	(19)	(178)

Total investment securities	(163)	26	(137)	(631)	485	(146)
Loans and leases(3)
Taxable	2,199	1,694	3,893	1,808	4,554	6,362
Tax-exempt(2)	74	90	164	(7)	25	18

Total loans(3)	2,273	1,784	4,057	1,801	4,579	6,380

Total interest income	2,393	1,879	4,272	1,851	5,683	7,534

INTEREST EXPENSE
Savings, NOW and money market deposits	(44)	1,716	1,672	(218)	2,895	2,677
Certificates of deposits and other time	1,245	1,375	2,620	1,497	2,054	3,551

Total interest bearing deposits	1,201	3,091	4,292	1,279	4,949	6,228
Subordinated debt	12	145	157	0	289	289
Federal Home Loan Bank advances and other borrowings	441	46	487	(197)	138	(59)

Total Interest expense	1,654	3,282	4,936	1,082	5,376	$6,458

Net Interest income	$739	$(1,403)	$(664)	$769	$307	$1,076

NOTES:

(1)
The changes in interest due to both rate and volume have been allocated to volume and rate changes, respectively, in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)
The indicated changes are presented on a tax equivalent basis.

(3)
Non-accruing loans have been used in the daily average balances to determine changes in interest due to volume. Loan fees included in the interest income computation are not material.

Interest Income on Federal Funds Sold and Deposits in Banks

        Interest income on federal funds sold and interest bearing deposits in banks increased $352 thousand or 17.1% in 2007 to $2.4 million from $2.1 million in 2006. This follows an increase of 170.8% or $1.3 million from 2005 to 2006. The increases in interest income on these balances in 2007 and 2006 were partially due to increases in the average federal funds sold and interest bearing deposits in banks balances. In 2007, these balances increased $5.6 million or 13.7% from $40.5 million to $46.1 million. In 2006, these balances increased $18.9 million or 87.3% from $21.6 million to $40.5 million. The increases in interest on federal funds sold and interest bearing deposits in banks for 2007 and 2006 are also the result of market increases in the rates earned on these funds. The yield earned on federal funds sold and interest bearing deposits in banks in 2007 was 5.23%, compared to 5.08% and 3.57% in 2006 and 2005, respectively. FCCC's strategy to increase federal funds sold and interest bearing deposits in banks in 2006 was intended to improve liquidity while at the same time remain in short-term funds during the rising rate environment. Also, in 2006 and the first half of 2007, the yield on federal funds sold and interest bearing deposits in banks, given the relatively flat yield curve, was very competitive with alternative short term investment securities. During the fourth quarter of 2007, as the yield curve became steeper, FCCC began to reduce federal funds sold and interest bearing deposits in banks and increase longer term investment securities. While the average 2007 federal funds sold and interest bearing deposits in banks balance increased from 2006, the ending balance decreased, reflecting this strategy shift. Ending federal funds sold and interest bearing deposits in banks at December 31, 2007 was $24.5 million, down $20.3 million from $44.8 million at December 31, 2006.

Interest Income on Investment Securities

        On a tax equivalent basis, interest income on investment securities decreased $137 thousand or 3.0% from $4.5 million in 2006 to $4.4 million in 2007, compared to a $146 thousand or 3.1% decrease from 2005 to 2006. The decrease in investment interest income in 2007 was primarily due to a $3.7 million or 3.9% decrease in average investment securities, partially offset by a 4 basis point increase in the yield on these assets from 4.73% in 2006 to 4.77% in 2007. From 2005 to 2006, the decrease in interest income on investment securities was primarily due to a $15.0 million or 13.5% decrease in average investment securities, partially offset by a 51 basis point increase in the yield on these assets from 4.22% in 2005 to 4.73% in 2006. The decrease in average investment securities for the year ended, December 31, 2006 from 2005 resulted from an increase in the amount of liquidity needed to provide for loan growth combined with management's decision to invest in fed funds sold and interest bearing deposits in banks, given the rising interest rate environment and the relatively flat yield curve. In the fourth quarter of 2007, Federal Reserve Board actions to reduce interest rates contributed to a steeper yield curve, prompting FCCC to change its strategy and shift funds from federal funds sold and interest bearing deposits in banks to longer term investments. While the average 2007 investment securities balance decreased from 2006, the ending balance increased, reflecting this strategy shift. Ending investment securities at December 31, 2007 was $98.0 million, up $9.3 million from $88.7 million at December 31, 2006.

INVESTMENT SECURITIES AT DECEMBER 31,

	2007		2006		2005
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Held-to-Maturity
State and municipal	$—	$—	$5	$5	$10	$10
Available-for-Sale
U.S. Treasury	—	—	1,000	998	2,504	2,476
U.S. Government agency	3,082	3,100	3,371	3,354	1,040	1,018
Mortgage-backed securities	56,925	56,654	56,439	55,052	57,456	56,020
State and municipal	13,686	13,650	9,906	9,602	15,672	15,160
Corporate securities	15,121	14,486	11,461	10,874	13,655	13,086
Other asset-backed securities	—	—	—	—	117	116
Mutual Funds	—	—	—	—	796	788
Other equity securities	10,993	10,087	8,764	$8,829	8,758	8,414

Total Investment securities	$99,807	$97,997	$90,946	$88,714	$100,008	$97,088

 INVESTMENT SECURITIES YIELD BY MATURITY AT DECEMBER 31, 2007

(Dollars in thousands)	Due within 1 year	Due year 2 through 5 years	Due year 6 through year 10	Due Over 10 years	Total
Available-for-Sale
U.S. Treasury	$—	$—	$—	$3,082	$3,082
Mortgage-backed securities(1)	2,245	6,875	3,353	44,452	56,925
State and municipal	2,488	10,279	919	—	13,686
Corporate securities	—	7,210	4,032	3,879	15,121
Other equity securities(2)	—	—	—	10,993	10,993

Total Investment securities	$4,733	$24,364	$8,304	$62,406	$99,807

Weighted average yield	4.40%	4.07%	4.65%	4.97%	4.70%

NOTES:

(1)
Mortgage-backed and Other asset-backed securities are included in the above table based on their contractual maturity.

(2)
Other equity securities having no stated maturity have been included in "Due over 10 years".

Interest Income on Loans and Leases

        During 2007, interest income on loans and leases, on a tax equivalent basis, increased by $4.1 million or 8.8% from 2006. This increase was partially due to a $33.6 million or 4.9% increase in average loan and lease balances from $680.5 million in 2006 to $714.1 million in 2007. The increase in interest income on loans and leases was also due to a 25 basis point increase in the tax adjusted yield earned on loans and leases during 2007, from 6.77% in 2006 to 7.02% in 2007. During 2006, interest income on loans and leases, on a tax equivalent basis, increased by $6.4 million or 16.1% from 2005. This increase resulted from an increase in average loan balances of $29.5 million or 4.5% from $650.9 million in 2005 to $680.5 million in 2006. The increase in interest income on loans and leases was also due to a 67 basis point increase in the tax adjusted yield earned on loans and leases during 2007, from 6.10% in 2005 to 6.77% in 2006. The yield increases for 2007 and 2006 are a direct result of market rate increases and increases in the Federal Reserve Rates over the course of 2006. There were four Federal Reserve actions to raise interest rates in the first half of 2006 and four Federal Reserve actions to lower interest rates in the later part of 2007. The net impact of these actions to FCCC were higher average rates during 2007 as compared to 2006.

 LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

(Dollars in thousands)	2007	2006	2005	2004	2003
Commercial loans	$277,715	$243,651	$218,365	$187,903	$142,144
Real estate—construction	55,414	41,287	49,095	59,093	56,340
Real estate—commercial	235,880	222,300	199,191	186,949	159,874
Real estate—residential	59,508	65,698	66,876	56,541	43,024
Consumer loans(3)	106,574	108,700	112,993	101,157	77,113
Lease financing receivables(2)	8,349	12,707	17,756	26,362	32,754

Total gross loans and leases	743,440	694,343	664,276	618,005	511,249
Allowance for possible loan and lease losses	(7,817)	(8,186)	(8,123)	(6,816)	(5,541)

Total net loans and leases(1)	$735,623	$686,157	$656,153	$611,189	$505,708

NOTES:

(1)
There were no concentrations of loans exceeding 10% of total gross loans and leases which are not otherwise disclosed as a category of loans in the above table.

(2)
As of December 31, 2007, FCCC is no longer funding leases. Instead, FCCC is acting as an agent for a third party that funds the lease, and FCCC collects an upfront fee.

(3)
Consumer loans consist of consumer installment loans, home equity loans, lines of credit, and loans to small businesses.

MATURITIES AND RATE SENSITIVITY OF LOANS DUE TO CHANGES IN
INTEREST RATES AT DECEMBER 31, 2007(1)

(Dollars in thousands)	Maturing Within 1 Year(2)	Maturing After 1 Year And Within 5 Years	Maturing After 5 Years	Total
Commercial loans	$20,787	$74,175	$182,753	$277,715
Real Estate—construction	16,411	14,371	24,632	55,414

Total	$37,198	$88,546	$207,385	$333,129

Loans maturing after 1 year with:
Fixed interest rates
Commercial Loans		$44,603	$72,481
Commercial real estate—construction		4,324	5,298
Variable interest rates
Commercial Loans		29,572	110,272
Commercial Real Estate—construction		10,047	19,334

Total		$88,546	$207,385

NOTES:

(1)
Determination of maturities included in the loan maturity table are based upon contract terms. This policy is used primarily in evaluating ongoing customer's use of their lines of credit with FNB that are at floating interest rates.

(2)
Demand loans and overdrafts are reported maturing "Within 1 Year." Most construction real estate loans are reported maturing "Within 1 Year" because of their short term maturity or because they are indexed to FNB's prime rate. An immaterial amount of loans has no stated schedule of repayments.

Interest Expense

        Interest expense on deposit accounts increased $4.3 million or 26.4% from $16.2 million in 2006 to $20.5 million in 2007. Increases in both the interest-bearing balances and the average rate paid on these balances contributed to the increase in interest expense. Average interest-bearing balances increased $28.0 million or 4.8% from $583.2 million in 2006 to $611.1 million in 2007. The average rate paid on these deposits increased 58 basis points from 2.78% in 2006 to 3.36% in 2007. Interest expense on deposit accounts increased $6.2 million or 62.2% from $10.0 million in 2005 to $16.2 million in 2006. Increases in both the interest-bearing balances and the average rate paid on these balances contributed to the increase in interest expense. Average interest-bearing balances increased from $553.9 million in 2005 to $583.2 million in 2006, an increase of $29.3 million or 5.3%. The average rate paid on these balances increased from 1.81% in 2005 to 2.78% in 2006.

        The increase in the average rate paid in 2007 as compared to 2006 was primarily attributable to a customer driven shift from lower cost deposit products to higher cost deposit products coupled with an increase in many of FCCC's retail deposit product rates. In addition, market interest rate movements throughout 2005, 2006 and 2007 have contributed to the higher rates paid on deposits. Throughout 2005 and during the first half of 2006, FNB increased rates paid on its interest bearing deposits in response to increases in Federal Reserve rates and the increase in competitive pressures in FNB's marketplace. In the second half of 2007, the Federal Reserve decreased interest rates. FNB responded with decreases in some deposit rates in the fourth quarter of 2007. The net impact to FNB from the 2006 rate increases and the 2007 rate decreases were higher rates paid in 2007 than in 2006. FNB will continue to respond with necessary rate decreases in 2008 as Federal Reserve actions, market competition and consumer demand warrant. The increase in the average rate paid on deposit balances was mitigated by a significant reduction in higher cost brokered CDs and replaced with lower cost FHLB borrowings in the second half of 2007.

        Interest expense on FHLB and other borrowings increased $488 thousand or 19.6% from $2.5 million in 2006 to $3.0 million in 2007. This increase was primarily due to an $11.4 million or 17.6% increase in the average FHLB and other borrowings from $64.3 million in 2006 to $75.7 million in 2007.

        Interest expense on subordinated debt increased $156 thousand or 11.96% for the year ended December 31, 2007 as compared to the same period in 2006. This increase was primarily due to a $161 thousand charge for accelerated amortization of issuance costs related to the early redemption of the $5.2 million Trust I issuance. The redemption of the debentures was coordinated with the $5.2 million Trust III issuance on June 29, 2007. The new issuance bears an interest rate of 3 month LIBOR plus 140 basis points while the redeemed issuance had an interest rate of 3 month LIBOR plus 365 basis points.

 DEPOSIT ANALYSIS

	2007		2006		2005
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
NOW	$159,572	2.30%	$134,076	1.76%	$145,201	1.04%
Money Market	97,726	4.19%	80,009	3.84%	34,967	1.81%
Statement Savings	43,270	0.79%	49,699	0.80%	60,570	0.75%
Other Savings	1,514	1.52%	636	0.56%	1,230	0.57%
Tiered Savings	64,485	1.45%	104,334	1.49%	144,700	1.46%

Total NOW, Savings, and money market	366,567	2.47%	368,754	2.00%	386,668	1.22%
CD's Less than $100,000(1)	192,236	4.72%	169,630	4.16%	110,407	3.08%
CD's Greater than $100,000	52,342	4.58%	44,795	3.99%	56,788	3.34%

Total CDs	244,578	4.69%	214,425	4.13%	167,195	3.17%
Total interest-bearing deposits	611,145		583,179		553,863
Non-Interest-Bearing Demand Deposits	121,000	—	126,461	—	124,684	—

Total Deposits	$732,145		$709,640		$678,547

(1)
Includes average Brokered CDs of $57,710, $51,892 and $19,833 for 2007, 2006 and 2005, respectively.

MATURITIES OF CERTIFICATES OF DEPOSIT, $100,000 OR MORE
AT DECEMBER 31, 2007

(Dollars in thousands)	Due Within 3 Months	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Due Over 12 Months	Total
Certificates of Deposit $100,000 or more	$18,646	$13,140	$23,235	$3,595	$58,616

Asset Quality and Allowance for Loan and Lease Losses

        During 2007, FCCC recorded an $80 thousand provision for loan and lease losses, compared to $3 thousand in 2006 and $1.4 million in 2005. Net charge-off's in 2007 were $442 thousand, compared to $186 thousand of net recoveries in 2006 and $46 thousand of net charge-offs in 2005. The increase in the provision for the year ended December 31, 2007 over the same period in 2006 was determined in accordance with FNB's allowance for loan and lease loss policy. Non-accrual loans as a percentage of gross loans and leases was 0.16% at December 31, 2007, compared to 1.05% and 1.26% at December 31, 2006 and 2005, respectively. The allowance for loan and lease losses as a percentage of loans and leases at December 31, 2007 was 1.05% compared to 1.18% and 1.22% at December 31, 2006 and 2005, respectively. The reduced provision for the year ended December 31, 2006 as compared to the same period in 2005 was a direct result of improved asset quality in 2006.

        The allowance for loan and lease losses is an amount that FCCC Management believes will be adequate to absorb loan and lease losses on existing loans and leases that may become uncollectible based on FCCC Management evaluations of the collectability of loans and leases. These evaluations take into consideration such factors as changes in the nature and volume of the loan and lease portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans and leases, and current economic conditions that may affect the borrower's ability to pay.

        FCCC Management evaluates the adequacy of the allowance on a quarterly basis to ensure the provision for loan and lease losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based on FCCC Management assessment of probable estimated losses. FNB's methodology for assessing the appropriateness of the allowance for loan and lease losses consists of several key elements. These elements include a specific allowance for loan and lease classified list loans and an allowance based on historical trends. FCCC consistently applies the following comprehensive methodology.

        The allowance for loan and lease losses addresses those loans and leases maintained on FNB's loan and lease classified list, which are assigned a rating of substandard, doubtful, or loss. Substandard loans and leases are those with a well-defined weakness, which jeopardizes the repayment of the debt. A loan or lease may be classified as substandard as a result of impairment of the borrower's financial condition and repayment capacity. Loans and leases for which repayment plans have not been met or collateral equity margins do not protect FNB may also be classified as substandard. Doubtful loans and leases have the characteristics of substandard loans and leases with the added characteristic that collection or liquidation in full, on the basis of presently existing facts and conditions, is highly improbable. Although the possibility of loss is extremely high for doubtful loans and leases, the classification of loss is deferred until pending factors, which might improve the loan or lease, have been determined. Loans and leases rated as doubtful in whole or in part are placed on non-accrual status. Loans and leases, which are classified as loss, are considered uncollectible and are charged to the allowance for loan and lease losses.

        Loans and leases on the loan and lease classified list may also be impaired loans, which are defined as non-accrual loans and leases or troubled debt restructurings, which are not in compliance with the restructured terms. Each of the classified loans and leases on the watch list is individually analyzed to determine the level of the potential loss under the current circumstances. The specific reserve established for these criticized by FCCC Management and impaired loans and leases is based on careful analysis of the loan's and lease's performance, the related collateral value, cash flow considerations and the financial capability of any guarantor. The allowance for classified list loans and leases is equal to the total amount of potential unconfirmed losses for the individual classified loans and leases on the classified list. Classified loans and leases are managed and monitored by management.

        The allowance is based on historical trends and uses charge-off experience of FNB to estimate potential unconfirmed losses in the balances of the loan and lease portfolios. The historical loss experience percentage is based on the charge-off history. Historical loss experience percentages are applied to all non-classified loans and leases to obtain the portion of the allowance for loan and lease losses which is based on historical trends. Before applying the historical loss experience percentages, loan and lease balances are reduced by amounts of government agency guarantees. Installment loan balances are also adjusted for unearned discounts.

        Since all identified losses are immediately charged off, no portion of the allowance for loan and lease losses is restricted to any individual loan or groups of loans, or lease or groups of leases, and the entire allowance is available to absorb any and all loan and lease losses.

        The following tables present information regarding FCCC's total allowance for loan and lease losses as well as the allocation of such amounts to the various categories of loans at the dates indicated:

ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Commercial loans and leases	$6,197	$6,505	$5,992	$4,320	$3,552
Residential real estate	294	355	361	276	199
Consumer loans	1,326	1,148	1,758	1,502	1,187
Unallocated	—	178	12	718	603

Total allowance for loan and lease losses	$7,817	$8,186	$8,123	$6,816	$5,541

PERCENTAGE OF ALLOWANCE IN EACH CATEGORY TO TOTAL ALLOWANCE

	December 31,
	2007	2006	2005	2004	2003
Commercial loans and leases	79%	80%	74%	63%	64%
Residential real estate	4%	4%	4%	4%	4%
Consumer loans	17%	14%	22%	22%	21%
Unallocated	—	2%	—	11%	11%

Total allowance for loan and lease losses	100%	100%	100%	100%	100%

 ANALYSIS OF CHANGES IN THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Balance at beginning of year	$8,186	$8,123	$6,816	$5,541	$5,887
Provision charged to operating expense	80	3	1,382	1,164	2,519
Recoveries of loans and leases previously charged off
Commercial loans	94	291	178	955	175
Real estate—mortgages	—	6	196	31	9
Consumer loans	32	13	12	28	28
Lease financing receivables	14	49	51	81	2

Total recoveries	140	359	437	1,095	214

Loan charge-offs Commercial loans	(173)	(32)	(59)	(261)	(1,045)
Real Estate—mortgages	(48)	(51)	(245)	(294)	(545)
Consumer loans	(278)	(72)	(82)	(121)	(261)
Lease financing receivables	(83)	(18)	(97)	(234)	(1,248)

Total charge-offs	(582)	(173)	(483)	(910)	(3,099)

Net loan (charge-offs) recoveries	(442)	186	(46)	185	(2,885)
Allowance other adjustment(1)	(7)	(126)	(29)	(74)	20

Balance at end of year	$7,817	$8,186	$8,123	$6,816	$5,541

Year-end loans and leases outstanding	$743,440	$694,343	$664,276	$618,005	$511,249

Average loans and leases outstanding	$714,089	$680,474	$650,938	$567,755	$470,413
Allowance for loan and lease losses as a percentage of year-end loans and leases outstanding	1.05%	1.18%	1.22%	1.10%	1.08%
Ratio of net (charge-offs) recoveries to average loans and leases outstanding	(0.06)%	0.03%	(0.01)%	0.03%	(0.61)%

(1)
"Allowance other adjustment" represents the reclassification of an allowance for possible losses on unfunded loans and unused lines of credit and is recorded in the other liabilities section of the balance sheet. These loans and lines of credit, although unfunded, have been committed to by FNB.

        Non-performing loans and leases include those on non-accrual status and loans past due 90 days or more and still accruing. FCCC's policy is to write down all non-performing loans to net realizable value based on updated appraisals. Non-performing loans are generally collateralized and are in the process of collection. Non-accrual loans reduce FCCC's earnings because interest income is not earned on such assets. There are fifteen non-accrual loans making up the $1.2 million total non-accrual loan and lease balances at December 31, 2007 as compared to seventeen non-accrual loans making up the $7.3 million total non-accrual loan and lease balances at December 31, 2006. Included in the December 31, 2006 balance was one commercial loan of $5.9 million that was sold during 2007. FCCC Management continues to take steps to reduce non-accrual loan and lease levels and correct and control current and future credit quality issues. The Credit Administration Department assists FCCC Management in improving the components of the allowance of loans and lease losses including the provision for loan and lease losses, recoveries, and charged-off loans. The following chart represents detailed information regarding non-performing loans:

 NON-PERFORMING LOANS AND ASSETS

	December 31,
(Dollars in thousands)	2007	2006	2005	2004	2003
Past due over 90 days and still accruing	$142	$793	$—	$—	$597
Non-accrual loans and leases(1)	1,194	7,289	8,358	7,877	3,093

Total non-performing loans and leases	1,336	8,082	8,358	7,877	3,690
Other real estate owned	—	—	—	757	965

Total non-performing assets	$1,336	$8,082	$8,358	$8,634	$4,655

Interest income which would have been recorded	$321	$682	$638	$209	$348
Interest income that was received from customer	—	—	—	(27)	(46)

Total contractual interest for non-accruing loans and leases not collected	$321	$682	$638	$182	$302

Non-performing loans as a percentage of total loans and leases	0.18%	1.16%	1.26%	1.27%	0.72%
Allowance for loan and lease losses as a percentage of non-performing loans and leases	585.10%	101.29%	97.19%	86.53%	150.16%
Non-performing assets as a percentage of total loans and leases and other real estate owned	0.18%	1.16%	1.26%	1.40%	0.91%
Allowance for loan and lease losses as a percentage of non-performing assets	585.10%	101.29%	97.19%	78.94%	119.03%

(1)
Generally FCCC places a loan in non-accrual status when principal or interest has been in default for a period of 90 days or more unless the loan is both well secured and in the process of collection.

        FCCC Management believes that the allowance for loan and lease losses is adequate based on their current assessment of probable estimated losses. OREO represents residential and commercial real estate owned by FCCC following default by borrowers that has been written down to estimated realizable value (net of estimated disposal costs) based on professional appraisals. At December 31, 2007 and 2006, there were no properties held by FCCC as OREO.

        FCCC Management is not aware of any loans or leases other than those included in the foregoing tables and mentioned in this section as well as the "Asset Quality and Allowance for Loan and Lease Losses" section that would be considered potential problem loans and cause FCCC Management to have doubts as to the borrower's ability to comply with loan repayment terms.

Non-Interest Income

        Total non-interest income increased $2.6 million or 28.0%, to $11.8 million in 2007, compared to a decrease of $113 thousand or 1.2% from 2005 to 2006. The various components of non-interest income are discussed below.

        The largest component of non-interest income is Wealth Management revenue which increased $197 thousand or 5.8% to $3.6 million in 2007. This compares to an increase of $30 thousand or 0.9% from $3.4 million in 2005. The primary reason for the increases in Wealth Management revenue for 2007 and 2006 is an increase in the market value of Wealth Management assets under management. These balances increased 5.0% in 2007 from $563.0 million at December 31, 2006 to $591.3 million at December 31, 2007. Wealth Management assets under management grew 0.3% or $1.9 million in 2006 from $561.0 million.

        Service charges on deposit accounts increased $355 thousand or 17.7% to $2.4 million in 2007 compared to an increase of $53 thousand or 2.7% in 2006 from 2005. Service charges on deposit accounts consists mainly of overdraft and insufficient funds charges, combined with periodic and transaction-based service charges. The increases for 2007 and 2006 over 2006 and 2005, respectively, were primarily due to increases in charges for insufficient funds and overdraft charges.

        Gains on the sales of investment securities were $2 thousand in 2007 as compared to $79 thousand of losses in 2006 and $58 thousand of gains in 2005. The sales of investment securities throughout 2007, 2006 and 2005 were the results of normal portfolio management.

        During 2007, 2006 and 2005 FCCC had operating lease agreements with several customers. The income on these agreements increased $120 thousand or 10.4% from $1.2 million in 2006 to $1.3 million in 2007 and increased $155 thousand or 15.5% in 2006 from 2005. The increases in 2007 and 2006 are due to an increased volume in operating leases with one customer. As of December 31, 2007, FCCC is no longer funding operating leases. Instead, FCCC is acting as an agent for a third party that does fund the lease and FCCC collects an upfront fee. See the discussion of related depreciation expense in the "Non-Interest Expense" section.

        Gains and losses on the sale of fixed assets and OREO in 2007 was a $1.4 million gain as compared to a $19 thousand gain in 2006 and a $7 thousand loss in 2005. The $1.4 million gain recorded in 2007 was primarily related to the sales of facilities as discussed in the Overview section.

        Gains and fee income generated from the sales of loans during 2007 increased by $241 thousand or 62.3% from $387 thousand in 2006 to $628 thousand in 2007. This compares with a decrease of $87 thousand or 18.3% from $474 thousand in 2005. Included in the $628 thousand gain in 2007 is a $225 thousand gain recorded related to the sale of a $5.9 million loan that had been on non-accrual status. Excluding this event, gains and fees on the sale of loans increased $16 thousand or 4% from $387 thousand to $403 thousand for 2007 compared to the same period in 2006. The $87 thousand decrease from 2005 to 2006 was mainly driven by a decrease in volume. During 2006, the volume of refinancing and originations of saleable loans had substantially decreased from 2005, resulting in a lower amount of gains and fees being collected when compared to 2005. When a mortgage is sold, all unamortized fees collected are recognized as income for that period and any gain or loss based on the current market value is recorded at the time of the sale. FCCC retains the servicing on a portion of the loans sold and earns a servicing fee.

        Other non-interest income increased $175 thousand or 7.6% from $2.3 million in 2006 to $2.5 million in 2007. This compares with a decrease of $152 thousand or 6.2% from 2005. The primary components of other non-interest income over the past three years are as follows:

(Dollars in thousands)	2007	2006	2005
Electronic Banking	$1,015	$994	$873
Wealth Advisory Services	468	373	367
Other	994	935	1,214

	$2,477	$2,302	$2,454

        Other includes rental income, safe deposit box fees, merchant services income, and other commission and fee income. The lower Other Non-Interest Income in 2007 and 2006 as compared to 2005 was primarily due to a gain recorded in 2005 related to a forfeited deposit.

Non-Interest Expense

        Total non-interest expense increased $1.4 million or 4.5% from $31.2 million in 2006 to $32.6 million in 2007, compared to an increase of $596 thousand or 2.0% from 2005 to 2006. The various components of non-interest expense are discussed below.

        Employee salaries and benefits increased $1.6 million or 9.1% from $17.4 million in 2006 to $19.0 million in 2007, compared to an increase of $1.6 million or 9.8% from $15.9 million in 2005. The increase during 2007 as compared to 2006 was primarily due to a higher average employee headcount; specifically, staffing for new branches as well as new key employees in the Wealth Management Division and the Commercial Lending and Leasing areas. The increase was also due to higher employee medical insurance expense premiums. The increase in 2006 as compared to 2005 was primarily higher salary expense related to the adoption of a new performance-based incentive program in 2006 combined with higher base salaries and benefits due to higher employee head count during the year.

        Net occupancy, equipment and data processing expense decreased $207 thousand or 3.9% from $5.4 million in 2006 to $5.2 million in 2007, compared to a decrease of $246 thousand or 4.4% from $5.6 million in 2005. The lower expense in 2007 as compared to 2006 is primarily due to core systems and equipment that became fully depreciated in 2006 as well as lower building depreciation expense from the sale of facilities during 2007. The lower expense in 2006 as compared to 2005 is also due to lower depreciation on core systems and equipment that became fully depreciated in 2006.

        Depreciation on operating leases increased $69 thousand or 6.9% from $987 thousand in 2006 to $1.1 million in 2007. This compares to an increase of $118 thousand or 13.6% from $869 thousand in 2005. This depreciation expense is associated with the operating lease agreements FCCC had with several customers. The income associated with these operating leases are classified as Operating Lease Rental Income.

        Professional services expense increased $183 thousand or 9.9% from $1.8 million in 2006 to $2.0 million in 2007 compared to a decrease of $753 thousand or 29.0% from $2.6 million in 2005. The higher professional services expense in 2007 as compared with 2006 is primarily the result of higher legal and consulting fees in 2007. The higher professional services expense in 2005 as compared to 2006 was primarily due to the cost of complying with Sarbanes-Oxley legislation recorded in 2005 combined with certain consulting fees for demographic and branch site analysis, real estate management, benefit plans and management planning also recorded in 2005.

        Bank Shares Tax was $705 thousand, $726 thousand, and $549 thousand for the years 2007, 2006, and 2005, respectively. Bank Shares Tax represented 1.08%, 1.17%, and ..97% of average stockholders' equity for 2007, 2006, and 2005, respectively. The Pennsylvania Bank Shares Tax is based primarily on a six year average of FNB's stockholders' equity, and is paid on an annual basis.

        Total other non-interest expense decreased $173 thousand or 4.5% from $3.9 million to $3.7 million in 2007 compared with a decrease of $214 thousand or 5.2% from $4.1 million in 2005. The primary components of other non-interest expense over the past three years are as follows:

(Dollars in thousands)	2007	2006	2005
Telephone, Postage, and Supplies	$1,125	$1,190	$1,004
Loan and Deposit Supplies	548	504	569
Other	2,026	2,178	2,514

	$3,699	$3,872	$4,087

        Other includes director fees, travel and mileage, Wealth Management processing fees, dues and subscriptions, FDIC Deposit Insurance premiums and assessments, and other general expenses. The decrease in 2007 as compared to 2006 is primarily due to a reduction in Wealth Management processing fees as well as a $125 thousand reimbursement for prior period overbilling by FCCC's third party Wealth Management processor.

        Prior to March 31, 2006, FNB was subject to deposit insurance assessments by the FDIC's Bank Insurance Fund ("BIF"). On February 8, 2006, the President signed The Federal Deposit Insurance Reform Act of 2005, and, on February 15, 2006, the President signed into law The Federal Deposit Insurance Reform Conforming Amendments Act of 2005 (collectively, "the Reform Act"). The Reform Act provides for various changes to the FDIC's insurance program, including the merger of the BIF and the Savings Association Insurance Fund ("SAIF") into a new fund, the Deposit Insurance Fund ("DIF"), effective March 31, 2006. Prior to enactment of the Reform Act, FNB was not required to pay any FDIC assessments. To help offset the new DIF assessment, FNB received a one-time assessment credit. The assessment credit offset $416 thousand of deposit insurance premiums for 2007 and will partially offset the cost of such premiums for 2008. At December 31, 2007, $66 thousand of assessment credit remained available to offset 2008 premiums. Such increases in FDIC assessments will be an additional expense to FCCC and, thus, will affect FCCC's net income in 2008 and subsequent years.

        In accordance with the Deposit Insurance Act of 1997 an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions as of January 1, 1998. This assessment is not tied to the FDIC risk classification. The FICO assessment rates effective for the fourth quarter 2007 and the first quarter of 2008 were 1.30 basis points per $100 of DIF assessable deposits and 1.29 basis points, respectively. FICO deposit insurance expense was $87 thousand, $88 thousand and $91 thousand for the years 2007, 2006 and 2005.

        In the fourth quarter of 2005, FCCC opened a newly designed full-service branch in the Oxford area. FCCC also opened a mini-branch in the Wellington Retirement Community in late November 2005. In April 2006, FCCC opened a new loan processing office in Phoenixville, Pennsylvania. In the fourth quarter of 2006, FCCC opened two new grocery store branches in Phoenixville and Royersford, Pennsylvania. These branches have a direct impact on all the components of non-interest expense. It is anticipated that the increases in costs will be offset over time by increases in net interest and fee income generated by business in the new marketing areas. FCCC is continuously looking for new branch opportunities and may open new branches in the future as circumstances permit. In January and February of 2008, FCCC opened two new full service branches in Downingtown and Kennett Square, Pennsylvania, respectively.

Income Taxes

        Income tax expense was $2.9 million in 2007 compared with $2.9 million in 2006 and $1.9 million in 2005, representing an effective tax rate of 27.7%, 28.2%, and 22.6%, respectively. The lower effective tax rates in 2007 as compared with 2006 and 2005 as compared to 2006 are primarily due to increases in permanent differences as a relative percentage of pretax income.

Capital Adequacy

        FCCC is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. FNB is also subject to similar capital requirements adopted by the OCC. Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 2007, both FCCC's and FNB's capital exceeded all minimum regulatory requirements and FNB was considered "well capitalized", as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. FCCC's and FNB's Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

	December 31,
				"Well Capitalized" Requirements
RISK-BASED CAPITAL RATIOS	2007	2006	2005
FCCC
Leverage Ratio	9.22%	9.34%	8.80%	N/A
Tier I Capital Ratio	10.84%	11.26%	10.94%	N/A
Total Risk-Based Capital Ratio	11.92%	12.49%	12.19%	N/A
FNB
Leverage Ratio	8.58%	8.58%	8.14%	5.00%
Tier I Capital Ratio	10.08%	10.31%	10.08%	6.00%
Total Risk-Based Capital Ratio	11.18%	11.53%	11.32%	10.00%

        FNB is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of FCCC.

Contractual Obligations and Other Commitments

        The following table sets forth contractual obligations and other commitments representing required and potential cash outflows as of December 31, 2007:

(Dollars in thousands)	Total	Less than 1 year	1–3 years	3–5 years	More Than 5 Years
Minimum Annual Rentals on non-cancelable operating leases	$9,333	$1,055	$1,820	$1,613	$4,845
Contractual maturities of time deposits	218,606	198,022	11,727	4,161	4,696
Loan commitments	193,777	193,777
Federal Home Loan Bank and other borrowings	115,384	23,816	79,143	10,159	2,266
Subordinated debt	15,465	—	—	—	15,465
Standby letter of credit	9,115	9,115	—	—	—

Total	$561,680	$425,785	$92,690	$15,933	$27,272

Branching, Technology and Capital Projects

        FCCC intends to open new branches throughout Chester County over the next several years. A new customer-focused branch design was introduced when construction was finished on the branch building in Oxford, Pennsylvania in 2005. The new "signature look" will be rolled out to new and certain current locations. Technological improvements, including enhanced security over customer information, a more proactive disaster recovery system, and an improved infrastructure to support more internet banking products are also expected in the future.

Critical Accounting Policies, Judgments and Estimates

        The accounting and reporting policies of FCCC conform with GAAP and general practices within the financial services industry. The preparation of financial statements in conformity with GAAP requires FCCC Management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

        FCCC considers that the determination of the allowance for loan and lease losses involves a higher degree of judgment and complexity than its other significant accounting policies. The balance in the allowance for loan and lease losses is determined based on FCCC Management review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions, and other pertinent factors, including FCCC Management assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. To the extent actual outcomes differ from FCCC Management estimates, additional provisions for loan and lease losses may be required that would adversely impact earnings in future periods.

        Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities. Deferred tax assets are subject to FCCC Management judgment based upon available evidence that future realization is more likely than not. If FCCC Management determines that FCCC may be unable to realize all or part of the net deferred tax assets in the future, a direct charge to income tax expense may be required to reduce the recorded value of the net deferred tax asset to the expected realizable amount.

Recently Issued Accounting Pronouncements

        In December 2007, the SEC released Staff Accounting Bulletin SAB 110 ("SAB 110"), "Share Based Payment." SAB 110 expresses the views of the SEC staff regarding the use of a simplified method, as discussed in SAB 107, in developing an estimate of the expected term of share options in accordance with SFAS 123R. This interpretation gives specific examples of when it may be appropriate to use the simplified method of determining the expected term. SAB 110 is effective for fiscal years beginning on or after January 1, 2008. FCCC adopted the provisions of SAB 110 on January 1, 2008. SAB 110 did not have a material impact on FCCC's consolidated financial statements.

        In December 2007, the FASB issued Statement No. 141(R) ("SFAS 141(R)"), "Business Combinations." This Statement replaces SFAS 141, "Business Combinations." This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the "purchase method") be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. While FCCC has not yet evaluated SFAS 141(R) for the impact, if any, that SFAS 141(R) will have on FCCC's consolidated financial statements, FCCC will be required to expense costs related to any acquisitions on or after January 1, 2009, rather than capitalize such costs as currently required.

        In December 2007, the FASB issued Statement No. 160 ("SFAS 160"), "Noncontrolling Interests in Consolidated Financial Statements." This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. FCCC has not yet determined the impact, if any, that SFAS 160 will have on FCCC's consolidated financial statements.

        In November 2007, the SEC released Staff Accounting Bulletin SAB 109 ("SAB 109"), "Written Loan Commitments Recorded at Fair Value Through Earnings." This bulletin expresses the views of the SEC staff regarding written loan commitments that are accounted for at fair value through earnings under GAAP. SAB 09 is effective for fiscal years beginning after December 31, 2007. FCCC adopted the provisions of SAB 109 on January 1, 2008. SAB 109 did not have a material impact on FCCC's consolidated financial statements.

        In March 2007, the FASB ratified Emerging Issues Task Force, or EITF, Issue 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007 (FCCC's fiscal year beginning January 1, 2008). FCCC adopted the provisions of EITF 06-11 on January 1, 2008. EITF 06-11 did not have a material impact on FCCC's consolidated financial statements.

        In February 2007, the FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The statement defines items eligible for the measurement option. A business entity shall report in earnings unrealized gains and losses on items for which the fair value option has been elected at each subsequent reporting date. FCCC adopted the provisions of SFAS No. 159 on January 1, 2008. SFAS 159 did not have a material impact on FCCC's consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157 ("SFAS 157"), "Fair Value Measurements." This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The provisions of SFAS No. 157 are effective as of the beginning of FCCC's 2008 fiscal year. FCCC adopted the provisions of SFAS No. 157 on January 1, 2008. SFAS 157 did not have a material impact on FCCC's consolidated financial statements.

Year Ended December 31, 2006 Versus Year Ended December 31, 2005

Overview

        Net income for the year ended December 31, 2006 was $7.3 million, an increase of $824 thousand or 12.7% from $6.5 million in 2005. Basic earnings per share in 2006 was $1.42, an increase of 10.9% from 2005 earnings per share of $1.28. Return on average equity in 2006 increased to 11.85%, compared with 11.48% in 2005. Return on average assets increased to 0.86% in 2006 from 0.79% in 2005.

        During 2006, total assets increased 3.1% to $872.1 million; loans and leases grew 4.5% to $694.3 million; and deposits grew 4.1% to $724.7 million. Deposit growth during 2006 is attributed to an expanded branch network and an aggressive marketing campaign designed to generate additional deposit relationships. Loan growth in 2006 reflects FNB's focus on growing quality loan relationships.

        Earnings in 2006 were driven primarily by increases in net interest income, which increased $1.1 million or 3.7% from 2005 to 2006, and a decrease in the provision for possible loan and lease losses. The provision decreased $1.4 million from 2005 to 2006. These improvements were partially offset by a $1.0 million increase in income tax expense from 2005 to 2006.

        The increase in net interest income was primarily driven by an increase in interest income, partially offset by an increase in interest expense. During the year ended December 31, 2006, interest income benefited from a 4.5% growth in the loan portfolio and from increases in interest rates. The increase in interest expense was primarily attributable to a 5.3% growth in average interest-bearing deposits combined with an overall rise in the cost of funds.

        The reduced provision is a direct reflection of improved asset quality. Non-accrual loans decreased by $1.1 million from December 31, 2005 to December 31, 2006. Non-accrual loans as a percentage of gross loans and leases was 1.05% at December 31, 2006, compared to 1.26% at December 31, 2005. The allowance for loan and lease losses as a percentage of gross loans and leases at December 31, 2006 was 1.18% compared to 1.22% at December 31, 2005. There can be no assurance that FCCC's asset quality will remain at these levels or that additional provision for possible loan and lease losses will not be necessary in the future.

        Additional performance measures are included in the following table:

PERFORMANCE RATIOS	2006	2005	2004
Return on Average Assets	0.86%	0.79%	0.81%
Return on Average Equity	11.85%	11.48%	11.59%
Dividend Payout Ratio	37.98%	40.93%	41.05%

Net Interest Income

        Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income, on a tax equivalent basis, increased 3.4% or $1.1 million from $31.5 million in 2005 to $32.6 million in 2006, compared to a 4.4% increase or $1.3 million from 2004 to 2005.

        The increase in tax equivalent net interest income for 2006 was largely the result of an increase in interest-earning assets that was higher than the increase in interest-bearing liabilities. The average interest-earning asset growth during 2006 was approximately $33.4 million while average interest-bearing liabilities increased by $23.9 million. Partially offsetting the increase in interest income generated from this growth in 2006 was a larger increase in the average rate paid on interest-bearing liabilities, which increased 90 basis points, than the average yield earned on interest-earning assets, which increased by 69 basis points. Basis points, with regards to interest rate, are defined as one one-hundredth of a percentage point.

        The increase in tax equivalent net interest income for 2005 was largely the result of an increase in interest-earning assets that was higher than the increase in interest-bearing liabilities. Average interest-earning assets growth was $64.8 million while average interest-bearing liabilities increased by $59.0 million. Partially offsetting the increase in net interest income generated from this growth in 2005 was a larger increase in the average rate paid on interest-bearing liabilities, which increased 76 basis points, than the average yield earned on interest-earning assets, which increased by 46 basis points.

        Net yields on interest-earning assets, on a tax equivalent basis, were 3.99% and 4.03% for 2006 and 2005, respectively.

        Average interest-earning assets for 2006 was $816.9 million, an increase of $33.4 million or 4.3% when compared to 2005. In 2005, average interest-earning assets were $783.4 million, an increase of $64.8 million or 9.0% compared to 2004. The increase in average interest-earning assets for 2006 was primarily due to a $29.5 million or 4.5% increase in average loans outstanding combined with a $19.2 million or 91.2% increase in federal funds sold and other overnight investments. These increases were partially offset by a $15.0 million or 13.5% decrease in investment securities. The increase in average interest-earning assets for 2005 was the primarily due to a $83.2 million or 14.7% increase in average loans outstanding combined with a $5.2 million or 32.7% increase in federal funds sold and other overnight investments. These increases were partially offset by a $23.4 million or 17.4% decrease in investment securities.

        In 2006, average interest-bearing liabilities increased $23.9 million or 3.7% to $663.0 million when compared to $639.1 million in 2005. In 2005, average interest-bearing liabilities increased $59.0 million or 10.2% from $580.1 million in 2004. The increase in 2006 was due to a 5.3% or $29.3 million increase in average interest-bearing deposits partially offset by a 7.7% or $5.4 million decrease in Federal Home Loan Bank ("FHLB") advances and other borrowings. The increase in 2005 was due to a 10.1% or $51.0 million increase in the average interest-bearing deposits combined with a 13.0% or $8.0 million increase in FHLB advances and other borrowings.

CONSOLIDATED AVERAGE BALANCE SHEET AND TAX EQUIVALENT INCOME/EXPENSES
AND RATES FOR THE YEAR ENDED DECEMBER 31,

	2006			2005			2004
(Dollars in thousands)	Daily Average Balance	Interest	Rate%	Daily Average Balance	Interest	Rate%	Daily Average Balance	Interest	Rate%
ASSETS
Federal funds sold and interest bearing deposits in banks	$40,535	2,061	5.08	$21,645	$761	3.57	$16,561	$249	1.53
Investment securities
Taxable	81,608	3,955	4.85	92,772	3,923	4.23	110,056	4,504	4.09
Tax-exempt(1)	14,256	576	4.04	18,079	754	4.17	24,209	1,086	4.49

Total investment securities	95,864	4,531	4.73	110,851	4,677	4.22	134,265	5,590	4.16

Loans and leases(2)
Taxable	666,239	45,169	6.78	636,592	38,807	6.10	557,808	31,656	5.68
Tax-exempt(1)	14,235	895	6.29	14,346	877	6.11	9,947	590	5.93

Total loans	680,474	46,064	6.77	650,938	39,684	6.10	567,755	32,246	5.68

Total interest-earning assets	816,873	52,656	6.45	783,434	45,122	5.76	718,581	38,085	5.30
Non-interest-earning assets
Allowance for possible loan and lease losses	(8,388)			(7,930)			(6,526)
Cash and due from banks	24,791			27,187			24,029
Other assets	23,937			23,262			23,284

Total assets	$857,213			$825,953			$759,368

LIABILITIES AND STOCKHOLDERS' EQUITY
Savings, NOW, and money market deposits	$368,754	$7,389	2.00	$386,668	$4,712	1.22	$391,057	$2,604	0.67
Certificates of deposit and other time	214,425	8,848	4.13	167,195	5,297	3.17	111,838	2,700	2.41

Total interest-bearing deposits	583,179	16,237	2.78	553,863	10,009	1.81	502,895	5,304	1.05
Subordinated debt	15,465	1,304	8..43	15,465	1,015	6.56	15,465	728	4.71
Federal Home Loan Bank advances and other borrowings	64,347	2,496	3.88	69,736	2,555	3.66	61,707	1,831	2.97

Total interest-bearing liabilities	662,991	20,037	3.02	639,064	13,579	2.12	580,067	7,863	1.36
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	126,461			124,684			121,664
Other liabilities	5,857			5,514			4,468

Total liabilities	795,309			769,262			706,199
Stockholders' equity	61,904			56,691			53,169

Total liabilities and stock-holders' Equity	$857,213			$825,953			$759,368

Net interest income		$32,619			$31,543			$30,222

Net yield on interest-earning assets			3.99			4.03			4.21

(1)
The indicated income and annual rate are presented on a tax equivalent basis using the federal marginal rate of 34%, adjusted for the TEFRA 20% penalty for 2006, 2005, and 2004.

(2)
Non accruing loans are included in the average balance.

 RATE VOLUME ANALYSIS

	Increase (decrease) in net interest income due to:
	2006 Compared to 2005			2005 Compared to 2004
(Dollars in thousands)	Volume(1)	Rate(1)	Total	Volume(1)	Rate(1)	Total
INTEREST INCOME
Federal funds sold and interest bearing deposits in banks	$681	$619	$1,300	$78	$434	512
Investment securities
Taxable	(472)	504	32	(707)	126	(581)
Tax-exempt(2)	(159)	(19)	(178)	(302)	(30)	(332)

Total investment securities	(631)	485	(146)	(1,009)	96	(913)
Loans
Taxable	1,808	4,554	6,362	4,475	2,676	7,151
Tax-exempt(2)	(7)	25	18	240	47	287

Total loans(3)	1,801	4,579	6,380	4,715	2,723	7,438

Total interest income	1,851	5,683	7,534	3,784	3,253	7,037

INTEREST EXPENSE
Savings, NOW and money market deposits	(218)	2,895	2,677	(29)	2,137	2,108
Certificates of deposits and other time	1,497	2,054	3,551	1,334	1,263	2,597

Total interest bearing deposits	1,279	4,949	6,228	1,305	3,400	4,705
Subordinated debt	0	289	289	0	287	287
Federal Home Loan Bank advances and other borrowings	(197)	138	(59)	238	485	723

Total Interest expense	1,082	5,376	6,458	1,543	4,172	$5,715

Net Interest income	$769	$307	$1,076	$2,241	$(919)	$1,322

NOTES:

(1)
The changes in interest due to both rate and volume have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2)
The indicated changes are presented on a tax equivalent basis.

(3)
Non-accruing loans have been used in the daily average balances to determine changes in interest due to volume. Loan fees included in the interest income computation are not material.

Interest Income on Federal Funds Sold and Deposits in Banks

        Interest income on federal funds sold and deposits in banks increased 170.8% to $2.1 million from $761 thousand in 2005. This follows an increase of 205.6% or $512 thousand from 2004 to 2005. The increase in interest income on these balances in 2006 and 2005 were partially due to increases in the average federal fund balances and overnight investments, and interest-bearing deposits at other banks. In 2006, these balances increased $18.9 million or 87.3% from $21.6 million to $40.5 million. In 2005, these balances increased $5.0 million or 30.5% from $16.6 million to $21.6 million. The increases in interest on federal funds sold and deposits in banks for 2006 and 2005 are also the result of market increases in the rates earned on these funds. The yield earned on federal funds sold and deposits in banks in 2006 was 5.08%, compared to 3.57% and 1.53% in 2005 and 2004, respectively. The strategy to increase federal funds sold was intended to improve liquidity while at the same time remain in short-term funds during the rising rate environment. Also, the yield on overnight federal funds, given the flat yield curve, was very competitive with alternative short term investment securities.

Interest Income on Investment Securities

        On a tax equivalent basis, interest income on investment securities decreased $146 thousand or 3.1% from $4.7 million in 2005 to $4.5 million in 2006, compared to a $913 thousand or 16.3% decrease from 2004 to 2005. The decrease in investment interest income in 2006 was the direct result of a 13.5% or $15.0 million decrease in average investment securities, which was partially offset by an increase in the yield on these assets of 51 basis points from 4.22% in 2005 to 4.73% in 2006. From 2004 to 2005, the decrease in interest income on investment securities was the direct result of a 17.4% or $23.4 million decrease in average investment securities, which was partially offset by an increase in the yield on these assets of 6 basis points from 4.16% in 2004 to 4.22% in 2005. The decrease in average investment securities for the years ended, December 31, 2006 and 2005 resulted from an increase in the amount of liquidity needed to provide for loan growth combined with management's decision to invest in fed funds sold and deposits in banks, given the rising interest rate environment and the relatively flat yield curve.

INVESTMENT SECURITIES AT DECEMBER 31,

	2006		2005		2004
(Dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Held-to-Maturity
State and municipal	$5	$5	$10	$10	$10	$11
Available-for-Sale
U.S. Treasury	$1,000	$998	$2,504	$2,476	$27,503	$27,514
U.S. Government agency	3,371	3,354	1,040	1,018	1,058	1,049
Mortgage-backed securities	56,439	55,052	57,456	56,020	65,830	65,685
State and municipal	9,906	9,602	15,672	15,160	24,797	24,713
Corporate securities	11,461	10,874	13,655	13,086	13,756	13,863
Asset-backed securities	—	—	117	116	377	376
Mutual Funds	—	—	796	788	863	797
Other equity securities	8,764	8,829	8,758	$8,414	5,951	6,022

	90,941	88,709	99,998	97,078	140,135	140,019

	$90,946	$88,714	$100,008	$97,088	$140,145	$140,030

INVESTMENT SECURITIES YIELD BY MATURITY AT DECEMBER 31, 2006

(Dollars in thousands)	Due Within 1 year	Due 1 year Through 5 years	Due over 5 years Through 10 years	Due Over 10 years	Total
Held-to-Maturity
State and municipal(2)	$—	$5	$—	$—	$5
Available-for-Sale
U.S. Treasury	1,000	—	—	—	1,000
U.S. Government agency	—	—	—	3,371	3,371
Mortgage-backed securities(1)	5,000	8,856	3,174	39,409	56,439
State and municipal(2)	590	8.937	380	—	9,906
Corporate securities	—	6,268	4,045	1,147	11,461
Asset-backed securities(1)	—	—	—	—	—
Mutual Funds	—	—	—	—	—
Other equity securities(3)	—	—	—	8,764	8,764

	6,590	24,061	7,599	52,691	90,941

Total Investment securities	$6,590	$24,066	$7,599	$52,691	$90,946

Weighted average yield	4.19%	4.17%	4.70%	9.69%	7.42%

NOTES:

(1)
Mortgage-backed and Asset-backed securities are included in the above table based on their contractual maturity.

(2)
The yield on tax-exempt obligations has been computed on a tax equivalent basis using the Federal marginal rate of 34% adjusted for the 20% interest expense disallowance.

(3)
Other equity securities having no stated maturity have been included in "Due over 10 years".

Interest Income on Loans and Leases

        During 2006, interest income on loans and leases, on a tax equivalent basis, increased by $6.4 million or 16.1% from 2005. This increase was partially due to an increase in average loan balances of $29.5 million or 4.5% from $650.9 million in 2005 to $680.5 million in 2006. The increase in interest income on loans and leases was also due to market rate increases in 2006 as compared to 2005. The average tax adjusted yield earned on loans and leases during 2006 was 6.77% and increase of 67 basis points or 11.0% from 6.10% in 2005. During 2005, interest income on loans and leases, on a tax equivalent basis, increased by $7.4 million or 23.1% from 2004. This increase resulted from an increase in average loan balances of $83.2 million or 14.7% from $567.8 million in 2004 to $650.9 million in 2005. The yields on interest-earning assets also contributed to the 2005 increase in the tax adjusted interest income on loans and leases. The yield increased to 6.10% in 2005, up from 5.68% in 2004. The yield increases for 2006 and 2005 are a direct result of market rate increases and increases in the Federal Reserve Rates over the course of 2006 and 2005.

 LOAN PORTFOLIO BY TYPE AT DECEMBER

(Dollars in thousands)	2006	2005	2004	2003	2002
Commercial loans	$243,651	$218,365	$187,903	$142,144	$122,005
Real estate—construction	41,287	49,095	59,093	56,340	47,601
Real estate—other	287,998	266,067	243,490	202,898	175,846
Consumer loans(1)	108,700	112,993	101,157	77,113	62,646
Lease financing receivables	12,707	17,756	26,362	32,754	39,584

Total gross loans and leases	$694,343	$664,276	$618,005	$511,249	$447,682
Allowance for possible loan and lease losses	$(8,186)	$(8,123)	$(6,816)	$(5,541)	$(5,887)

Total net loans(2)	$686,157	$656,153	$611,189	$505,708	$441,795

NOTES:

(1)
Consumer loans include open-end home equity lines of credit and credit card receivables. (As of February 21, 2003, the $2.7 million credit card portfolio was sold).

(2)
At December 31, 2006 there were no concentrations of loans exceeding 10% of total loans which is not otherwise disclosed as a category of loans in the above table.

MATURITIES AND RATE SENSITIVITY OF LOANS DUE TO CHANGES IN INTEREST RATES AT DECEMBER 31, 2006(1)

(Dollars in thousands)	Maturing Within 1 Year(2)	Maturing After 1 Year And Within 5 Years	Maturing After 5 Years	Total
Commercial loans	$26,981	$60,286	$156,384	$243,651
Real Estate—construction	23,495	14,000	3,792	41,287

Total	$50,476	$74,286	$160,176	$284,938

Loans maturing after 1 year with:
Fixed interest rates
Commercial Loans		$35,785	$7,820
Commercial real estate—construction		840	782
Variable interest rates
Commercial Loans		24,501	148,564
Commercial Real Estate—construction		13,160	3,010

Total		$74,286	$160,176

NOTES:

(1)
Determination of maturities included in the loan maturity table are based upon contract terms. In situations where a "rollover" is appropriate, FCCC's policy in this regard is to evaluate the credit for collectability consistent with the normal loan evaluation process. This policy is used primarily in evaluating ongoing customer's use of their lines of credit with FNB that are at floating interest rates.

(2)
Demand loans and overdrafts are reported maturing "Within 1 Year". Most construction real estate loans are reported maturing "Within 1 Year" because of their short term maturity or index to FNB's prime rate. An immaterial amount of loans has no stated schedule of repayments.

Interest Expense on Deposit Accounts

        Interest expense on deposit accounts increased 62.2% or $6.2 million from $10.0 million in 2005 to $16.2 million in 2006. Increases in both the interest-bearing balances and the overall cost of these deposits contributed to this change. Average interest-bearing balances increased from $553.9 million in 2005 to $583.2 million in 2006, an increase of $29.3 million or 5.3%. The cost of these deposits increased from 1.81% in 2005 to 2.78% in 2006. Interest expense on deposit accounts increased 88.7% from $5.3 million in 2004 to $10.0 million in 2005. The increase in interest-bearing balances and an increase in the cost of these deposits contributed to this change. Average interest-bearing balances increased from $502.9 million in 2004 to $553.9 million in 2005, an increase of $51.0 million or 10.1%. The cost of these deposits increased from 1.05% in 2004 to 1.81% in 2005.

        Throughout 2005 and during the first half of 2006, FNB increased rates paid on its interest bearing deposits in response to the increases in Federal Reserve rates and the increase in competitive pressures in FNB's marketplace. These pressures are expected to continue in 2007 and FNB will continue to respond with necessary rate increases to support FNB's asset growth throughout 2007.

DEPOSIT ANALYSIS

	2006		2005		2004
(Dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
NOW	$134,076	1.76%	$145,201	1.04%	$129,569	0.51%
Money Market	80,009	3.84%	34,967	1.81%	26,255	0.51%
Statement Savings	49,699	0.80%	60,570	0.75%	65,682	0.56%
Other Savings	636	0.56%	1,230	0.57%	1,371	0.51%
Tiered Savings	104,334	1.49%	144,700	1.46%	168,180	0.86%

Total NOW, Savings, and money market	368,754	2.00%	386,668	1.22%	391,057	0.67%
CD's Less than $100,000	169,630	4.16%	110,407	3.08%	85,872	2.46%
CD's Greater than $100,000	44,795	3.99%	56,788	3.34%	25,966	2.28%

Total CDs	214,425	4.13%	167,195	3.17%	111,838	2.41%
Total interest-bearing deposits	583,179		553,863		502,895
Non-Interest-Bearing Demand Deposits	126,461	—	124,684	—	121,664	—

	$709,640		$678,547		$624,559

MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME DEPOSITS, $100,000 OR MORE, AT DECEMBER 31, 2006

(Dollars in thousands)	Due Within 3 Months	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Due Over 12 Months	Total
Certificates of Deposit $100,000 or more	$6,083	$33,603	$1,776	$2,363	$43,825

Asset Quality and Allowance for Loan and Lease Losses

        During 2006, FCCC recorded a $3 thousand provision for loan and lease losses, compared to $1.4 million in 2005 and $1.2 million in 2004. Net recoveries in 2006 were $186 thousand, compared to $46 thousand of net charge-offs in 2005 and $185 thousand of net recoveries in 2004. The reduced provision in 2006 as compared to 2005 is a direct result of improved asset quality as reflected by a

$1.1 million reduction in non-accrual loans from December 31, 2005. In addition, non-accrual loans as a percentage of gross loans and leases was 1.05% at December 31, 2006, compared to 1.26% at December 31, 2005 and the allowance for loan and lease losses as a percentage of gross loans and leases at December 31, 2006 was 1.18% compared to 1.22% at December 31, 2005. The increased provision in 2005 as compared to 2004 was due to an increase in the allowance to provide for potential loan write-downs and charge-offs. FCCC Management believes that the allowance for loan and lease losses is adequate based on its current assessment of probable and estimated losses. There can be no assurance that FCCC's asset quality will remain at these levels or that additional provision for possible loan and lease losses will not be necessary in the future.

        The allowance for loan and lease losses is an amount that FCCC Management believes will be adequate to absorb loan and lease losses on existing loans and leases that may become uncollectible based on FCCC Management evaluations of the collectability of loans and leases. These evaluations take into consideration such factors as changes in the nature and volume of the loan and lease portfolio, overall portfolio quality, adequacy of collateral, review of specific problem loans and leases, and current economic conditions that may affect the borrower's ability to pay.

        FCCC Management evaluates the adequacy of the allowance on a quarterly basis to ensure the provision for loan and lease losses has been charged against earnings in an amount necessary to maintain the allowance at a level that is appropriate based on FCCC Management assessment of probable estimated losses. FNB's methodology for assessing the appropriateness of the allowance for loan and lease losses consists of several key elements. These elements include a specific allowance for loan and lease classified list loans and an allowance based on historical trends. FCCC consistently applies the following comprehensive methodology.

        The allowance for loan and lease losses addresses those loans and leases maintained on FNB's loan and lease classified list, which are assigned a rating of substandard, doubtful, or loss. Substandard loans and leases are those with a well-defined weakness, which jeopardizes the repayment of the debt. A loan or lease may be classified as substandard as a result of impairment of the borrower's financial condition and repayment capacity. Loans and leases for which repayment plans have not been met or collateral equity margins do not protect FNB may also be classified as substandard. Doubtful loans and leases have the characteristics of substandard loans and leases with the added characteristic that collection or liquidation in full, on the basis of presently existing facts and conditions, is highly improbable. Although the possibility of loss is extremely high for doubtful loans and leases, the classification of loss is deferred until pending factors, which might improve the loan or lease, have been determined. Loans and leases rated as doubtful in whole or in part are placed on non-accrual status. Loans and leases, which are classified as loss, are considered uncollectible and are charged to the allowance for loan and lease losses.

        Loans and leases on the loan and lease classified list may also be impaired loans, which are defined as non-accrual loans and leases or troubled debt restructurings, which are not in compliance with the restructured terms. Each of the classified loans and leases on the watch list is individually analyzed to determine the level of the potential loss under the current circumstances. The specific reserve established for these criticized by FCCC Management and impaired loans and leases is based on careful analysis of the loan's and lease's performance, the related collateral value, cash flow considerations and the financial capability of any guarantor. The allowance for classified list loans and leases is equal to the total amount of potential unconfirmed losses for the individual classified loans and leases on the classified list. Classified loans and leases are managed and monitored by FCCC Management.

        The allowance is based on historical trends and uses charge-off experience of FNB to estimate potential unconfirmed losses in the balances of the loan and lease portfolios. The historical loss experience percentage is based on the charge-off history. Historical loss experience percentages are applied to all non-classified loans and leases to obtain the portion of the allowance for loan and lease losses which is based on historical trends. Before applying the historical loss experience percentages, loan and lease balances are reduced by amounts of government agency guarantees. Installment loan balances are also adjusted for unearned discounts.

        FNB also maintains an unallocated allowance. The unallocated allowance is used to cover any factors or conditions, which may cause a potential loan and lease loss but are not specifically identifiable. FCCC Management believes that it is prudent to maintain an unallocated portion of the allowance because no matter how detailed an analysis of potential loan and lease losses may be, the analysis produces only estimates which, by definition, lack precision.

        Since all identified losses are immediately charged off, no portion of the allowance for loan and lease losses is restricted to any individual loan or groups of loans, or lease or groups of leases, and the entire allowance is available to absorb any and all loan and lease losses.

        The following tables present information regarding FCCC's total allowance for loan and lease losses as well as the allocation of such amounts to the various categories of loans at the dates indicated:

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Commercial loans and leases	$6,505	$5,992	$4,320	$3,552	$4,296
Residential real estate	355	361	276	199	105
Consumer loans	1,148	1,758	1,502	1,187	1,403
Unallocated	178	12	718	603	83

Total allowance for loan and lease losses	$8,186	$8,123	$6,816	$5,541	$5,887

PERCENTAGE OF ALLOWANCE IN EACH CATEGORY TO TOTAL ALLOWANCE

	December 31,
	2006	2005	2004	2003	2002
Commercial loans and leases	37%	36%	34%	34%	36%
Residential real estate	47%	47%	50%	51%	50%
Consumer loans	16%	17%	16%	15%	14%
Unallocated	—	—	—	—	—

Total allowance for loan and lease losses	100%	100%	100%	100%	100%

ANALYSIS OF CHANGES IN THE ALLOWANCE FOR LOAN AND LEASE LOSSES

	December 31
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of year	$8,123	$6,816	$5,541	$5,887	$5,995
Provision charged to operating expense	3	1,382	1,164	2,519	2,231
Recovers of loans previously charged off Commercial loans	291	178	955	175	274
Real estate—mortgages	6	196	31	9	—
Consumer loans	13	12	28	28	51
Lease financing receivables	49	51	81	2	—

Total recoveries	359	437	1,095	214	325

Loan charge-offs Commercial loans	(32)	(59)	(261)	(1,045)	(841)
Real Estate—mortgages	(51)	(245)	(294)	(545)	(1,265)
Consumer loans	(72)	(82)	(121)	(261)	(216)
Lease financing receivables	(18)	(97)	(234)	(1,248)	(348)

Total charge-offs	(173)	(483)	(910)	(3,099)	(2,670)

Net loan (charge-offs) recoveries	186	(46)	185	(2,885)	(2,345)
Allowance other adjustment(1)	(126)	(29)	(74)	20	6

Balance at end of year	$8,186	$8,123	$6,816	$5,541	$5,887

Year-end loans outstanding	$694,343	$664,276	$618,005	$511,249	$447,682

Average loans outstanding	$680,474	$650,938	$567,755	$470,413	$442,613

Allowance for possible loan losses as a percentage of year-end loans outstanding	1.18%	1.22%	1.10%	1.08%	1.31%
Ratio of net (charge-offs) recoveries to average loans outstanding	(0.03)%	0.01%	(0.03)%	0.61%	0.53%

(1)
The Allowance other adjustment represents the reclassification of an allowance for possible losses on unfunded loans and unused lines of credit. These loans and lines of credit, although unfunded, have been committed to by FNB.

        Non-performing loans and leases include those on non-accrual status and loans past due 90 days or more and still accruing. FCCC's policy is to write down all non-performing loans to net realizable value based on updated appraisals. Non-performing loans are generally collateralized and are in the process of collection. Non-performing loans reduce FCCC's earnings because interest income is not earned on such assets. There were seventeen non-accrual loans making up the $7.3 million total non-accrual loans and leases balance at December 31, 2006 of which, there was one commercial loan of $5.9 million. This loan was sold in 2007. The following chart represents detailed information regarding non-performing loans:

NON-PERFORMING LOANS AND ASSETS

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Past due over 90 days and still accruing	$793	$—	$—	$597	$321
Non-accrual loans and leases(1)	7,289	8,358	7,877	3,093	5,216

Total non-performing loans and leases	8,082	8,358	7,877	3,690	5,537
Other real estate owned ("OREO")	—	—	757	965	368

Total non-performing assets	$8,082	$8,358	$8,634	$4,655	$5,905

Interest income which would have been recorded	$682	$638	$209	$348	$448
Interest income that was received from customer	—	—	(27)	(46)	(234)

Total contractual interest for non-accruing loans and leases not collected	$682	$638	$182	$302	$214

Non-performing loans as a percentage of total loans and leases	1.16%	1.26%	1.27%	0.72%	1.24%
Allowance for loan and lease losses as a percentage of non-performing loans and leases	101.29%	97.19%	86.53%	150.16%	106.32%
Non-performing assets as a percentage of total loans and leases and other real estate owned	1.16%	1.26%	1.40%	0.91%	1.32%
Allowance for loan and lease losses as a percentage of non-performing assets	101.29%	97.19%	78.94%	119.03%	99.70%

(1)
Generally FCCC places a loan in non-accrual status when principal or interest has been in default for a period of 90 days or more unless the loan is both well secured and in the process of collection.

        FCCC Management believes that the allowance for loan and lease losses is adequate based on its current assessment of probable estimated losses. OREO represents residential and commercial real estate owned by FCCC following default by borrowers that has been written down to estimated realizable value (net of estimated disposal costs) based on professional appraisals.

        FCCC Management is not aware of any loans or leases other than those included in these tables and mentioned in this section as well as the "Asset Quality and Allowance for Loan and Lease Losses" section that would be considered potential problem loans and cause FCCC Management to have doubts as to the borrower's ability to comply with loan repayment terms.

        At December 31, 2006 and 2005, there were no properties held by FCCC as OREO.

  Non-Interest Income

        Total non-interest income decreased $113 thousand or 1.2%, to $9.2 million in 2006, compared to an increase of $12 thousand or 0.1% from 2004 to 2005. The various components of non-interest income are discussed below.

        The largest component of non-interest income is Wealth Management revenue which increased $30 thousand or 0.9% to $3.4 million in 2006. This compares to a decrease of $93 thousand or 2.7% from $3.5 million in 2004. The market value of Wealth Management assets under management and custody increased 0.3% from $561.0 million at December 31, 2005 to $563.0 million at December 31, 2006. Wealth Management assets under management and custody grew 1.0% or $5.4 million in 2005.

        Service charges on deposit accounts increased $53 thousand or 2.7% to $2.0 million in 2006 compared to a decrease of $161 thousand or 7.6% in 2005 from 2004. To remain competitive and increase the core deposit base, FCCC introduced a "Free Checking" product during the first quarter of 2005 which contributed to the decrease in service charges in 2005 from 2004. During 2006, checking account fees continued to decrease. This decrease was offset by an increase in overdraft protection fees. The effect of introducing a "Free Checking" product will continue to impact this component of non-interest income in the future as certain existing accounts, on which service charges are currently collected, may move to this new product.

        Gains and losses on the sale of investment securities was a loss of $79 thousand in 2006 as compared to a $58 thousand gain in 2005 and a $70 thousand gain in 2004. The gains realized on the sales of investment securities throughout 2006, 2005 and 2004 are the results of normal portfolio management.

        During 2005 and 2006, FCCC had operating lease agreements with several customers. The income on these agreements is classified as "Rental Income". Rental Income on operating lease agreements increased $155 thousand or 15.5% from $998 thousand in 2005 to $1.2 million in 2006. Rental income on operating lease agreements increased $170 thousand or 20.5% in 2005. The increases in 2006 and 2005 are due to an increased volume in operating leases with one customer. See the discussion of related depreciation expense in the "Non-Interest Expense" section.

        Gains and losses on the sale of fixed assets and OREO in 2006 was a $19 thousand gain as compared to a $6 thousand loss in 2005 and a $145 thousand gain in 2004. The gain in 2004 of was related to foreclosed property that was sold at a higher value than FCCC had anticipated.

        Gains and fee income generated in the sales of residential mortgage loans during 2006 decreased by $115 thousand or 24.3% from $474 thousand in 2005 to $359 thousand in 2006. This compares with an increase of $97 thousand from $377 thousand in 2004. During 2006, the volume of refinancing and originations of saleable loans had substantially decreased from 2005, resulting in a lower amount of gains and fees being collected when compared to 2005. During 2005 this activity was strong and resulted in a substantial amount of gains and fee income when compared to 2004. When a mortgage is sold, all unamortized fees collected are recognized as income for that period and any gain or loss based on the current market value is recorded at the time of the sale. FCCC retains the servicing on a portion of the loans sold and earns a servicing fee.

        Other non-interest income decreased $124 thousand or 5.1% from $2.5 million in 2005 to $2.3 million in 2006. This compares with an increase of $162 thousand or 7.1% from 2004. The primary components of other non-interest income over the past three years are as follows:

	2006	2005	2004
Electronic Banking	$994	$873	$823
Wealth Advisory Services	373	367	268
Other	963	1,214	1,201

	$2,330	$2,454	$2,292

        Other includes rental income, safe deposit box fees, merchant services income, and other commission and fee income. The decrease in this component of Other Non-Interest Income in 2006 as compared to 2005 was primarily due to a gain recorded in 2005 related to a forfeited deposit.

  Non-Interest Expense

        Total non-interest expense increased $596 thousand or 2.0% from $30.6 million in 2005 to $31.2 million in 2006, compared to an increase of $1.3 million or 4.6% from 2004 to 2005. The various components of non-interest expense changes are discussed below.

        Employee salaries and benefits increased $1.6 million or 9.8% from $15.9 million in 2005 to $17.4 million in 2006, compared to an increase of $66 thousand or 0.4% from $15.8 million in 2004. The increase during 2006 as compared to 2005 was primarily caused by higher salary expense related to the adoption of a new performance-based incentive program in 2006 combined with higher base salaries and benefits due to a higher employee head count during the year.

        Net occupancy, equipment and data processing expense decreased $246 thousand or 4.4% from $5.6 million in 2005 to $5.4 million in 2006, compared to an increase of $244 thousand or 4.6% from $5.4 million in 2004. The lower expense in 2006 as compared to 2005 is primarily due to lower depreciation on core systems and equipment that became fully depreciated in 2006. The increase in net occupancy, equipment and data processing expense in 2005 as compared to 2004 was primarily due to higher depreciation and related costs on core system equipment that was purchased in the first quarter of 2005.

        Depreciation on operating leases increased $118 thousand or 13.6% from $869 thousand in 2005 to $987 thousand in 2006. This compares to an increase of $129 thousand or 17.4% from $740 thousand in 2004. This depreciation expense is associated with the operating lease agreements FCCC had with several customers. The income associated with this operating lease is classified as Rental Income.

        Professional services expense decreased $753 thousand or 28.9% from $2.6 million in 2005 to $1.8 million in 2006 compared to an increase of $853 thousand or 48.8% from $1.7 million in 2004. The higher professional services expense in 2005 as compared to 2006 and 2004 are primarily due to the cost of complying with Sarbanes-Oxley legislation recorded in 2005 combined with certain consulting fees for demographic and branch site analysis, real estate management, benefit plans and management planning also recorded in 2005.

        Bank Shares Tax was $726 thousand, $549 thousand, and $517 thousand for the years 2006, 2005, and 2004, respectively. Bank Shares Tax represented 1.02%, 1.00%, and 1.00% of average stockholders' equity for 2006, 2005, and 2004, respectively. The Pennsylvania Bank Shares Tax is based primarily on FNB's stockholders' equity, and is paid on an annual basis.

        Total other non-interest expense decreased $251 thousand or 5.0% from $5.1 million to $4.8 million in 2006 compared with an increase of $20 thousand or .4% from $5.0 million in 2004. The primary components of other non-interest expense over the past three years are as follows:

	2006	2005	2004
Telephone, Postage, and Supplies	$1,190	$1,004	$1,084
Marketing and Corporate Communications	1,000	1,094	1,168
Loan and Deposit Supplies	504	569	629
Other	2,107	2,385	2,151

	$4,801	$5,052	$5,032

        Other includes director fees, travel and mileage, Wealth Management processing fees, dues and subscriptions, FDIC Deposit Insurance premiums and assessments, and other general expenses.

        Prior to March 31, 2006, FNB was subject to deposit insurance assessments by the FDIC's Bank Insurance Fund ("BIF"). On February 8, 2006, the President signed The Federal Deposit Insurance Reform Act of 2005, and, on February 15, 2006, the President signed into law The Federal Deposit Insurance Reform Conforming Amendments Act of 2005 (collectively, the Reform Act). The Reform Act provides for various changes to the FDIC's insurance program, including the merger of the BIF and the Savings Association Insurance Fund ("SAIF") into a new fund, the Deposit Insurance Fund ("DIF"), effective March 31, 2006. Prior to enactment of the Reform Act, FNB was not required to pay any FDIC assessments. To help offset the new DIF assessment, FNB expects to receive a one-time assessment credit. The assessment credit is presently expected to offset the cost of the deposit insurance premiums for 2007 and may partially offset the cost of such premiums for 2008. Such increases in FDIC assessments will be an additional expense to FCCC and, thus, will affect FCCC's net income in future years.

        In accordance with the Deposit Insurance Act of 1997, an additional assessment by the Financing Corporation ("FICO") became applicable to all insured institutions as of January 1, 1998. This assessment is not tied to the FDIC risk classification. The FICO assessment rates effective for the fourth quarter 2006 and the first quarter of 2007 were 1.24 basis points per $100 of DIF assessable deposits and 1.22 basis points, respectively. FICO deposit insurance expense was $88 thousand, $91 thousand and $86 thousand for the years 2006, 2005 and 2004.

        In the fourth quarter of 2004, FCCC opened a temporary modular facility in the Oxford area. This facility was equipped to meet all of FCCC's customers' needs and was replaced by a newly designed full-service branch in the fourth quarter of 2005. FCCC also opened a mini-branch in the Wellington Retirement Community in late November 2005. In April, 2006, FCCC opened a new loan processing office in Phoenixville, Pennsylvania. In the fourth quarter of 2006, FCCC opened two new grocery store branches in Phoenixville and Royersford, Pennsylvania. These branches have a direct impact on all the components of non-interest expense. It is anticipated that the increases in costs will be offset over time by increases in net interest and fee income generated by business in the new marketing areas. FCCC is continuously looking for new branch opportunities and may open new branches in the future as circumstances permit.

  Income Taxes

        Income tax expense was $2.9 million in 2006 compared with $1.9 million in 2005 and $2.4 million in 2004, representing an effective tax rate of 28.2%, 22.6%, and 28.3%, respectively. The decrease in the effective tax rate in 2005 as compared to 2006 and 2004 is primarily due to an increase in permanent differences as a relative percentage of pretax income.

  Capital Adequacy

        FCCC is subject to Risk-Based Capital Guidelines adopted by the Federal Reserve Board for bank holding companies. FNB is also subject to similar capital requirements adopted by the OCC. Under these requirements, the regulatory agencies have set minimum thresholds for Tier I Capital, Total Capital, and Leverage ratios. At December 31, 2006, both FCCC's and FNB's capital exceeded all minimum regulatory requirements and FNB was considered "well capitalized", as defined in the regulations issued pursuant to the FDIC Improvement Act of 1994. FCCC's and FNB's Risk-Based Capital Ratios, shown below, have been computed in accordance with regulatory accounting policies.

	December 31
				"Well Capitalized" Requirements
RISK-BASED CAPITAL RATIOS	2006	2005	2004
FCCC
Leverage Ratio	9.34%	8.80%	8.62%	N/A
Tier I Capital Ratio	11.26%	10.94%	10.80%	N/A
Total Risk-Based Capital Ratio	12.49%	12.19%	11.91%	N/A
FNB
Leverage Ratio	8.58%	8.14%	8.11%	5.00%
Tier I Capital Ratio	10.31%	10.08%	10.16%	6.00%
Total Risk-Based Capital Ratio	11.53%	11.32%	11.26%	10.00%

        FNB is not under any agreement with the regulatory authorities nor is it aware of any current recommendations by the regulatory authorities that, if they were to be implemented, would have a material effect on liquidity, capital resources or operations of FCCC.

  Branching Projects

        FCCC intends to open a series of new branch locations throughout Chester County, Pennsylvania over the next five years. A new, customer-focused branch design was introduced with the construction of the branch office in Oxford, Pennsylvania. This new "signature look" will be rolled out to new and certain current locations over the next five years.

Quantitative and Qualitative Disclosures about Market Risk

  Liquidity Management and Interest Rate Sensitivity

        The objective of liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for business expansion. Liquidity management addresses FCCC's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings as they mature and to make new loans and investments as opportunities arise. Liquidity is managed on a daily basis enabling FCCC Senior Management to monitor changes in liquidity and to react accordingly to fluctuations in market conditions. The primary sources of liquidity for FCCC are funding available from growth of its existing deposit base, new deposits, FHLB, and cash flow from the investment and loan portfolios. FCCC considers funds from such sources to comprise its "core" deposit base because of the historical stability of such sources of funds. Additional liquidity comes from FCCC's non-interest bearing demand deposit accounts and credit facilities. Other deposit sources include a tiered savings product and certificates of deposit in excess of $100,000. Details of deposits, non-interest-bearing demand deposit accounts and other deposit sources are highlighted in the "Deposit Analysis" table.

        FCCC utilizes borrowings from the FHLB and collateralized repurchase agreements in managing its interest rate risk and as a tool to augment deposits and in funding asset growth. FCCC may utilize these funding sources to better match its assets that are subject to longer term repricing (i.e., between one and five years). FNB, as a member of the FHLB, maintains several credit facilities (overnight lines of credit, amortizing and non-amortizing fixed rate term and variable rate term advances with FHLB). As of December 31, 2007, the amount outstanding under FNB's line of credit with the FHLB was $0.

        FHLB borrowings totaled $115.4 million compared to $61.6 million at December 31, 2007 and 2006, respectively. These borrowings consist of short and long term borrowings representing a combination of maturities. The average interest rate for 2007 and 2006 on these borrowings was approximately 4.2% and 3.9%, respectively. FNB currently has a maximum borrowing capacity with the FHLB of approximately $235.8 million.

        The goal of interest rate sensitivity management is to avoid fluctuating net interest margins, and to enhance consistent growth of net interest income through periods of changing interest rates. Such sensitivity is measured as the difference in the volume of assets and liabilities in the existing portfolio that are subject to repricing in a future time period. FCCC's net interest rate sensitivity of its "gap position" within one year is a negative $168.2 million or -18.7% of total assets at December 31, 2007, compared with a negative $241.1 million or -27.6% of total assets at the end of 2006. FCCC's gap position is just one tool used to evaluate interest rate risk and the stability of net interest margins. The data in the following chart represents the gap position at a specific point in time and may not be indicative of future gap positions. Another tool that FCCC Management uses to evaluate interest rate risk is a computer simulation model that assesses the impact of changes in interest rates on net interest income, net-income under various interest rate forecasts and scenarios. FCCC Management has set acceptable limits of risk within its Asset Liability Committee policy and monitors the results of the simulations against these limits quarterly. FCCC Management monitors interest rate risk as a regular part of corporate operations with the intention of maintaining a stable net interest margin.

INTEREST RATE SENSITIVITY GAP AS OF DECEMBER 31, 2007

(Dollars in thousands)	Within One Year	Two Through Five Years	Greater Than Five Years	Non-Rate Sensitive	Total

ASSETS
Federal funds sold	$24,260	$—	$—	$—	$24,260
Investment securities	26,960	47,616	23,401	—	97,977
Interest bearing deposits in banks	216	—	—	—	216
Loans and leases	263,086	368,856	111,498	(7,817)	735,623
Cash and due from banks	—	—	—	28,884	28,884
Premises & equipment	—	—	—	17,560	17,560
Other assets	—	—	—	10,261	10,261

Total assets	$314,522	$416,472	$134,899	$48,888	$914,781

LIABILITIES AND CAPITAL
Non-interest-bearing deposits	$—	$—	$—	$124,199	$124,199
Interest bearing deposits	443,474	15,887	121,338	—	580,699
FHLB and other borrowings	23,816	84,220	7,348	—	115,384
Subordinated debt	15,465	—	—	—	15,465
Other liabilities	—	—	11,055	—	11,055
Capital	—	—	—	67,979	67,979

Total liabilities and capital	$482,755	$100,107	$139,741	$192,178	$914,781

Net interest rate sensitivity gap	$(168,233)	$316,365	$(4,842)	$(143,290)	$—

Cumulative interest rate sensitivity gap	$(168,233)	$148,132	$143,290	$—	$—

Cumulative interest rate sensitivity gap divided by total assets	(18.4)%	16.2%	15.7%

        FCCC's gap position is one factor used to evaluate interest rate risk and the stability of net interest margins. Other factors include computer simulations of what might happen to net interest income under various interest rate forecasts and scenarios. FCCC's Asset Liability Management Policy requires quarterly calculation of the effects of changes in interest rates on net interest income. The table below summarizes estimated changes in net interest income over the twelve-month period ending December 31, 2007 under alternative interest rate scenarios. The change in interest rates was modeled to simulate the effect of a proportional shift in asset and liability ratios (rate ramp). The prime rate as reported in the Wall Street Journal as of December 31, 2007 of 7.25% is used as the "driver rate" in these simulations.

(Dollars in thousands)

Change in Interest Rates	Net Interest Income	Dollar Change	Percent Change
+200 Basis Points	$31,932	$305	0.96%
+100 Basis Points	31,798	171	0.54%
Flat Rate	31,627	—	—
-100 Basis Points	31,381	(246)	(0.78)%
-200 Basis Points	31,008	(619)	(1.96)%

        FCCC Management believes that the assumptions utilized in evaluating the vulnerability of FCCC's net interest income to changes in interest rates approximate actual experience; however, the interest rate sensitivity of FCCC's assets and liabilities, as well as the estimated effect of changes in interest rates on net interest income, could vary substantially if different assumptions are used or actual experience differs from the experience on which the assumptions were based.

        In the event FCCC should experience a mismatch in its desired gap position or an excessive decline in its net interest income subsequent to an immediate and sustained change in interest rates, it has a number of options which it could utilize to remedy such a mismatch. FCCC could restructure its investment portfolio through sale or purchase of securities with more favorable repricing attributes. It could also promote loan products with appropriate maturities or repricing attributes. FCCC could also solicit deposits or search for borrowings with more desirable maturities. However, market circumstances might make execution of these strategies cost prohibitive or unattainable.

        The nature of FCCC's current operation is such that it is not subject to foreign currency exchange or commodity price risk. Additionally, neither FCCC nor FNB owns trading assets. At December 31, 2007, FCCC did not have any hedging transactions in place such as interest rate swaps, caps or floors.

Financial Statements and Notes for the Nine Months Ended September 30, 2008

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in thousands)	September 30, 2008 (unaudited)	December 31, 2007
ASSETS
Cash and due from banks	$43,210	$28,884
Federal funds sold and other overnight investments	14,581	24,260
Interest bearing deposits	207	216

Total cash and cash equivalents	57,998	53,360

Investment securities available-for-sale, at fair value	102,212	97,977
Loans and leases	808,931	743,440
Less: allowance for loan and lease losses	(8,637)	(7,817)

Net loans and leases	800,294	735,623
Premises and equipment, net	19,346	17,560
Net deferred tax asset	6,410	4,418
Bank owned life insurance	10,203	—
Other assets	5,733	5,843

Total assets	$1,002,196	$914,781

LIABILITIES
Deposits
Non-interest-bearing	$129,125	$124,199
Interest-bearing (including certificates of deposit over $100 of $78,707 and $58,816 at September 30, 2008 and December 31, 2007, respectively)	632,394	580,699

Total deposits	761,519	704,898
Federal Home Loan Bank and other borrowings	148,585	115,384
Subordinated debt	15,465	15,465
Other liabilities	9,274	11,055

Total liabilities	934,843	846,802

STOCKHOLDERS' EQUITY
Common stock, par value $1.00; authorized 25,000,000 shares; Outstanding, 5,279,815 at September 30, 2008 and December 31, 2007	5,280	5,280
Additional paid-in capital	10,526	11,113
Retained earnings	57,337	55,347
Accumulated other comprehensive loss	(3,982)	(1,207)
Treasury stock, at cost: 92,586 shares and 119,065 shares at September 30, 2008 and December 31, 2007, respectively	(1,808)	(2,554)

Total stockholders' equity	67,353	67,979

Total liabilities and stockholders' equity	$1,002,196	$914,781

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands—except per share)	2008	2007	2008	2007
INTEREST INCOME
Loans and leases, including fees	$12,421	$12,655	$36,845	$37,206
Investment securities	1,255	1,050	3,836	3,100
Federal funds sold and deposits in banks	200	676	1,068	1,920

Total interest income	13,876	14,381	41,749	42,226

INTEREST EXPENSE
Deposits	3,647	5,338	12,099	15,477
Subordinated debt	209	321	683	1,155
Federal Home Loan Bank and other borrowings	1,470	731	4,390	1,950

Total interest expense	5,326	6,390	17,172	18,582

Net interest income	8,550	7,991	24,577	23,644
Provision for loan and lease losses	290	—	950	—

Net interest income after provision for loan and lease losses	8,260	7,991	23,627	23,644

NON-INTEREST INCOME
Wealth management and advisory services	994	987	3,069	3,033
Service charges on deposit accounts	657	595	1,853	1,703
Gains on sales of investment securities, net of losses	89	—	273	2
Operating lease rental income	328	326	967	949
Gains (losses) on fixed assets and OREO	(123)	1,376	(33)	1,376
Gain and fees on the sales of loans	33	118	197	537
Bank owned life insurance	46	—	203	—
Asset impairment	(1,267)		(1,267)
Other	570	488	1,693	1,481

Total non-interest income	1,327	3,890	6,955	9,081

NON-INTEREST EXPENSE
Salaries and employee benefits	4,847	4,755	13,845	14,348
Occupancy, equipment and data processing	1,434	1,243	4,342	3,876
Depreciation expense on operating leases	273	269	799	789
Bank shares tax	207	160	592	481
Professional services	449	429	1,368	1,425
Marketing	171	178	704	707
Other	1,251	1,040	3,434	2,879

Total non-interest expense	8,632	8,074	25,084	24,505

Income before income taxes	955	3,807	5,498	8,220
INCOME TAXES	148	1,030	1,329	2,288

NET INCOME	$807	$2,777	$4,169	$5,932

PER SHARE DATA
Net income per share (Basic)	$0.16	$0.54	$0.80	$1.15

Net income per share (Diluted)	$0.16	$0.53	$0.80	$1.14

Dividends declared	$0.140	$0.135	$0.420	$0.405

Basic weighted average shares outstanding	5,188,562	5,165,735	5,184,173	5,159,868

Diluted weighted average shares outstanding	5,197,787	5,221,167	5,200,200	5,221,959

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September30,
(Dollars in thousands)	2008	2007
OPERATING ACTIVITIES
Net income	$4,169	$5,932
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,848	1,908
Provision for loan and lease losses	950	—
Amortization of investment security premiums and accretion of discounts, net	250	151
Amortization of deferred loan fees and costs	(570)	(7)
Gains on sales of investment securities, net	(273)	(2)
Gains from sales of fixed assets and OREO	(136)	(1,386)
Gains and fees from the sale of loans	(197)	(537)
Stock-based compensation expense	132	88
Loss on investment securities	850	—
Increase in other assets	(655)	(3,476)
Increase (decrease) in other liabilities	(1,645)	3,686

Net cash provided by operating activities	4,723	6,357

INVESTING ACTIVITIES
Net increase in loans	(76,892)	(42,550)
Proceeds from the sale of loans	12,038	17,762
Proceeds from sales of investment securities available-for-sale	21,414	4,583
Proceeds from maturities of investment securities available-for-sale	11,877	12,619
Proceeds from maturities of investment securities held-to-maturity	—	5
Purchases of investment securities available-for-sale	(42,557)	(21,840)
Purchase of Bank Owned Life Insurance	(10,000)	—
Purchase of premises and equipment	(3,752)	(6,180)
Proceeds from the sale of fixed assets and OREO	119	89

Net cash used in investing activities	(87,753)	(35,512)

FINANCING ACTIVITIES
Decrease in short term Federal Home Loan Bank and other short term borrowings	—	(5,266)
Increase in long term Federal Home Loan Bank borrowings	111,500	35,000
Repayment of long term Federal Home Loan Bank borrowings	(78,300)	(5,930)
Net increase in deposits	56,621	18,553
Cash dividends paid	(2,179)	(2,088)
Proceeds from issuance of guaranteed preferred beneficial interest in Corporations subordinated debentures	—	5,155
Repayment of guaranteed preferred beneficial interest in Corporations subordinated debentures	—	(5,155)
Net increase (decrease) in treasury stock transactions	26	(594)

Net cash provided by financing activities	87,668	39,675

NET INCREASE IN CASH AND CASH EQUIVALENTS	4,638	10,520
Cash and cash equivalents at beginning of period	53,360	72,341

Cash and cash equivalents at end of period	$57,998	$82,861

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Common Stock				Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Stockholders' Equity	Comprehensive Income
(Dollars in thousands)	Shares	Par Value
Balance January 1, 2007	5,279,815	$5,280	$11,939	$50,486	$(1,473)	$(2,970)	$63,262
Net income	—	—	—	5,932	—	—	5,932	$5,932
Cash dividends declared	—	—	—	(2,088)	—	—	(2,088)
Other comprehensive loss
Net unrealized losses on investment securities available-for-sale	—	—	—	—	(368)	—	(368)	(368)
Treasury stock transactions	—	—	(949)	—	—	443	(506)	—

Total comprehensive income								$5,564

Balance September 30, 2007	5,279,815	$5,280	$10,990	$54,330	$(1,841)	$(2,527)	$66,232

Balance January 1, 2008	5,279,815	$5,280	$11,113	$55,347	$(1,207)	$(2,554)	$67,979
Net income	—	—	—	4,169	—	—	4,169	$4,169
Cash dividends declared	—	—	—	(2,179)	—	—	(2,179)
Other comprehensive loss
Net unrealized losses on investment securities available-for-sale	—	—	—	—	(2,775)	—	(2,775)	(2,775)
Treasury stock transactions	—	—	(587)	—	—	746	159	—

Total comprehensive income								$1,394

Balance September 30, 2008	5,279,815	$5,280	$10,526	$57,337	$(3,982)	$(1,808)	$67,353

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. BASIS OF PRESENTATION

        The foregoing unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America for interim financial information. In the opinion of Management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and the results of operations for the interim period presented have been included. Operating results for the nine months ended September 30, 2008 include a $417 thousand reduction of salary and benefits expense associated with loan origination costs not previously deferred in prior periods. Management has concluded that the impact of deferring this expense in the second quarter of 2008 is not material to the Corporation's consolidated financial statements. These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007 (our "2007 Annual Report").

        The results of operations for the three and nine month periods ended September 30, 2008 are not necessarily indicative of the results to be expected for the full year. Information regarding risks and uncertainties that could cause actual results to vary materially from our prior performance may be found in Part I, Item 1A of our 2007 Annual Report, as supplemented and updated by disclosures contained in Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ending September 30, 2008.

2. PROPOSED ACQUISITION

        On September 18, 2008, First Chester County Corporation (the "Corporation"), First National Bank of Chester County (the "Bank") and American Home Bank, National Association ("AHB") entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which all of the outstanding shares of AHB will be exchanged for and converted to cash and shares of the Corporation, and AHB will be merged with and into the Bank, a wholly-owned subsidiary of the Corporation.

        Under the terms of the Merger Agreement, AHB shareholders may elect to receive either 0.70 shares of common stock of the Corporation or cash equal to $11.00 per share of AHB common stock, in each case, subject to adjustment in certain events. Shareholder elections are subject to allocation procedures, which are intended to ensure that approximately 90% of the consideration to be paid by the Corporation will be in the form of common stock and approximately 10% of the consideration will be in cash. The total value of the merger consideration is approximately $18.2 million based on the Corporation's closing price of $15.25 per share on September 18, 2008.

        AHB is a national bank with assets of approximately $268 million as of June 30, 2008, offering consumer and commercial banking services through two branch offices in Mountville and Carlisle in central Pennsylvania, and has a significant mortgage banking operation. During the twelve months ended August 31, 2008, AHB originated approximately $1 billion in residential mortgage to qualified borrowers with good credit histories and complete documentation. Such residential mortgage loans are generally conventional conforming, jumbo, FHA and VA loans, as well as construction to permanent loans for homeowners. Both the Bank and AHB avoid funding sub-prime mortgages. Following the merger, the consumer and commercial banking services of AHB and its branch offices will be merged into the banking operations of the Bank, and the AHB mortgage banking operations will be run as a separate division of the Bank under the American Home Bank name.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. PROPOSED ACQUISITION (Continued)

        The transaction, which is expected to close in the fourth quarter of 2008, is subject to shareholder approval by AHB shareholders, regulatory approvals and other conditions as provided in the Merger Agreement. The Corporation has filed a Registration Statement on Form S-4 with the SEC in connection with this transaction to register the shares of common stock that will be issued at closing. This Registration Statement was declared effective on October 31, 2008. No assurance can be given that all required approvals will be obtained, that all other closing conditions will be satisfied or waived, or that the transaction will in fact be consummated.

3. ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

        At September 30, 2008, the Corporation currently has one unexpired stock based compensation plan, pursuant to which, shares of the Corporation's common stock could be issued, subject to certain restrictions. The plan, adopted in 2005, allows the Corporation to grant up to 150 thousand shares of restricted stock to employees. During the nine months ended September 30, 2008, the Corporation granted 34,500 shares valued at $17.80 per share at the grant date. These shares, or a portion thereof, will vest on the third anniversary of the grant date subject to certain employment and company performance requirements. During the nine months ended September 30, 2007, the Corporation granted 22,900 shares valued at $21.05 per share at the grant date. One third of these shares vest on each of the first three anniversaries of the date of the grant. These restricted stock grants are also subject to accelerated vesting of all or a portion of the shares upon the occurrence of certain events, as described more fully in our proxy statement. A summary of the Corporation's unvested restricted shares is as follows:

(Dollars in thousands, except shares, and per share data)

	Shares	Grant Date Fair Value	Aggregate Intrinsic Value of Unvested Shares
Unvested at January 1, 2008	21,400	$21.05	—
Granted	34,500	$17.80	—
Vested	7,138	$21.05	—
Forfeited	1,441	$18.85	—
Unvested at September 30, 2008	48,762	$18.78	$666.3

        The Corporation recorded $132 thousand and $88 thousand of restricted stock expense for the nine months ended September 30, 2008 and 2007, respectively.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS (Continued)

        The Corporation also has one expired Stock Option Plan. Although the Corporation's ability to issue stock options under the 1995 Stock Option Plan has expired, outstanding stock options remain in effect according to their terms. Aggregated information regarding the Corporation's Stock Option Plan as of September 30, 2008 is presented below.

(Dollars in thousands, except shares, per share and years data)

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	208,308	$15.00	—	$496
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	(50,454)	16.65	—	—
Expired	—	—	—	—

Outstanding at September 30, 2008	157,854	$14.47	2.46	$96

Exercisable at September 30, 2008	157,854	$14.47	2.46	$96

        There were no options granted during the nine months ended September 30, 2008. The total intrinsic value (market value on date of exercise less grant price) of options exercisable at September 30, 2008 is $96 thousand. As of January 1, 2007, there were no unvested options under the Corporation's one stock option plan.

4. EARNINGS PER SHARE

Three Months ended September 30, 2008	Income (thousands) (numerator)	Shares (denominator)	Per Share Amount
Basic earnings per share
Net income available to common stockholders	$807	5,188,562	$0.16
Effect of Dilutive Securities
Options to purchase common stock	—	9,225	—

Diluted earnings per share
Net income available to common stockholders	$807	5,197,787	$0.16

    58,768 anti-dilutive weighted shares have been excluded from this computation because the option exercise price was greater than the average market price of the common shares.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. EARNINGS PER SHARE (Continued)

Nine Months ended September 30, 2008	Income (thousands) (numerator)	Shares (denominator)	Per Share Amount
Basic earnings per share
Net income available to common stockholders	$4,169	5,184,173	$0.80
Effect of Dilutive Securities
Options to purchase common stock	—	16,027	—

Diluted earnings per share
Net income available to common stockholders	$4,169	5,200,200	$0.80

    62,665 anti-dilutive weighted shares have been excluded from this computation because the option exercise price was greater than the average market price of the common shares.

Three Months ended September 30, 2007	Income (thousands) (numerator)	Shares (denominator)	Per Share Amount
Basic earnings per share
Net income available to common stockholders	$2,777	5,165,735	$0.54
Effect of Dilutive Securities
Options to purchase common stock	—	55,432	(.01)

Diluted earnings per share
Net income available to common stockholders	$2,777	5,221,167	$0.53

    11,987 anti-dilutive weighted shares have been excluded from this computation because the option exercise price was greater than the average market price of the common shares.

Nine Months ended September 30, 2007	Income (thousands) (numerator)	Shares (denominator)	Per Share Amount
Basic earnings per share
Net income available to common stockholders	$5,932	5,159,868	$1.15
Effect of Dilutive Securities
Options to purchase common stock	—	62,091	(.01)

Diluted earnings per share
Net income available to common stockholders	$5,932	5,221,959	$1.14

    13,105 anti-dilutive weighted shares have been excluded from this computation because the option exercise price was greater than the average market price of the common shares.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. COMPREHENSIVE INCOME

        Components of comprehensive income are presented in the following chart:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Unrealized gains (losses) on securities:
Unrealized gains (losses) arising in period	$(1,519)	$956	$(3,627)	$(560)
Reclassification adjustment	(761)	—	(577)	2

Net unrealized gains (loss)	(2,280)	956	(4,204)	(558)

Other comprehensive income before taxes	(2,280)	956	(4,204)	(558)
Income tax benefit (expense)	775	(325)	1,429	190

Other comprehensive income (loss)	(1,505)	631	(2,775)	(368)
Net income	807	2,777	4,169	5,932
Total comprehensive income (loss)	$(698)	$3,408	$1,394	$5,564

6. RECENT ACCOUNTING PRONOUNCEMENTS

        In October 2008, the FASB issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active," ("FSP FAS 157-3"). FSP FAS 157-3 clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. We adopted the provisions of FSP FAS 157-3 in September 2008. FSP FAS 157-3 did not have a material impact on our consolidated financial statements.

        In June 2008, the FASB posted FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities," ("FSP EITF 03-6-1"). This statement addressed whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the calculation of earnings per share (EPS) as described in FASB Statement No. 128, Earnings per Share. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008 with prior period EPS data adjusted retrospectively to conform to its provisions. The Corporation has not yet determined the impact, if any, that FSP EITF 03-6-1 will have on our consolidated financial statements.

        In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, "The Hierarchy of Generally Accepted Accounting Principles," ("SFAS No. 162"). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements presented in conformity with generally accepted accounting principles (GAAP) in the United States.

        In February 2008, the FASB issued Staff Position 157-2 ("FSP 157-2"), "Effective Date of FASB Statement No. 157." This FSP delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value on a recurring basis

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

(at least annually) to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. FSP 157-2 did not have a material impact on our consolidated financial statements.

        In December 2007, the SEC released Staff Accounting Bulletin SAB 110 ("SAB 110"), "Share Based Payment." SAB 110 expresses the views of the SEC staff regarding the use of a simplified method, as discussed in SAB 107, in developing an estimate of the expected term of share options in accordance with SFAS 123R. This interpretation gives specific examples of when it may be appropriate to use the simplified method of determining the expected term. SAB 110 is effective for fiscal years beginning on or after January 1, 2008. We adopted the provisions of SAB 110 on January 1, 2008. SAB 110 did not have a material impact on our consolidated financial statements.

        In December 2007, the FASB issued Statement No. 141(R) ("SFAS 141(R)"), "Business Combinations." This Statement replaces SFAS 141, "Business Combinations." This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the "purchase method") be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. While the Corporation has not yet evaluated SFAS 141(R) for the impact, if any, that SFAS 141(R) will have on our consolidated financial statements, we will be required to expense costs related to any acquisitions on or after January 1, 2009, rather than capitalize such costs as currently required.

        In December 2007, the FASB issued Statement No. 160 ("SFAS 160"), "Noncontrolling Interests in Consolidated Financial Statements." This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The Corporation has not yet determined the impact, if any, that SFAS 160 will have on our consolidated financial statements.

        In November 2007, the SEC released Staff Accounting Bulletin SAB 109 ("SAB 109"), "Written Loan Commitments Recorded at Fair Value Through Earnings." This bulletin expresses the views of the SEC staff regarding written loan commitments that are accounted for at fair value through earnings under GAAP. SAB 109 is effective for fiscal years beginning after December 31, 2007. We adopted the provisions of SAB 109 on January 1, 2008. SAB 109 did not have a material impact on our consolidated financial statements.

        In March 2007, the FASB ratified Emerging Issues Task Force, or EITF, Issue 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007 (our fiscal year beginning January 1, 2008). We adopted the provisions of EITF 06-11 on January 1, 2008. EITF 06-11 did not have a material impact on our consolidated financial statements.

        In February 2007, the FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The statement defines items eligible for the measurement option. A business entity shall report in earnings unrealized gains and losses on items for which the fair value option has been elected at each subsequent reporting date. We adopted the provisions of SFAS No. 159 on January 1, 2008. SFAS 159 did not have a material impact on our consolidated financial statements.

        In September 2006, the FASB issued Statement No. 157 ("SFAS 157"), "Fair Value Measurements." This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability. Additionally, it establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The provisions of SFAS No. 157 are effective as of the beginning of our 2008 fiscal year. We adopted the provisions of SFAS No. 157 on January 1, 2008. SFAS 157 did not have a material impact on our consolidated financial statements.

7. FAIR MARKET VALUE

        Statement 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. Statement 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

        Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

        Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

        Level 3: Significant unobservable inputs that reflect a company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        The Corporation used the following methods and significant assumptions to estimate fair value.

        Securities: Trading securities and investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relaying on the securities' relationship to other benchmark quoted securities. Level 1 securities include those traded on nationally recognized securities exchanges, U.S. Treasury and Agency securities, and money market funds. Level 2 securities include mortgage-backed

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. FAIR MARKET VALUE (Continued)

securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

        Loans held for sale: The fair value of loans held for sale is determined, when possible, using quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan. As such, the Corporation classifies loans subjected to nonrecurring fair value adjustments as Level 2.

        Loans: The Corporation does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan," ("SFAS 114"). The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At September 30, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the impaired loan as nonrecurring Level 3. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the impaired loan as nonrecurring Level 3.

        Foreclosed assets: Foreclosed assets are adjusted to fair value upon transfer of the loans to foreclosed assets. Subsequently, foreclosed assets are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Corporation records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Corporation records the foreclosed asset as nonrecurring Level 3.

        The table below presents the balance of assets and liabilities at September 30, 2008 measured at fair value on a recurring basis:

Dollars in thousands	Level 1	Level 2	Level 3	September 30, 2008 Total
Investment securities available for sale	$2,679	$99,533	$—	$102,212

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. FAIR MARKET VALUE (Continued)

        The table below presents the balance of assets and liabilities at September 30, 2008 measured at fair value on a nonrecurring basis:

Dollars in thousands	Level 1	Level 2	Level 3	September 30, 2008 Total
Loans	$—	$—	$3,642	$3,642
OREO	$—	$—	$346	$346

8. ASSET IMPAIRMENT

        In the third quarter of 2008, the Corporation recorded an $850 thousand pre-tax other than temporary impairment loss on a $1 million Lehman Brothers Note held in the Bank's investment portfolio. The loss is presented on the "Asset impairment line" of the Corporation's Consolidated Statement of Income. The remaining $150 thousand is presented on the "Investment securities available for sale" line of the Corporation's Consolidated Balance Sheet.

        In the third quarter of 2008 the Corporation recorded a $417 thousand pretax loss on a $13.9 million overnight investment in the Reserve Primary Fund. The Reserve Primary Fund is a short term overnight money market fund designed to maintain a constant $1.00 per share value. The Bank typically uses this type of fund to invest excess overnight cash. During the third quarter of 2008, the fund's value fell below $1.00 per share due to underlying Lehman Brothers commercial paper in the fund. The fund is currently in process of liquidation. The Bank wrote its $13.9 million investment down to $13.5 million. The Bank expects to fully recover the remaining $13.5 million. The remaining $13.5 million is presented on the "Federal funds sold and other overnight investments" line of the Corporation's Consolidated Balance Sheet. The $417 thousand loss is presented on the "Asset impairment" line of the Corporation's Consolidated Statement of Income.

9. RECLASSIFICATIONS

        Certain 2007 numbers have been reclassified to conform with current period presentation. These reclassifications have no impact on net income or earnings per share.

 Financial Statements and Notes for the Year Ended December 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders and Board of Directors
First Chester County Corporation

        We have audited the accompanying consolidated balance sheets of First Chester County Corporation and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Chester County Corporation and its subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

        Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payments" and Securities and Exchange Commission Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements."

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of First Chester County Corporation's internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 12, 2008 expressed an unqualified opinion.

/s/ GRANT THORNTON LLP
Philadelphia, Pennsylvania
March 12, 2008

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31
(Dollars in thousands)	2007	2006
ASSETS
Cash and due from banks	$28,884	$27,556
Federal funds sold and other overnight investments	24,260	44,500
Interest bearing deposits	216	285

Total cash and cash equivalents	53,360	72,341

Investment securities held-to-maturity (fair value of $5 at December 31, 2006)	—	5
Investment securities available-for-sale, at fair value	97,977	88,709
Loans and leases	743,440	694,343
Less allowance for loan and lease losses	(7,817)	(8,186)

Net loans and leases	735,623	686,157
Premises and equipment, net	17,560	13,988
Net deferred tax asset	4,418	4,447
Other assets	5,843	6,447

Total assets	$914,781	$872,094

LIABILITIES
Deposits
Non-interest-bearing	$124,199	$129,911
Interest-bearing (including certificates of deposit over $100 of $58,616 and $43,825 at December 31, 2007 and 2006, respectively)	580,699	594,757

Total deposits	704,898	724,668
Federal Home Loan Bank and other borrowings	115,384	61,596
Subordinated debt	15,465	15,465
Other liabilities	11,055	7,103

Total liabilities	846,802	808,832

STOCKHOLDERS' EQUITY
Common stock, par value $1.00; authorized, 25,000,000 shares; Outstanding 5,279,815 at December 31, 2007 and 2006	5,280	5,280
Additional paid-in capital	11,113	11,939
Retained earnings	55,347	50,486
Accumulated other comprehensive loss	(1,207)	(1,473)
Treasury stock, at cost; 119,065 and 128,075 at December 31, 2007 and 2006, respectively	(2,554)	(2,970)

Total stockholders' equity	67,979	63,262

Total liabilities and stockholders' equity	$914,781	$872,094

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years ended December 31
(Dollars in thousands, except per share)	2007	2006	2005
INTEREST INCOME
Loans and leases, including fees	$49,791	$45,783	$39,402
Investment securities	4,232	4,358	4,441
Federal funds sold and deposits in banks	2,413	2,061	761

Total interest income	56,436	52,202	44,604

INTEREST EXPENSE
Deposits	20,529	16,237	10,009
Subordinated debt	1,460	1,304	1,015
Federal Home Loan Bank and other borrowings	2,984	2,496	2,555

Total interest expense	24,973	20,037	13,579

Net interest income	31,463	32,165	31,025
PROVISION FOR LOAN AND LEASE LOSSES	80	3	1,382

Net interest income after provision for loan and lease losses	31,383	32,162	29,643

NON-INTEREST INCOME
Wealth Management	3,620	3,423	3,393
Service charges on deposit accounts	2,362	2,007	1,954
Gains (losses) on sales of investment securities, net	2	(79)	58
Operating lease rental income	1,273	1,153	998
Gains (losses) on the sales of fixed assets and OREO	1,425	19	(6)
Gains and fees on the sales of loans	628	387	474
Other	2,477	2,302	2,454

Total non-interest income	11,787	9,212	9,325

NON-INTEREST EXPENSE
Salaries and employee benefits	19,025	17,432	15,881
Occupancy, equipment, and data processing	5,152	5,359	5,605
Depreciation expense on operating leases	1,056	987	869
Bank shares tax	705	726	549
Professional services	2,031	1,848	2,601
Marketing	902	929	965
Other	3,699	3,872	4,087

Total non-interest expense	32,570	31,153	30,557

Income before income taxes	10,600	10,221	8,411
INCOME TAXES	2,931	2,886	1,900

NET INCOME	$7,669	$7,335	$6,511

PER SHARE DATA
Net income per share (Basic)	$1.49	$1.42	$1.28

Net income per share (Diluted)	$1.47	$1.40	$1.24

Dividends declared	$0.545	$0.540	$0.525

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock				Accumulated Other Comprehensive Income/(loss)
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Stockholders' Equity	Comprehensive Income
(Dollars in thousands)	Shares	Par Value
Balances at January 1, 2005	4,799,666	$4,800	$2,052	$53,749	$(78)	$(5,121)	$55,402	$—
Net Income				6,511			6,511	6,511
Cash dividends declared				(2,665)			(2,665)
Stock dividends declared	480,149	480	10,612	(11,092)
Other Comprehensive Income
Net unrealized gains on investment securities available for sale					(1,851)		(1,851)	(1,851)
Treasury stock transactions			(223)			1,503	1,280

Comprehensive Income								$4,660

Balances December 31, 2005	5,279,815	$5,280	$12,441	$46,503	$(1,929)	$(3,618)	$58,677
Cumulative effect under SAB No. 108 adjustments				(565)			(565)
Balance at January 1, 2006, as adjusted	5,279,815	$5,280	$12,441	$45,938	$(1,929)	$(3,618)	$58,112
Net Income				7,335			7,335	7,335
Cash dividends declared				(2,787)			(2,787)
Other Comprehensive Income
Net unrealized gains on investment securities available for sale					456		456	456
Treasury stock transactions			(733)			648	(85)
Share based compensation tax benefit			231				231

Comprehensive Income								$7,791

Balances December 31, 2006	5,279,815	$5,280	$11,939	$50,486	$(1,473)	$(2,970)	$63,262
Net Income				7,669			7,669	7,669
Cash dividends declared				(2,808)			(2,808)
Other Comprehensive Income
Net unrealized gains on investment securities available for sale					266		266	266
Treasury stock transactions			(917)			416	(501)
Share based compensation tax benefit			91				91

Comprehensive Income								$7,935

Balances December 31, 2007	5,279,815	$5,280	$11,113	$55,347	$(1,207)	$(2,554)	$67,979

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31
(Dollars in thousands)	2007	2006	2005
OPERATING ACTIVITIES
Net income	$7,669	$7,335	$6,511
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,498	2,777	2,615
Provision for loan and lease losses	80	3	1,382
Amortization of investment security premiums and accretion of discounts, net	196	232	194
Amortization of deferred loan fees	(84)	459	(111)
(Gains) losses on sales of investment securities, net	(2)	79	(58)
Gains from the sales of assets	(1,425)	(19)	6
(Increase) decreases in other assets	497	(1,562)	(2,509)
Increase in other liabilities	1,267	143	872

Net cash provided by operating activities	10,696	9,447	8,902

INVESTING ACTIVITIES
Net increase in loans	(49,462)	(30,468)	(46,234)
Proceeds from sales of investment securities available-for-sale	4,583	13,631	85,784
Proceeds from maturities of investment securities available-for-sale	14,995	9,216	56,985
Proceeds from maturities of investment securities held to maturity	5	—	—
Purchases of investment securities available-for-sale	(28,637)	(14,094)	(99,964)
Purchases of premises and equipment	(7,214)	(3,031)	(2,330)
Proceeds from the sale of fixed assets	5,253	71	60

Net cash used in investing activities	(60,477)	(24,675)	(5,699)

FINANCING ACTIVITIES
Increase (decrease) in short term Federal Home Loan Bank and other short term borrowings	(5,266)	(5,000)	750
Increase in long term Federal Home Loan Bank borrowings	65,000	—	1,686
Repayment of long term Federal Home Loan Bank borrowings	(5,946)	(2,304)	—
Net increase in deposits	(19,770)	28,571	33,079
Proceeds from issuance of subordinated debt	5,155	—	—
Repayment of subordinated debt	(5,155)	—	—
Cash dividends paid	(2,808)	(2,787)	(2,665)
Net increase (decrease) in treasury stock transactions	(501)	(85)	1,280
Share based compensation tax benefit	91	231	—

Net cash provided by financing activities	30,800	18,626	34,130

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(18,981)	3,398	37,333
Cash and cash equivalents at beginning of year	72,341	68,943	31,610

Cash and cash equivalents at end of year	$53,360	$72,341	$68,943

The accompanying notes are an integral part of these statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        First Chester County Corporation (the "Corporation"), through its wholly-owned subsidiary, First National Bank of Chester County (the "Bank"), has been serving the residents and businesses of Chester County, Pennsylvania, since 1863. The Bank is a locally managed community bank providing loan, deposit, cash management and trust and investment services from its twenty two locations. The Bank encounters vigorous competition for market share in the communities it serves from bank holding companies, other community banks, Internet banks, thrift institutions, credit unions and other non-bank financial organizations such as mutual fund insurance and brokerage companies.

        The Corporation and the Bank, and their wholly-owned subsidiaries FNB Properties, LLC, FNB Insurance Services, LLC, Turks Head Properties, Inc, Turks Head II, LLC, First Chester County Capital Trust I ("Trust I"), First Chester County Capital Trust II ("Trust II"), and First Chester County Capital Trust III ("Trust III") are subject to regulations of certain state and federal agencies. These regulatory agencies periodically examine the Corporation and the Bank for adherence to laws and regulations.

1.
Basis of Financial Statement Presentation

        The accounting policies followed by the Corporation and its wholly-owned subsidiaries conform to generally accepted accounting principles generally accepted in the United States of America ("GAAP") and predominant practices within the banking industry. The accompanying consolidated financial statements include the accounts of the Corporation, the Bank, Turks Head Properties, Turks Head II, FNB Insurance Services, and FNB Properties. All significant intercompany transactions have been eliminated.

        In preparing the financial statements, Management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the balance sheets, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The principal estimate that is susceptible to significant change in the near term relates to the allowance for loan and lease losses. The evaluation of the adequacy of the allowance for loan and lease losses includes an analysis of the individual loans and leases and overall risk characteristics and size of the different loan and lease portfolios, and takes into consideration current economic and market conditions, the capability of specific borrowers to pay specific loan and lease obligations, as well as current loan collateral values. However, actual losses on specific loans and leases, which also are encompassed in the analysis, may vary from estimated losses.

        Statement of Financial Accounting Standards ("SFAS") No. 131 establishes standards for public business enterprises reporting information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in subsequent interim financial reports issued to shareholders. It also establishes standards for related disclosure about products and services, geographic areas, and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess resources and performance. The Corporation has applied the aggregation criteria set forth in SFAS No. 131 for its operating segments to create one reporting segment, "community banking."

        The Corporation's community banking segment consists of construction, commercial, retail, and mortgage banking. The community banking segment is managed as a single strategic unit, which

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

generates revenue from a variety of products and services provided by the Corporation. For example, construction and commercial lending is dependent upon the ability of the Corporation to fund itself with retail deposits and other borrowings and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment or unit.

        Management had previously determined that Trust I, Trust II and Trust III (Trust I, Trust II and Trust III, collectively, the "Trusts") each qualify as variable interest entities under FASB Interpretation 46 ("FIN 46"). Each of the Trusts issued mandatory redeemable preferred stock to investors and loaned the proceeds to the Corporation. The Trusts hold, as their sole asset, subordinated debentures issued by the Corporation. Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, FIN 46(R), the provisions of which must be applied to certain variable interest entities. The Corporation adopted the provisions under the revised interpretation in the first quarter of 2004 which required the Corporation to deconsolidate the Trusts.

2.
Financial Instruments

        The Corporation follows SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," which requires all entities to disclose the estimated fair value of their assets and liabilities considered to be financial instruments. Financial instruments requiring disclosure consist primarily of investment securities, loans, and deposits and borrowings.

3.
Investment Securities

        The Corporation follows SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments in securities to be classified in one of three categories: held-to-maturity, trading, or available-for-sale. Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. As the Corporation does not engage in security trading, the balance of its debt securities and any equity securities are classified as available-for-sale. Net unrealized gains and losses for such securities, net of tax effect, are required to be recognized as a separate component of stockholders' equity and excluded from the determination of net income.

        In November 2005, the FASB issued FASB Staff Position ("FSP") SFAS 115-1 and 124-1, "The meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." This FSP nullifies certain requirements of EITF-03-01 on this topic and provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also required certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP SFAS 115-1 and 124-1 was effective for reporting periods beginning after December 15, 2005. Adoption of the FSP did not have a material impact on the Company's consolidated financial statements.

        The Corporation follows the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activity," as amended by SFAS No. 138. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

other contracts, and for hedging activities. It requires that an entity recognize all derivatives either as assets or liabilities in the statement of financial position and measure those instruments at fair value. The Corporation did not have any derivative instruments at December 31, 2007, 2006, and 2005.

4.
Loans and Leases and Allowance for Loan and Lease Losses

        Loans and leases that Management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan and lease losses. The allowance for loan and lease losses is established through a provision for loan and lease losses charged to expense. Loan and lease principal considered to be uncollectible by Management is charged against the allowance for loan and lease losses. The allowance is an amount that Management believes will be adequate to absorb possible losses on existing loans and leases that may become uncollectible based upon an evaluation of known and inherent risks in the loan and lease portfolio. The evaluation takes into consideration such factors as changes in the nature and size of the loan and lease portfolio, overall portfolio quality, specific problem loans, loss experience, and current and future economic conditions which may affect the borrowers' ability to pay. The evaluation also details historical losses by loan category, the resulting loss rates for which are projected at current loan and lease total amounts. Loss estimates for specified problem loans and leases are also detailed. Interest on loans and leases is accrued and credited to operations based upon the principal amount outstanding. Certain origination and commitment fees and related direct loan or lease origination costs are deferred and amortized over the contractual life of the related loans and leases, resulting in an adjustment of the related loan's yield. Accrual of interest is discontinued on a loan when Management believes that the borrower's financial condition is such that collection of interest and principal is doubtful. Upon such discontinuance, all unpaid accrued interest is reversed.

        The Corporation accounts for impairment in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures." SFAS No. 114 requires loan impairment to be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, its observable market price or the fair value of the collateral if the loan is collateral dependent. If it is probable that a creditor will foreclose on a property, the creditor must measure impairment based on the fair value of the collateral.

        Residential mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or estimated fair value. Gains and losses and unamortized fees on sales of residential mortgage loans are included in non-interest income.

        The Corporation accounts for its transfers and servicing of financial assets in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral.

        The Corporation follows FASB Interpretation 45 ("FIN 45") "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of FIN 45, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has issued financial and performance letters of credit. Financial letters of credit require the Corporation to make payment if the customer's financial condition deteriorates, as

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

defined in underlying agreements. Performance letters of credit require the Corporation to make payments if the customer fails to perform certain non-financial contractual obligations.

5.
Premises and Equipment

        Premises and equipment are stated at cost less accumulated depreciation. Assets are depreciated over their estimated useful lives, principally by the straight-line method.

        The Corporation accounts for impairment of long-term assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The standard requires recognition and measurement of long-lived assets to be held and used or to be disposed of by sale. The Corporation had no impaired long-lived assets at December 31, 2007, 2006, or 2005.

6.
Contributions

        The Corporation accounts for contributions in accordance with SFAS No. 116, "Accounting for Contributions Received and Contributions Made." SFAS No. 116 specifies that contributions made by the Corporation be recognized as expenses in the period made and as decreases of assets or increases of liabilities depending on the form of the benefits given. In accordance with SFAS No. 116, the Corporation incurred contribution expenses relating to long-term commitments to local not-for-profit organizations of $171 thousand, $78 thousand and $192 thousand during 2007, 2006 and 2005, respectively.

7.
Income Taxes

        The Corporation accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under the liability method specified by SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense and benefits are the result of changes in deferred tax assets and liabilities.

8.
Employee Benefit Plans

        The Corporation has certain employee benefit plans covering eligible employees. The Bank accrues such costs as earned by the employee.

9.
Share Based Compensation Plan

        Effective January 1, 2006, the Corporation adopted FASB Statement No. 123 (R), "Share-Based Payment". Statement 123 (R) requires that compensation cost relating to share-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued. Statement 123 (R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation" and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". Statement 123 established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Because the Corporation adopted Statement 123 (R) using the modified prospective transition method, prior periods have not been restated. Under this method, the Corporation is required to record compensation expense for all awards granted after the date of adoption for the unvested portion of previously granted awards that remain outstanding as of the beginning of the period of adoption. As of January 1, 2006, there were no unvested options. The Corporation measured share-based compensation cost using the Black-Scholes option pricing model for stock option grants prior to January 1, 2006 and anticipates using this pricing mode for future grants. Forfeitures did not affect the calculated expense based upon historical activities of option grantees.

        The Corporation granted no stock options during 2007 and all grants prior to January 1, 2006 were fully vested.

        At December 31, 2007, the Corporation has one stock-based employee compensation plan. Reported net income, adjusting for share-based compensation that would have been recognized in the adoption of Statement 123 (R) did not change the way that the Corporation has accounted for stock awards in prior periods and therefore no such change is reflected in the pro forma table below. The Corporation expenses the grant date fair value of stock awards on a straight-line basis over the vesting period of the award.

        The following table illustrates the effect on net income and net income per share if the Corporation had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation prior to January 1, 2006.

		2005
Net income (in thousands)	As reported		$6,511
Stock-based compensation costs determined under fair value method for all awards			114

	Pro forma		$6,397

Net income per share (Basic)	As reported Pro forma	$ $	1.28 1.23
Net income per share (Diluted)	As reported Pro forma	$ $	1.24 1.22

        The fair value of an option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2005: dividend yield of 2.74%; expected volatility of 0.66; risk-free interest rate of 4.34%; and an expected life of 2.14 years.

10.
Wealth Management Division Assets and Income

        Assets held by the Corporation in fiduciary or agency capacities for its customers are not included in the accompanying consolidated balance sheets since such items are not assets of the Bank or Corporation. Operating income and expenses of the Wealth Management Division are included under their respective captions in the accompanying consolidated statements of income and are recorded on the accrual basis.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

11.
Net income per share

        The Corporation follows the provisions of SFAS No. 128, "Earnings Per Share" requires presentations of basic and diluted net income per share ("EPS") in conjunction with the disclosure of the methodology used in computing such EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average common shares outstanding during the period. All per share data has been retroactively adjusted for stock dividends.

12.
Cash Flow Information

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold and overnight investments. Generally, federal funds and overnight investments are purchased and sold for one-day periods. Cash paid for interest for the years ended December 31, 2007, 2006, and 2005 was $24.1 million, $19.7 million and $12.9 million, respectively. Cash paid for income taxes for the years ended December 31, 2007, 2006, and 2005 was $2.1 million, $3.7 million, and $2.3 million, respectively.

13.
Reporting Comprehensive Income

        The Corporation follows the provisions of SFAS No. 130, "Reporting of Comprehensive Income," which requires the reporting of comprehensive income which includes net income as well as certain other items which result in a change to equity during the period.

	December 31, 2007
(Dollars in thousands)	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
Unrealized holding gains (losses) arising during the period	$401	$(136)	$265
Reclassification adjustment for gains realized in net income	2	(1)	1

Other comprehensive loss	$403	$(137)	$266

	December 31, 2007
(Dollars in thousands)	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
Unrealized holding gains (losses) arising during the period	$770	$(262)	$508
Reclassification adjustment for gains realized in net income	(79)	27	(52)

Other comprehensive loss	$691	$(235)	$456

	December 31, 2007
(Dollars in thousands)	Before Tax Amount	Tax (Expense) Benefit	Net of Tax Amount
Unrealized holding losses arising during the period	$(2,983)	$1,095	$(1,888)
Reclassification adjustment for gains realized in net income	58	(21)	37

Other comprehensive loss	$(2,925)	$1,074	$(1,851)

14.
Advertising Costs

        The Bank expenses advertising costs as incurred.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

15.
Reclassifications

        Certain numbers have been reclassified to conform with the 2007 presentation. These reclassifications have no impact on net income or net income per share.

16.
New Accounting Pronouncements

        In December 2007, the SEC released Staff Accounting Bulletin SAB 110 ("SAB 110"), "Share Based Payment." This bulletin expresses the views of the SEC staff regarding the use of a simplified method, as discussed in SAB 107, in developing an estimate of the expected term of share options in accordance with SFAS 123(R). This interpretation gives specific examples of when it may be appropriate to use the simplified method of determining the expected term. SAB 110 is effective for fiscal years beginning on or after January 1, 2008. The Corporation is evaluating the impact that the implementation of SAB 110 will have on its financial condition, results of operations and disclosures.

        In December 2007, the FASB issued Statement No. 141(R) ("SFAS 141(R)"), "Business Combinations." This Statement replaces SFAS 141, "Business Combinations." This Statement retains the fundamental requirements in Statement 141 that the acquisition method of accounting (which Statement 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This Statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) will apply prospectively to business combinations for which the acquisition date is on or after the first annual reporting period beginning on or after December 15, 2008. While the Corporation has not yet evaluated SFAS 141(R) for the impact, if any, that SFAS 141(R) will have on our consolidated financial statements, we will be required to expense costs related to any acquisitions on or after January 1, 2009, rather than capitalize such costs as currently required.

        In December 2007, the FASB issued Statement No. 160 ("SFAS 160"), "Noncontrolling Interests in Consolidated Financial Statements." This Statement amends Accounting Research Bulletin 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. The Corporation has not yet determined the impact, if any, that SFAS 160 will have on our consolidated financial statements.

        In November 2007, the SEC released Staff Accounting Bulletin SAB 109 ("SAB 109"), "Written Loan Commitments Recorded at Fair Value Through Earnings." This bulletin expresses the views of the SEC staff regarding written loan commitments that are accounted for at fair value through earnings under GAAP. SAB 09 is effective for fiscal years beginning after December 31, 2007. The Corporation is evaluating the impact that the implementation of SAB 109 will have on its financial condition, results of operations and disclosures.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In March 2007, the FASB ratified Emerging Issues Task Force, or EITF, Issue 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007 (our fiscal year beginning January 31, 2008). The Corporation does not expect EITF 06-11 to have a material impact on our financial position, results of operations or cash flows.

        In February 2007, FASB issued Statement No. 159 ("SFAS 159"), "The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115." This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The statement defines items eligible for the measurement option. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement is effective for fiscal years beginning after November 15, 2007. The Corporation is currently evaluating the impact that SFAS 159 will have on our consolidated financial statements.

        In September 2006, FASB issued Statement No. 157 ("SFAS 157"), "Fair Value Measurements," which is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. This Statement defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. The Corporation is currently evaluating the impact that the adoption of SFAS 157 will have on our consolidated financial statements.

        In June 2006, FASB issued FASB Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109." FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 will apply to fiscal years beginning after December 15, 2006. The Corporation adopted FIN 48 as of January 1, 2007 and the adoption of FIN 48 did not have a material effect on our consolidated financial statements.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE B—INVESTMENT SECURITIES

        The amortized cost, gross unrealized gains and losses, and fair market value of the Corporation's available-for-sale and held-to-maturity securities at December 31, 2007 and 2006 are summarized as follows:

	Available-for-Sale
(Dollars in thousands) 2007	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$—	$—	$—	$—
U.S. Government agency	3,082	30	(12)	3,100
Mortgage-backed securities	56,925	260	(531)	56,654
State and municipal	13,686	73	(109)	13,650
Corporate securities	15,121	30	(665)	14,486
Other equity securities	10,993	44	(950)	10,087

	$99,807	$437	$(2,267)	$97,977

	Held-to-Maturity				Available-for-Sale
(Dollars in thousands) 2006	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Treasury	$—	$—	$—	$—	$1,000	$—	$(2)	$998
U.S. Government agency	—	—	—	—	3,371	8	(25)	3,354
Mortgage-backed securities	—	—	—	—	56,439	14	(1,401)	55,052
State and municipal	5	—	—	5	9,906	—	(304)	9,602
Corporate securities	—	—	—	—	11,461	—	(587)	10,874
Other equity securities	—	—	—	—	8,764	187	(122)	8,829

	$5	$—	$—	$5	$90,941	$209	$(2,441)	$88,709

        The amortized cost and estimated fair value of debt securities classified as available-for-sale and held-to-maturity at December 31, 2007, by contractual maturity, are shown in the following table. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale
(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$2,488	$2,479
Due after one year through five years	17,489	17,248
Due after five years through ten years	4,952	4,624
Due after ten years	6,960	6,885

	31,889	31,236
Mortgage-backed securities	56,925	56,654
Other equity securities	10,993	10,087

	$99,807	$97,977

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE B—INVESTMENT SECURITIES (Continued)

        Proceeds from the sale of investment securities available for sale were $4.6 million, $13.6 million and $85.8 million during 2007, 2006, and 2005, respectively. Gains of $21 thousand, $76 thousand and $112 thousand and losses of $19 thousand, $155 thousand and $54 thousand were realized on sales of securities in 2007, 2006, and 2005, respectively. The Corporation uses the specific identification method to determine the cost of the securities sold. The principal amount of investment securities pledged to secure public deposits and for other purposes required or permitted by law was $87.1 million and $78.1 million at December 31, 2007 and 2006, respectively. There were no securities held from a single issuer that represented more than 10% of stockholders' equity.

        The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2007.

		Less than 12 months		12 months or longer		Total
(Dollars in thousands) Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agency	1	$—	$—	$784	$(12)	$784	$(12)
Mortgage-backed securities	24	3,039	(14)	30,726	(517)	33,765	(531)
State and municipal	24	—	—	8,372	(109)	8,372	(109)
Corporate securities	15	1,915	(77)	10,623	(588)	12,538	(665)
Other equity securities	13	—	—	10,993	(950)	10,993	(950)

Total temporarily impaired investment securities	77	$4,954	$(91)	$61,498	$(2,176)	$66,452	$(2,267)

        Management has considered factors regarding other than temporarily impaired securities and believes that there are no securities that were impaired as of December 31, 2007.

        The table below indicates the length of time individual securities have been in a continuous unrealized loss position at December 31, 2006.

		Less than 12 months		12 months or longer		Total
(Dollars in thousands) Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury	1	$—	$—	$998	$(2)	$998	$(2)
U.S. Government agency	3	1,828	(2)	990	(23)	2,818	(25)
Mortgage-backed securities	30	3,086	(5)	47,765	(1,396)	50,851	(1,401)
State and municipal	28	—	—	9,602	(304)	9,602	(304)
Corporate securities	13	—	—	10,873	(587)	10,873	(587)
Other equity securities	3	—	—	8,764	(122)	8,764	(122)

Total temporarily impaired investment securities	78	$4,914	$(7)	$78,992	$(2,434)	$83,906	$(2,441)

        Management has considered factors regarding other than temporarily impaired securities and believes that there are no securities that were impaired as of December 31, 2006.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE C—LOANS AND LEASES

        Major classifications of loans are as follows:

(Dollars in thousands)	2007	2006
Commercial loans	$277,715	$243,651
Real estate—construction	55,414	41,287
Real estate—commercial	235,880	222,300
Real estate—residential	59,508	65,698
Consumer loans	106,574	108,700
Lease financing receivables	8,349	12,707

	743,440	694,343
Less: Allowance for loan and lease losses	(7,817)	(8,186)

	$735,623	$686,157

        Loan and lease balances on which the accrual of interest has been discontinued amounted to approximately $1.2 million and $7.3 million at December 31, 2007 and 2006, respectively. Interest on these non-accrual loans and leases would have been approximately $321 thousand, $682 thousand and $638 thousand in 2007, 2006 and 2005, respectively. Loan and lease balances past due 90 days or more, which are not on a non-accrual status, but which Management expects will eventually be paid in full, amounted to $142 thousand, $793 thousand and $0 at December 31, 2007, 2006 and 2005, respectively.

        At June 30, 2006, the Corporation reclassified $523 thousand of the allowance for loan and lease losses as other liabilities on the consolidated balance sheet. This amount represents an allowance for possible losses on unfunded loans and unused lines of credit. These loans and lines of credit, although unfunded, have been committed to by the Bank. At December 31, 2007 and 2006, the total amount recorded in other liabilities on the consolidated balance sheet as an allowance for possible losses on unfunded loans and lines of credit is $559 thousand and $552 thousand, respectively.

        Changes in the allowance for loan and lease losses are summarized as follows:

(Dollars in thousands)	2007	2006	2005
Balance at beginning of year	$8,186	$8,123	$6,816
Provision charged to operating expenses	80	3	1,382
Recoveries	140	359	437
Loans charged-off	(582)	(173)	(483)
Allowance adjustment—Other	(7)	(126)	(29)

Balance at end of year	$7,817	$8,186	$8,123

        The Bank identifies a loan as impaired when it is probable that interest and principal will not be collected according to the contractual terms of the loan agreement. The accrual of interest is discontinued on impaired loans and no income is recognized until all recorded amounts of interest and principal are recovered in full.

        The balance of impaired loans was $1.2 million, $7.3 million, and $8.4 million at December 31, 2007, 2006, and 2005, respectively. The associated allowance for loan and lease losses for impaired loans was $72 thousand, $840 thousand and $897 thousand at December 31, 2007, 2006, and 2005, respectively.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE C—LOANS AND LEASES (Continued)

        During 2007, activity in the allowance for impaired loan and lease losses included a provision of $11, chargeoffs of $1 thousand, recoveries of $0, and loans paid off or returned to performing status of $0. Interest income of $0 was recorded in 2007, while contractual interest in the same period amounted to $321 thousand. Cash collected on impaired loans in 2007 was $6.9 million, of which $6.4 million was applied to principal and $282 thousand was applied to interest income and $225 thousand was recorded as a gain on sale.

        During 2006, activity in the allowance for impaired loan and lease losses included a provision of $0, chargeoffs of $11 thousand, recoveries of $0, and loans paid off or returned to performing status of $0. Interest income of $0 was recorded in 2006, while contractual interest in the same period amounted to $682 thousand. Cash collected on impaired loans in 2006 was $3.2 million, of which $3.2 million was applied to principal and $0 was applied to past due interest.

        During 2005, activity in the allowance for impaired loan and lease losses included a provision of $365 thousand, chargeoffs of $122 thousand, recoveries of $0, and loans paid off or returned to performing status of $0. Interest income of $0 was recorded in 2005, while contractual interest in the same period amounted to $638 thousand. Cash collected on impaired loans in 2005 was $1.9 million, of which $1.9 million was applied to principal and $0 was applied to past due interest.

        In the normal course of business, the Bank makes loans to certain officers, directors, and their related interests. All loan transactions entered into between the Bank and such related parties were made on substantially the same terms and conditions as comparable transactions with all other parties. In Management's opinion, such loans are consistent with sound banking practices and are within applicable regulatory lending limitations. The balance of these loans at December 31, 2007 and 2006 was approximately $31.1 million and $28.4 million, respectively. In 2007 and 2006, principal payments on these loans were $29.0 million and $26.8 million, respectively. In 2007 and 2006, new loans to these individuals and their related interests were $2.3 million and $5.6 million, respectively.

NOTE D—PREMISES AND EQUIPMENT

        Premises and equipment are summarized as follows:

(Dollars in thousands)	Useful Lives	2007	2006	2005
Premises	5 – 40 Years	$18,484	$17,154	$16,356
Equipment	1 – 5 Years	24,031	22,090	20,282

		42,515	39,244	36,638
Less Accumulated depreciation		(24,955)	(25,256)	(22,852)

		$17,560	$13,988	$13,786

        Included in the equipment category above is $6.1 million of operating lease assets as of December 31, 2007 and 2006. Included in the accumulated depreciation line above is $2.6 million and $2.2 million of accumulated depreciation on these operating lease assets as of December 31, 2007 and 2006, respectively.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE E—DEPOSITS

        At December 31, 2007, the scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2008	$198,022
2009	7,863
2010	3,864
2011	1,853
2012	2,308
Thereafter	4,696

$218,606

        In the normal course of business, the Bank holds deposits from certain officers, directors, and their related interests. All deposit transactions entered into between the Bank and such related parties were made on substantially the same terms and conditions as comparable transactions with all other parties. At December 31, 2007 the balance of these deposits was $8.4 million.

NOTE F—BORROWINGS

        The Bank, as a member of the FHLB, maintains several credit facilities secured by the Bank's mortgage-related assets. FHLB borrowings provide additional funds to meet the Bank's liquidity needs. The Bank currently has a maximum borrowing capacity with the FHLB of approximately $235.8 million of which 51.1%, or $120.4 million, is currently available. FHLB borrowings are collateralized by a pledge on the Bank's entire portfolio of unencumbered investment securities, certain mortgage loans and a lien on the Bank's FHLB stock.

1.
Short Term Borrowings

        Short term FHLB borrowings generally have maturities of less than one year. The details of these short term borrowings are as follows:

(Dollars in thousands)	2007	2006	2005
Average balance outstanding	$—	$4,000	$5,000
Maximum amount outstanding at any month-end during the period	$—	$5,000	$5,000
Balance outstanding at period end	$—	$—	$5,000
Weighted-average interest rate during the period	—	0.94%	3.19%
Weighted-average interest rate at period end	—	—	3.74%
2.
Long Term Borrowings

        At December 31, 2007 and 2006, long term borrowings from the FHLB totaled $115,384 and $56,331. Long term borrowings consist of fixed-rate amortizing and non-amortizing borrowings that will mature within one to nine years. The amortizing borrowings had a weighted average interest rate of 5.31%, 5.43%, and 5.53% and the non-amortizing borrowings had a weighted average interest rate of 4.20%, 3.48%, and 3.39% for 2007, 2006 and 2005, respectively.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE F—BORROWINGS (Continued)

        As of December 31, 2007, long term FHLB borrowings mature as follows:

(Dollars in thousands)
2008	$23,816
2009	34,070
2010	45,073
2011	5,077
2012	5,082
Thereafter	2,266

$115,384

NOTE G—OTHER NON-INTEREST EXPENSE

        The components of other non-interest expense are detailed as follows:

(Dollars in thousands)	2007	2006	2005
Telephone, postage, and supplies	$1,125	$1,190	$1,004
Loan and deposit supplies	548	504	569
Director costs	379	290	285
Travel and mileage	264	291	289
Dues and subscriptions	115	151	110
Wealth Management processing	122	317	300
General expenses	675	585	834
Other	471	544	696

	$3,699	$3,872	$4,087

NOTE H—INCOME TAXES

        The components of income tax expense are detailed as follows:

(Dollars in thousands)	2007	2006	2005
Current expense	$3,039	$2,938	$2,401
Deferred expense (benefit)	(108)	(52)	(501)

Total tax expense	$2,931	$2,886	$1,900

        The income tax provision reconciled to the statutory federal rate follows:

	2007	2006	2005
Statutory rate	34.0%	34.0%	34.0%
Increase (decrease) in tax rate from
Tax-exempt loan and investment income	(3.9)	(3.7)	(4.9)
Tax credits	(2.8)	(2.6)	(3.2)
Other, net	0.4	0.5	(3.3)

Applicable income tax rate	27.7%	28.2%	22.6%

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE H—INCOME TAXES (Continued)

        The net deferred tax asset consists of the following:

(Dollars in thousands)	2007	2006
Allowance for loan and lease losses	$2,658	$2,783
Unrealized losses on investment securities available-for-sale	622	759
Prepaid expenses	(222)	(177)
Accrued pension and deferred compensation	246	199
Depreciation	880	775
Bond accretion	(32)	(69)
Allowance for unfunded loans and unused lines of credit	190	188
Other	76	(11)

Total net deferred tax asset	$4,418	$4,447

NOTE I—ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS

        At December 31, 2007, the Corporation had one stock based compensation plan, pursuant to which, shares of the Corporation's common stock could be issued, subject to certain restrictions. The plan, adopted in 2005, allows the Corporation to grant up to 150 thousand shares of restricted stock to employees. During the year ended December 31, 2007, the Corporation granted 22,900 shares valued at $21.05 per share at the grant date. One third of these shares vest on each of the first three anniversaries of the date of the grant. During the year ended December 31, 2006, the Corporation granted 1 thousand shares valued at $21.85 per share at the grant date. This award was fully vested as of December 31, 2006. A summary of the Corporation's unvested restricted shares is as follows:

(Dollars in thousands, except per share data)	Shares	Grant Date Fair Value	Aggregate Intrinsic Value of Unvested Shares
Unvested at January 1, 2007	—		—
Granted	22,900	$21.05
Vested	—
Forfeited	(1,500)	$21.05

Unvested at December 31, 2007	21,400	$21.05	$372

        The Corporation recorded $125 thousand and $22 thousand of restricted stock expense in 2007 and 2006, respectively. As of December 31, 2007, there was a total of $325 thousand of unrecognized compensation cost related to unvested stock awards. This cost is expected to be recognized over a period of 2.17 years.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE I—ACCOUNTING FOR STOCK-BASED COMPENSATION PLANS (Continued)

        The Corporation's ability to issue stock options under the 1995 Stock Option Plan has expired. Outstanding stock options, however, remain in effect according to their terms. Aggregated information regarding the Corporation's Stock Option Plan as of December 31, 2007 is presented below.

(Dollars in thousands, except per share data) Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at January 1, 2007	294,855	$14.81	—	$1,828
Granted	—	—	—	—
Exercised	(79,308)	13.98	—	—
Forfeited	(7,239)	18.56	—	—
Expired	—	—	—	—

Outstanding at December 31, 2007	208,308	$15.00	2.61	$496

Exercisable at December 31, 2007	208,308	$15.00	2.61	$496

        There were no options granted during the year ended December 31, 2007. The total intrinsic value (market value on date of exercise less grant price) of options exercised during the year ended December 31, 2007 was $496 thousand. As of January 1, 2007, there were no unvested options under the Corporation's one stock option plan. This plan no longer permits new grants of stock options to be made.

        Cash received from option exercises under the stock option plan for the twelve months ended December 31, 2007 was $1.1 million. The actual tax benefit realized for the tax deductions from option exercises under the plan for the twelve months ended December 31, 2007 was $91 thousand. The impact of these cash receipts is included under "Financing Activities" in the accompanying Consolidated Statements of Cash Flows. The impact of the tax benefit realized is included in other liabilities under "Operating Activities" in the Corporation's Consolidated Statements of Cash Flows.

NOTE J—NET INCOME PER SHARE

        The following table illustrates the reconciliation of the numerators and denominators of the basic and diluted net income per share computations:

	For the Year Ended December 31, 2007
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income per share (Basic):	$7,669,250	$5,160,607	$1.49
Effect of Dilutive Securities
Add options to purchase common stock	—	59,333	(0.02)

Net income per share (Diluted):	$7,669,250	$5,219,940	$1.47

        12,817 shares have been excluded in the computation of 2007 diluted EPS because the options' exercise price was greater than the average market price of the common shares. The average market price on December 31, 2007 was $17.38.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE J—NET INCOME PER SHARE (Continued)

	For the Year Ended December 31, 2006
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income per share (Basic):	$7,334,945	$5,160,340	$1.42
Effect of Dilutive Securities
Add options to purchase common stock	—	88,860	(0.02)

Net income per share (Diluted):	$7,334,945	$5,249,200	$1.40

        16,399 shares have been excluded in the computation of 2006 diluted EPS because the options' exercise price was greater than the average market price of the common shares. The average market price on December 31, 2006 was $20.96.

	For the Year Ended December 31, 2005
	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net income per share (Basic):	$6,510,718	$5,104,745	$1.28
Effect of Dilutive Securities
Add options to purchase common stock	—	135,752	(0.04)

Net income per share (Diluted):	$6,510,718	$5,240,497	$1.24

        17,788 shares have been excluded in the computation of 2005 diluted EPS because the options' exercise price was greater than the average market price of the common shares. The average market price on December 31, 2005 was $19.15.

NOTE K—REGULATORY MATTERS

        The Bank is required to maintain average reserve balances with the Federal Reserve Bank based upon deposit levels and other factors. The required average amount of those reserve balances was $25 thousand and $1.5 million as of December 31, 2007 and 2006.

        Dividends are paid by the Corporation from its assets which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The Bank, without the prior approval of regulators, can declare dividends to the Corporation totaling approximately $8.8 million plus additional amounts equal to the net earnings of the Bank for the period from January 1, 2008 through the date of declaration of such a dividend, less dividends previously paid subject to the further limitations that dividends may be paid only to the extent the retained net profits (including the portion transferred to surplus) exceed bad debts and provided that the Bank would not become "undercapitalized" (as defined by Federal law).

        The Corporation and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE K—REGULATORY MATTERS (Continued)

guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios of Total and Tier I Capital to risk-weighted assets, and Tier I Capital to average quarterly assets (Total Risk Based Capital ratio, Tier I Capital ratio, and Leverage ratio, respectively). Management believes that the Corporation and the Bank meet all capital adequacy requirements to which it is subject, as of December 31, 2007.

        Federal banking agencies categorized the Corporation and the Bank as well capitalized under the regulatory framework for corrective action. To be categorized as adequately capitalized the Corporation and the Bank must maintain minimum Total Risk-Based, Tier I Risk-Based, and Tier I leverage ratios as set forth in the table.

        The Corporation's and Bank's actual capital amounts and ratios are presented below:

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Leverage Ratio
Corporation	$83,664	9.22%	$36,280	≥4.00%	N/A	N/A
Bank	$77,537	8.58%	$33,130	≥4.00%	$45,162	≥5.00%
Tier I Capital Ratio
Corporation	$83,664	10.84%	$30,882	≥4.00%	N/A	N/A
Bank	$77,537	10.08%	$30,755	≥4.00%	$46,133	≥6.00%
Total Risk Based Capital Ratio
Corporation	$92,040	11.92%	$61,764	≥8.00%	N/A	N/A
Bank	$85,933	11.18%	$61,511	≥8.00%	$76,889	≥10.00%

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE K—REGULATORY MATTERS (Continued)

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:
Leverage Ratio
Corporation	$80,266	9.34%	$34,380	≥4.00%	N/A	N/A
Bank	$73,356	8.58%	$34,204	≥4.00%	$42,755	≥5.00%
Tier I Capital Ratio
Corporation	$80,266	11.26%	$28,504	≥4.00%	N/A	N/A
Bank	$73,356	10.31%	$28,469	≥4.00%	$42,704	≥6.00%
Total Risk Based Capital Ratio
Corporation	$89,004	12.49%	$57,010	≥8.00%	N/A	N/A
Bank	$82,094	11.53%	$56,939	≥8.00%	$71,173	≥10.00%

NOTE L—FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS No. 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation's general practice and intent to hold its financial instruments (other than certain Investment Securities) to maturity and not to engage in trading or sales activities. Therefore, the Corporation had to use significant estimations and present value calculations to prepare this disclosure.

        Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, Management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

        Fair values have been estimated using data which Management considered the best available and estimation methodologies deemed suitable for the pertinent category of financial instrument. The estimated fair value of cash and cash equivalents, deposits with no stated maturities, repurchase agreements and the fair value of commitments to extend credit, is estimated based upon the amount of unamortized deferred loan commitment fees. The fair value of letters of credit is based on the amount of unearned fees plus the estimated cost to terminate the letter of credit. Quoted market prices were used to determine the estimated fair value of investment securities held-to-maturity and available-for-sale. Fair values of net loans and deposits with stated maturities were calculated using estimated discounted cash flows based on the year-end offering rate for instruments with similar characteristics and maturities.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE L—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The estimated fair values and carrying amounts are summarized as follows:

	2007		2006
(Dollars in thousands)	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial Assets
Cash and cash equivalents	$53,360	$53,360	$72,341	$72,341
Investment securities	97,977	97,977	88,714	88,714
Net loans	728,037	743,440	672,557	694,343
Financial Liabilities
Deposits with no stated maturities	429,158	486,292	426,891	495,740
Deposits with stated maturities	214,854	218,606	228,929	222,139
FHLB and other borrowings	107,813	115,384	55,254	61,596
Subordinated debt	15,465	15,465	15,465	15,465
Off-Balance-Sheet Investments
Commitments for extended credit and outstanding letters of credit	$202,893	$202,893	$266,498	$266,498

NOTE M—SUBORDINATED DEBT

        In 2007, Trust III issued $5.0 million (net proceeds of $4.82 million) of preferred capital securities in a pooled institutional placement transaction. These securities were issued through Trust III, a special purpose statutory trust created expressly for the issuance of these securities and investing the proceeds in junior subordinated debentures of the Corporation. These subordinated debentures are subject to mandatory redemption in the year 2037. The debentures and securities will each be callable by the Corporation or Trust III, as applicable, at their option, five years after the date of issuance. At December 31, 2007, the rate paid on these subordinated debentures, based on three-month London Inter-bank offering rate ("LIBOR") plus 140 basis points, was 6.52%.

        In 2003, Trust II issued $10.0 million (net proceeds of $9.79 million) of preferred capital securities in a pooled institutional placement transaction. These securities were issued through Trust II, a special purpose statutory trust created expressly for the issuance of these securities and investing the proceeds in subordinated debentures of the Corporation. These subordinated debentures are subject to mandatory redemption in the year 2033. The debentures and securities will each be callable by the Corporation or Trust II, as applicable, at their option, five years after the date of issuance. At December 31, 2007, the rate paid on these subordinated debentures, based on three-month LIBOR plus 295 basis points, was 7.86%.

        In 2002, Trust I issued $5.0 million (net proceeds of $4.82 million) of preferred capital securities in a pooled institutional placement transaction. These securities were issued through Trust I, a special purpose statutory trust created expressly for the issuance of these securities and investing the proceeds in junior subordinated debentures of the Corporation. These securities were redeemed by the Corporation on July 7, 2007, and, accordingly, Trust I was dissolved. The redemption of the debentures was coordinated with the $5.0 million Trust III issuance on June 29, 2007. The new issuance bears an interest rate of 3 month LIBOR plus 140 basis points while the redeemed issuance had an interest rate

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE M—SUBORDINATED DEBT (Continued)

of 3 month LIBOR plus 365 basis points. The Corporation recorded a $161 thousand charge to interest expense for accelerated amortization of issuance costs on the redeemed issuance.

        For 2007, 2006, and 2005, interest expense for Trust I, II & III was $1.5 million, $1.3 million and $1.0 million, respectively, with an average interest rate of 9.35%, 8.43%, 6.56%, respectively.

        In March 2005, the Federal Reserve Board adopted a final rule that continues to allow the inclusion of trust preferred securities in Tier I Capital, but with stricter quantitative limits. Under the final rule, after a five-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25% of Tier I Capital elements, net of goodwill. The amount of trust preferred securities and certain other elements in excess of the limit could be included in Tier II Capital, subject to restriction. Based on the final rule, the Corporation includes all of its $15.5 million in trust preferred securities in Tier I Capital.

NOTE N—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

        The Corporation is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risks in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

        The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Unless noted otherwise, the Corporation does not require collateral or other security to support financial instruments with credit risk. The contract amounts are as follows:

(Dollars in thousands)	2007	2006
Financial instruments whose contract amounts represent credit risk
Commitments to extend credit	$193,777	$253,870
Standby letters of credit and financial guarantees written	9,115	12,628

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on Management's credit evaluation.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE N—FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK (Continued)

        Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation holds residential or commercial real estate, accounts receivable, inventory and equipment as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 2007 and 2006, varies up to 100%. Standby letters of credit are collateralized within Management policies. Commercial and standby letters of credit were granted primarily to commercial borrowers.

        Substantially all of the Corporation's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Corporation's primary market area, Chester County, Pennsylvania. Investments in state and municipal securities also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in Note C—Loans. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon Chester County's economy. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

NOTE O—EMPLOYEE BENEFIT PLANS

1.
Qualified

        The Corporation has a qualified deferred salary savings 401(k) plan (the "401(k) Plan") under which the Corporation contributes $0.75 for each $1.00 that an employee contributes, up to the first 5% of the employee's salary. The Corporation's contribution expense was $306 thousand, $340 thousand and $324 thousand in 2007, 2006, and 2005, respectively. The Corporation also has a qualified discretionary contribution pension plan (the "QDCP Plan"). Under the QDCP Plan, the Corporation may make annual contributions into the 401(k) Plan on behalf of each eligible participant in an amount equal to 3% of salary up to $30,000 in salary plus 6% of salary in excess of $30 thousand up to $200 thousand. Contribution expense in 2007, 2006 and 2005 under the QDCP Plan was $512 thousand, $343 thousand and $406 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to approval of the Board of Directors.

2.
Non-Qualified

        The Corporation makes contributions to a non-qualified supplemental benefit retirement plan ("SBRP") equal to 3% of the participant's salary. Participation is limited to senior officers of the Bank. Contribution expense for 2007, 2006 and 2005 under the SBRP was $85 thousand, $72 thousand and $70 thousand, respectively. The Corporation may make additional discretionary employer contributions subject to the approval of the Board of Directors.

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE P—COMMITMENTS, CONTINGENCIES AND GUARANTEES

        Future minimum rental payments are as follow:

(Dollars in thousands)
2008	$1,055
2009	945
2010	875
2011	802
2012	811
Thereafter	4,845

$9,333

        The Corporation leases facilities from a director for which it paid $356 thousand, $182 thousand and $39 thousand during the years ended December 31, 2007, 2006 and 2005, respectively.

        The Corporation has agreements with several of the Corporation's officers that provide for severance payments upon termination of employment under certain circumstances or a change of control as defined.

        The Corporation is involved in certain litigation arising in the ordinary course of business. In the opinion of Management, the outcome of this litigation will not have a significant effect on the accompanying financial statements.

        The Bank currently guarantees to a third party the residual value of equipment that is leased by that third party to our customers. At December 31, 2007 the maximum amount that the Bank may have to pay under these guarantees is $31 thousand. The Bank's leasing department management believes that the probability of payment on these guarantees is remote.

NOTE Q—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY

        Condensed financial information for First Chester County Corporation (Parent Company only) follows:

CONDENSED BALANCE SHEETS

	December 31
(Dollars in thousands)	2007	2006
ASSETS
Cash and cash equivalents	$730	$1,001
Investment securities available for sale, at fair value	2,763	3,730
Investment in subsidiaries	77,957	72,516
Intercompany loan	1,248	1,250
Other assets	1,227	726

Total assets	$83,925	$79,223

LIABILITIES AND STOCKHOLDERS' EQUITY
Subordinated debt	$15,465	$15,465
Other liabilities	481	496
Stockholders' equity	67,979	63,262

Total liabilities and stockholders' equity	$83,925	$79,223

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE Q—CONDENSED FINANCIAL INFORMATION—PARENT COMPANY ONLY (Continued)

CONDENSED STATEMENTS OF INCOME

	Years ended December 31
(Dollars in thousands)	2007	2006	2005
INCOME
Dividends from investment securities	$155	$166	$158
Other income	291	195	276

Total income	446	361	434

EXPENSES
Other expenses	1,986	1,636	1,385

Total expenses	1,986	1,636	1,385

Income before income taxes	(1,540)	(1,275)	(951)
INCOME TAX (BENEFIT)	(524)	(434)	(323)

Income before equity in undistributed income of subsidiaries	(1,016)	(841)	(628)
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARIES	8,685	8,176	7,139

NET INCOME	$7,669	$7,335	$6,511

CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31
(Dollars in thousands)	2007	2006	2005
OPERATING ACTIVITIES
Net income	$7,669	$7,335	$6,511
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Equity in undistributed income of subsidiary	(4,710)	(4,058)	(3,062)
(Increase) decrease in other assets	192	135	(14)
Increase (decrease) in other liabilities	(202)	(250)	258

Net cash provided by operating activities	2,949	3,162	3,693

INVESTING ACTIVITIES
Purchases of investment securities available for sale	(2)	(8)	(3,230)

Net cash used in investing activities	(2)	(8)	(3,230)

FINANCING ACTIVITIES
Dividends paid	(2,808)	(2,786)	(2,665)
Proceeds from issuance of subordinated debt	5,155	—	—
Repayment of subordinated debt	(5,155)	—	—
Net increase (decrease) in treasury stock transactions	(501)	(85)	1,280
Share based compensation tax benefit	91	231	—

Net cash used in financing activities	(3,218)	(2,640)	(1,385)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(271)	514	(922)
Cash and cash equivalents at beginning of year	1,001	487	1,409

Cash and cash equivalents at end of year	$730	$1,001	$487

FIRST CHESTER COUNTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2007, 2006 AND 2005 (Continued)

NOTE R—QUARTERLY FINANCIAL DATA (UNAUDITED)

        A summary of the unaudited quarterly results of operations is as follows:

(Dollars in thousands, except per share)	December 31	September 30	June 30	March 31
2007
Interest income	14,209	14,381	14,323	13,523
Interest expense	6,391	6,390	6,369	5,823

Net interest income	7,818	7,991	7,954	7,700
Net income	1,737	2,777	1,779	1,376
Net income per share (Basic)	0.34	0.54	0.34	0.27
Net Income per share (Diluted)	0.33	0.53	0.34	0.26

(Dollars in thousands, except per share)
2006
Interest income	13,405	13,473	13,064	12,259
Interest expense	5,589	5,422	4,891	4,135

Net interest income	7,816	8,051	8,173	8,124
Net income	1,552	1,856	2,081	1,846
Net income per share (Basic)	0.30	0.36	0.40	0.36
Net Income per share (Diluted)	0.29	0.35	0.40	0.35

PROXY

FIRST CHESTER COUNTY CORPORATION

SPECIAL MEETING OF SHAREHOLDERS,

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF FIRST CHESTER COUNTY CORPORATION

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON             , 2009:  A COPY OF THE PROXY STATEMENT AND ANY ADDITIONAL SOLICITATION MATERIALS PERTAINING TO THE SOLICITATION OF PROXIES FOR THIS SPECIAL MEETING  THAT MAY BE SENT OR PUBLISHED FROM TIME TO TIME ARE OR WILL BE AVAILABLE AT                          .

The undersigned, revoking any contrary proxy previously given, hereby appoints John C. Stoddart and Andrew H. Stump (the “Proxies”), and each of them, jointly and severally, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the Special Meeting of Shareholders of First Chester County Corporation (the “Corporation”) to be held on                   and at any adjournment of such meeting, and to vote, as designated on the reverse side of this proxy card, all shares of the common stock of First Chester County Corporation which the undersigned would be entitled to vote if personally present.  By signing and returning this proxy, the undersigned gives the Proxies discretionary authority regarding any other business which may properly come before the Special Meeting, or any adjournment thereof.  If you wish to attend the Special Meeting and vote in person, please contact the Shareholder Relations Officer at 484-881-4141.

The Board of Directors recommends a vote (1) “FOR” the proposal to amend the Corporation’s Articles of Incorporation to authorize the issuance of 30,000 shares of preferred stock, $0.01 par value per share, which would be issued solely in connection with the Corporation’s participation in the Capital Purchase Program instituted by the U.S. Department of Treasury, and to make a related technical correction, (2) subject to the approval of the foregoing proposal, “FOR” the amendments to the Corporation’s Articles of Incorporation and By-Laws to permit compliance with the terms of the Capital Purchase Program, (3) “FOR” the proposal to amend the Articles of Incorporation and By-Laws to permit the issuance of uncertificated shares, and (4) “FOR” the proposal to adjourn, if necessary, the Special Meeting to a later date.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY

PROMPTLY USING THE ENCLOSED ENVELOPE.

FIRST CHESTER COUNTY CORPORATION

VOTE BY MAIL

Mark, sign and date your proxy card and return it in postage-paid envelope we have provided or return it to John C. Stoddart, First Chester County Corporation, 17 East Market Street, West Chester, PA 19382

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

This proxy will be voted as directed.  If no directions to the contrary are indicated, the Proxies intend to vote “FOR” each of the following proposals.

PROPOSALS:

1.             APPROVAL OF THE AMENDMENTS TO THE CORPORATION’S ARTICLES OF INCORPORATION RELATED TO THE AUTHORIZATION OF 30,000 SHARES OF PREFERRED STOCK, $0.01 PAR VALUE PER SHARE.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

2.             APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BY-LAWS TO PERMIT COMPLIANCE WITH THE TERMS OF THE CAPITAL PURCHASE PROGRAM.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

3              APPROVAL OF THE AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BY-LAWS TO PERMIT THE ISSUANCE OF UNCERTIFICATED SHARES.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

4.             APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

☐ VOTE FOR	☐ VOTE AGAINST	☐ ABSTAIN

5.             OTHER MATTERS – TO VOTE WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as the name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal.  If a partnership, please sign in partnership name by general partner.

Signature	Date

Signature (Joint Owners)	Date